UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) of The Securities Exchange Act of 1934

Metrospaces, Inc.

(Exact name of registrant as specific in its charter)

Delaware	90-0817201
(State of jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

6 St. John’s Lane

New York, NY 10012

(305) 600-0407

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Oscar Brito

6 St. John’s Lane

New York, NY 10012

(305) 600-0407

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tomer Tal, Esq.

New Venture Attorneys, PLC

101 Church Street, Suite 22

Los Gatos, CA 95030

(408) 560-9606

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock, par value $0.000001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Metrospaces, Inc., a Delaware corporation, is filing this General Form for Registration of Securities on Form 10 (this “Registration Statement”) to register its common stock, par value $0.000001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended from time-to-time (the “Exchange Act”). Unless otherwise noted, references in this Registration Statement to “Metrospaces,” the “Company,” “we,” “our,” or “us,” means Metrospaces, Inc. individually or, as the context requires, collectively with its subsidiaries.

Once this Registration Statement becomes effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are plans and predictions based on current expectations, estimates, and projections about our industry, our beliefs, and assumptions. We use words such as “may,” “will,” “could,” “should,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “assume,” and variations of these words and similar expressions to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in the section titled “Risk Factors”. Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. You should not place undue reliance on these forward-looking statements because the matters they describe are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. Over time, our actual results, performance, or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this Registration Statement, which you should carefully review in its entirety, and especially the sections titled Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in other documents that we may file with the Securities and Exchange Commission (the “Commission”) following the effectiveness of this Registration Statement, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this Registration Statement. Additionally, the following discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes included in this Registration Statement. Risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, include the following, without limitation:

●	trends in the real estate industry, the real estate financing industry and the Company’s market size;

●	the Company’s growth prospects;

●	new product and service offerings the Company may introduce in the future;

●	the ability of the Company to implement business plans, forecasts, and other expectations as well as identify and realize additional opportunities;

●	the price of the Company’s securities, including volatility resulting from being traded on the OTC Pink Marketplace, as well as the industry in which the Company operates and plans to operate;

●	an economic downturn which could impair our ability to continue to operate, which could lead to the loss of some or all of our investments;

●	the elevating levels of inflation, and its impact on our portfolio properties and on our business in general;

●	the impact of geopolitical conditions, including the ongoing conflicts between Ukraine and Russia and its impact on financial market volatility, global economic market, and various sectors, industries and markets;

●	social, political, economic and other conditions and events (including natural disasters, epidemics, pandemics and terrorism);

●	uncertainties associated with the continued impact from the COVID-19 pandemic, including its impact on our business prospects and objectives;

●	our future operating results;

●	competition with other entities;

●	adequacy of our financing sources and working capital;

●	loss of key personnel;

●	timing of cash flows, if any, from the operations of our portfolio companies;

●	the effect of legal, tax and regulatory changes; and

●	other risks, uncertainties, and factors we identify under Item 1A, “Risk Factors”, and elsewhere in this Registration Statement, as well as in filings made from time-to-time with the SEC.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This Registration Statement contains references to our trademarks, service marks and trade names and to trademarks, service marks and trade names belonging to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this Registration Statement, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. Except as set forth in this Registration Statement, we do not intend our use or display of other companies’ trade names, service marks or trademarks or any artists’ or other individuals’ names to imply a relationship with, or endorsement or sponsorship of us by, any other companies or persons.

ITEM 1.	BUSINESS.

Business History

Metrospaces, Inc. (the “Company”) was incorporated as Strata Capital Corporation on December 10, 2007, under the laws of the State of Delaware. The company previously acquired land and designed, built, developed and resold condominiums, principally in urban areas in Latin America, alone or together with investors. The Company previously had an operating subsidiary, Urban Spaces, Inc., a Nevada corporation (“Urban Spaces”), which the Company acquired on August 13, 2012. In connection with the acquisition, the Company issued 2,000,000,000 shares of Common Stock to Oscar Brito, who thereby became the Company’s controlling stockholder, and assumed the positions as the Company’s sole director and president. The Company no longer conducts any business under Urban Spaces, and it is treated as a disregarded entity.

The Company changed its name to Metrospaces, Inc. on November 10, 2012. On December 15, 2021, the Company amended its Certificate of Incorporation to provide for 36,200,000,000 authorized shares of common stock ($0.000001 par value), and 10,000,000 authorized shares of preferred stock ($0.000001 par value).

In June 2017, the Company acquired from the majority owner, (“seller”) a fifty one percent (51%) position of theof the ownership units of Etelix, a Miami-based telecommunications provider, in exchange for a $2 million promissory note. In June 2018, Etelix merged with a publicly traded OTC-Listed company, and became IQSTELl, Inc. (OTC:IQST). The company was not able to honor its financial commitments according to the promissory note so on March 20, 2020, the company entered into a settlement agreement with the seller and ended up receiving settling with the seller keep 915,000 common shares of IQST for the work performed and funds paid, while giving back the rest. During the year 2021 and 2022 completely divested these shares and received approximately $700,000 in cash proceeds. Since then, the company has used these proceeds along with new investor funds to transform its business from a high-end residential and boutique hotel developers into a Prop-tech company focused on co-living and crowdfunding of real estate-backed equity and debt participation.

Business Overview

The Company believes that new fintech, IoT and AI solutions can be applied to the real estate industry in a fundamentally transformative way. The Company is currently developing three new technology platforms facilitating rental and segmented property management as well as crowdfunding of real estate properties. The Company seeks to reinvent the real estate industry through innovative IT solutions which solve a broad array of problems in this space. Our products and services utilize AI, fintech and other leading edge technologies to facilitate enhanced end-to-end management and administration, increased transparency, and heightened security property transactions.

As part of the execution and new focus of the company’s new business plan, during 2021 and 2022, the company acquired approximately $5 million in real estate properties, with the intent of using these properties as case studies for it’s prop-tech platform. These properties are comprised of 21 single-family homes in Indianapolis, acquired for the purpose of refurbishing and a portion of them, to rent out under co-living and the rest under traditional rent. Additionally, the company would sell via a registered offering crowdfunding campaign, a portion o fthe equity and/or debt instrument on these properties. The company also acquired an empty lot for the construction of a 4-bedrom and 3 bath townshouse in the ciy of Philadelphia and a 60,000 ft2 office building in the city of Houston. The Philadelphia townhouse would be managed under co-living and the office building would be sold under a to-be-determined crowdfunding campaign. As of December 31, 2022, the company has invested approximately $1 million on the new IT platform. Currently, the company has finished 3 platforms, one for the management of properties under a co-living strategy and 2 specialized property crowdfunding platforms. Lastly, the company made a $200,000 equity investment in the development of a total of 9 vacation villas in Santo Domingo, in the Dominican Republic. This project is called Inifinity View Villas and sits on the mountains of the Loma Linda sector in Santo Domingo. The project is comprised of 9 2 and3BR villas, divided into 3 phases of 3 villas. Phase I has been completed and the company is looking to launch one of its crowdfunding platforms around the sale of a portion of the equity in Phases II and III.

The Company is now acting to merge its world-class real estate development and investment strategy with its cutting edge technology portfolio, developing the Company into a Property-Technology firm. The Company believes that new blockchain, IoT and AI solutions can be applied to the real estate industry in a fundamentally transformative way. The Company is currently developing two new technology platforms facilitating rental transactions and real estate transactions. The Company seeks to reinvent the real estate industry through innovative IT solutions which solve a broad array of problems in this space. Our products and services utilize AI, blockchain and other leading edge technologies to facilitate enhanced end-to-end management and administration, increased transparency, and heightened security property transactions.

Operating Divisions

MetroHouse

The Company has finalized and is live, a new proprietary co-living platform that will connect property owners and renters of signle-rooms as opposed to entire apartments. The platform, called MetroHouse, will allow for third-party property owners to list rental units on a per-room basis, while also offering complete turn-key experiences for renters. Each unit will offer a standardized experience with standardized common areas and bedrooms, charged through a monthly membership fee between $1,000 and $1,800. Each unit will be fully furnished, and will also feature different entertainment and social experiences, such as rooftops and patios. Additionally, MetroHouse offers property owners the option to use curated designs and furnishing layouts for their units, access to vetted and verified prospective renters, and offer additional services to renters.

The platform has already launched with 2 of our single-family homes in Indianapolis and will add another 4 unites in the coming weeks, as the houses are refurbished and furunished. The company expets to have 4 units ready on the platform by the end of 2Q of 2023. As this case study proves itself, we feel it would be reasonable to expect that could have a total of 150 single family homes/apartments under our platform in Indianapolis alone. We have strategic investors and partners in the Indinampolis that have offered verbal express interest in joining our platform once we show case our execution. We expect to also open Philadelphia and Ft. Lauderdale by the end of the year. The platform will offer different types of homes and apartment units, ranging from single family homes to apartment units. The platform will enable property owners to efficiently rent unused rooms, while concurrently allowing renters to find living quarters without entering into long term leases. The MetroHouse platform will be free for renters, while property owners will be charged a service fee to use the platform. Based on comparable market services, property owners can expect to generate 15% to 25% higher income from their properties, while increasing the utilization of unsecured rooms.

The platform will focus on secondary cities, such as Philadelphia, Jacksonville, Houston and other cities with a growing millennial population and high vacancies for homes and bedrooms. Additionally, we expect to expand the platform to international tourist destinations, such as the Dominican Republic. A beta version of MetroHouse was launched in the fourth quarter of 2021, and we are partnering with our IT provider, Shokworks, to further refine and enhance the user experience. The Company plans to conduct the MetroHouse business through its wholly owned subsidiary, MetroHouse, LLC (“MetroHouse”).

MetroCrowd

In addition to MetroHouse, we are developing MetroCrowd, a platform which would allow for real estate developers to “crowdfund”capital for new projects and/or project acquitision. The platform will help give access to retail investors to different properties under simple underwriting strategies. The initial properties we’ll look to list is our portfolio of single-family homes in Indianapolis. The platform will help property owners legally underwrite and perform the sale of equity and/or debt instruments backed by real estate. All crowdfunding campaign will be performed under SEC-compliant legal structures such as registration statements (Regulation A, S-1 etc.) and legal exemptions such as Regulation D to accredited investors. Additionally, all of Metrocrowd’s crowdfunding campaigns will be vetted and approved by a registered securities broker-dealer. The Company is actively working with legal teams, broker dealers to be compliant on its first campaign. Also, the company is using industry-vetted 3rd party service providers to verify Know Your Customer (KYC), Anti-Money Laundering (AML) agencies and Accredited Investor status where applicable. A final n of MetroCrowd is expected to be launched in the beginning third quarter of 2023.

In summary, our service to 3rd party property owners will be facilitate access to capital via SEC-compliant and regulated crowdfunding structure, and our service to investors is to give access to retail investors to dynamically choose real estate strategies or properties in which to invest. We are helping with the democratization of capital to real estate projects, since some of our investment miminums will be as low as $250.

Abode Stays, Inc. (“Abode”)

Abode is a crowdfunding platform for small vacation resorts and villas. The company will crowdfunvacation projects in the $3-7 million range to finance expansions and/or final capital in exotic vacation real estate properties. Abode will crowdfund fractional ownership in real income-producing vacation properties. Each investor will also have special access to events, as well as discounts according to the level of investment of each investor.

Just as with Metrocrowd, Abode will be fully SEC-compliant on its campaign as well as industry-vetted 3rd patry verifiers of Accredited Investor status, KYC, AML requirements etc.

All properties will be branded, managed and operated by Abode with the collaboration of local JV partners. Investors in every property, will have special discounts and access to all other Abode-branded properties.

Abode is commercial ready, however, launch is still being planning. However, we expect Abode to launch by end of April 2023.

Owned Real Estate Portfolio

Infinity View Villas (“IVV”)

On March 23, 2021 the Company entered an agreement to acquire 3-bedroom villas in Infinity View Villas in Loma Linda, the Dominican Republic, which will be marketed to travelers as the tourism industry recovers from the COVID-19 pandemic. Infinity View Villa is comprised of a total of 12 2 and 3BR vacation villas. This villa acquired is part of Phase I which is comprised of 3 villas. This Phase I is finalized and now the company is looking to list the project on its Abode platform to finance the development of Phases II and III..

The Company has additional rights to co-develop three additional villas, where the Company can make investments of up to One Hundred Twenty Thousand Dollars ($120,000) in the development of the properties, in exchange for Sixty Percent (60%) of profits from the sale of the properties. As of the date of this Registration Statement, Phase I (one villa) has been completed, and construction of the remaining two villas is projected to be completed by the end of the third quarter of 2023.

Fishtown, Pennsylvania

MetroHouse owns a 50,000 sqft, fully entitled residential site in Fishtown, Pennsylvania. The site will eventually be developed into a 3-story townhouses, intended for co-living. The townhouses will be managed and operated by MetroHouse. The Company expects to begin development and construction of the townhouses in the third quarter of 2023.

Houston

On August 9, 2021, the Company acquired a 51% stake in a 60,295 square foot office building located in Houston for $3,850,000. The Company will make additional capital investments into the building, and offer both traditional office leases and co-working spaces. Historically, the building has generated Net Operating Income of approximately $469,000 per year.

Indianapolis

On November 21, 2021, the Company acquired six multi-family homes in Indianapolis. Each home consists of two fully furnished units, each having 2 – 3 bedrooms and 1 – 3 bathrooms, with high end finishes and appliances. As of February 14th, 2023, Company owned properties in Indianapolis include:

List of Owned Properties in Indianapolis

Unit	Bedrooms	Bathrooms	Square Footage
1221 Union Street	3	2	1,281
1223 Union Street	3	2	1,281
1322 Union Street	2	1.5	1,181
1324 Union Street	2	1.5	1,181
1326 Union Street	3	3	1,583
1328 Union Street	3	3	1,583
1406 Union Street	3	3	1,347
1408 Union Street	3	3	1,347
1709 Union Street	3	2	1,188
1711 Union Street	2	2	1,188
1730 Union Street	3	1.5	1,332
1732 Union Street	3	1	1,228

These units are in varying stages of renovation, with 6 units currently being used for short and long term rentals. All houses will eventually be fully incorporated in the MetroHouse platform for co-living arrangements.

Offices

The Company rents office spaces located at 6 St. Johns Lane, New York, New York, a 650 square foot facility hosting the Company’s senior executive team and administrative staff. The Company pays approximately $750.00 per month in rent for its offices.

Overview of the Real Estate and Property Technology Market

Property Technology

Property technology (also known as proptech, PropTech, prop-tech, and real estate technology) is the term commonly used to describe any technology for the real estate space. It specifically refers to the application of information technology and platform economics to the real estate industry. Property technology overlaps with financial technology, including uses like online payment and booking systems.

In great part due to the challenges presented by the COVID-19 pandemic, property technology has emerged to meet the demand to originate and conclude transactions without meeting in person. Searching for property, whether it be acquisition, rent, or co-working, the search process can be a difficult process, even with the use of traditional search engines. Property technology enables agents, owners, renters, investors, and others to establish custom parameters such as location, property features, and price tag to filter out unsuitable results and only present options most likely to meet the needs of the interested parties.

Changing Global Market

According to market research provided by the Forbes Real Estate Counsel, the market for commercial real estate at the end of 2021 will continue to grow, due to low lending rates and inflationary pressure. By 2030, the commercial real estate brokerage and management market is expected to reach $424,406.0 million, according to the Global Opportunity Analysis and Industry Forecast, 2021-2030.

Demand for investment properties will continue to rise while property owners will continue to sell due to market demand. Our success depends on a high volume of commercial real estate transactions throughout the markets in which we operate. This transaction volume affects substantially all of the ways that we generate revenue, including our ability to acquire new real estate and generate associated fees and memberships.

Growing Customer Demand

Increasingly, companies are returning to work, but are changing their in-office requirements for employees. Stable companies are likely to renew their leases but additionally engage in acquiring alternative or shared workspaces. Further according to the CBRE EMEA Occupier survey of 2017, thirty percent of the global corporate real estate will be made up of flexible space by 2030. Employees expect high-quality personalized services, with accessibility and flexibility as the two key characteristics for a productive workspace. By continuing to invest in providing cutting edge IT infrastructure and connectivity with flexible opportunities at all of our locations, our customers reap the rewards in their own business ventures.

Impacts of a Global Pandemic

We believe that COVID’s impact on the volume of our transactions depends in part on the potential limitations imposed by governmental authorities on processes and procedures attendant to commercial real estate transactions, such as mask and vaccine mandates for COVID; appraisals, in-person showings and county recordings; as well as the impact of COVID’s overall on the U.S. economy. Further, it is our belief that consumer spending on real estate transactions may be adversely affected by a number of macroeconomic factors related to COVID, including but not limited to:

●	declining wages and increased unemployment;

●	a lack of consumer confidence in the economy and recessionary conditions;

●	stock market volatility and decline coupled with lower yields on investment portfolios; and

●	stringent mortgage financing conditions.

The COVID pandemic has significantly and adversely affected, and may continue to significantly and adversely affect, commercial real estate transaction volume. Beginning in March 2020 through the third quarter of 2021, state and federal governmental authorities have continued to place limitations on in-person activities related to employment and are now limiting in-person employment with continued mask mandates and vaccine mandates.

Consumer Rental Market

Partially because owning a home has become less affordable, the number of single-family homes used as rental properties has increased significantly over the last 10-years. The single-family rental industry has been the fastest-growing segment of the housing market, growing 30% over the last 10-years, compared with 15% for multifamily rentals during that same period. According to the U.S. Census Bureau, there are now approximately 14.8 million single family rental homes in the U.S., representing approximately 10% of all housing units.

Impact of Inflation and Rising Interest Rates

We believe that the direct impact of inflation on our business is largely positive. Rising rents in nominal terms directly lead to higher competition for competitively priced rental units. Rising property values and a tighter lending market have forced more residents to rent rather than buy due to affordability issues.

Competitive Strengths

We believe the Company is uniquely positioned to generate compelling risk-adjusted returns. The Company’s management team has extensive experience in the real estate industry, as well as in the technology sector and development of mobile app platforms. The Company already has an impressive real estate portfolio, and will seek additional opportunities for acquisitions which complement the Company’s move into the property technology market.

Investment Selection

The Company’s CEO, Oscar Brito, will responsible for identifying and sourcing suitable real estate investments and potential company acquisition targets. Mr. Brio will evaluate data gathered through a due diligence process that reviews potential investment and acquisition targets. Upon determining which opportunities represent a good fit for the Company, Mr. Brio will bring those opportunities to the Board for further evaluation and consideration. The Board will make all final determinations regarding investments and acquisitions.

Government Regulations

Our business and properties are subject to state and federal laws that apply to businesses generally, including laws and regulations related to labor relations, taxes, employment, franchise regulations, worker safety and privacy laws. We believe that we are in material compliance with such covenants, laws, ordinances and rules. We also require that our tenants agree to comply with such covenants, laws, ordinances and rules.

We believe we have all material licenses and permits needed to conduct operations and that we are in material compliance with all applicable regulatory requirements. We could, however, incur significant liabilities if we fail to comply with such requirements.

Municipal Regulations and Homeowners’ Associations

Some of our properties are subject to various municipal regulations and orders and county and city ordinances, including without limitation, use, operation and maintenance of our properties. Certain of our properties are subject to the rules of the various HOAs where such properties are located. HOA rules and regulations are commonly referred to as “covenants, conditions and restrictions,” and typically consist of various restrictions or guidelines regarding use and maintenance of the property, including, among others, noise restrictions or guidelines as to how many cars may be parked on the property.

Laws and Regulations Regarding Privacy and Data Protection

We are subject to a variety of laws and regulations that involve matters such as privacy, data protection, content, consumer protection and other matters. We may receive, store and process personal information and other employee, consumer and tenant information. There are numerous federal and state laws, as well as regulations and industry guidelines, regarding privacy and the storing, use, processing and disclosure and protection of personal information, which are subject to differing interpretations. For example, the California Consumer Privacy Act and the Nevada Privacy Law, which took effect in January 2020, establish certain transparency rules and create new data privacy rights for users, including more ability to control how their data is shared with third parties. See “Risk Factors.” Our business is subject to laws and regulations regarding privacy, data protection, consumer protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to our business practices, monetary penalties, or other harm to our business and results of operations, including increased compliance costs.

Fair Housing Act

We are also subject to governmental laws, regulations and covenants that are applicable to our properties or that may be passed in the future, including the Fair Housing Act (“FHA”), affordability covenants, permits, licensing and zoning requirements, all of which may adversely affect our ability to manage customer properties and could adversely affect our growth strategy.

The FHA and its state law counterparts and the regulations promulgated by the United States Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on a variety of bases, including but not limited to prohibiting discrimination on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people in the process of adopting a child or securing custody of children under the age of 18), disability or, in some states, financial capability. We train our associates on a regular basis regarding such laws and regulations and we believe that our properties and practices are in compliance with the FHA and other such regulations.

Tenant Relief Laws

We are also subject to tenant relief laws, including laws regulating evictions, rent control laws and other regulations that limit our customer’s ability to increase rental rates all of which may negatively impact our property management income and profitability. Further, continued federal, state and local implementation and use of moratoriums on residential evictions could also negatively impact property management income and profitability.

Competition

We face competition from different sources, such as traditional real estate brokers, and online and mobile software application providers in the commercial and residential real estate industry. In addition, owners of single family rental properties may decide to manage their property themselves without the use of a platform or application to locate renters. Real estate portfolio management software solutions and real estate lease management and administration software solutions may also provide management alternatives. However, we believe that our market knowledge in our markets and our technology will provide us with competitive advantages. Further, we have benefited from increases in long-term demand due to factors including renters’ decisions to leave large city centers for secondary markets. Further, a result of the COVID-19 pandemic is that work-from-home has driven further demand as employees may feel less need to live near large city centers.

Additional competitors (including companies which could have greater financial resources and greater access to data, financial, product development, technical, analytic or marketing resources than we do) may enter a market and competition may intensify. A company which already had or has a presence in the residential real estate industry could use its resources to expand into the rental market. While we believe that we have successfully differentiated ourselves from existing competitors, current or future competitors could materially harm our business. We may also enter markets where incumbent players have greater name recognition and resources, creating challenges as we work to expand.

Intellectual Property and Technology

As of the date of this Registration Statement, we have one service mark for “Metrospaces.”

Growth Strategy

We’ll be targeting new JV partnerhips with established real estate firms. As we are able to develop our ability to market our crowdfunding strategy, we’ll focus on bridging crowdfunding capital with established real estate developers, investors etc. In the Indianapolis area, our direct investors and associates manage up to 700 single-family homes that can be repositioned as co-living as well crowdfunded to equity and debt investors. On th co-living side, our plan is to open up operations in Philadelphia and Ft. Lauderdale before the end o 2Q 2023 and likely an additional 3-4 cities, including an international city, most likely Madrid.

Seasonality

Our business is not subject to seasonality.

Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company”, these exemptions will continue to be available to us.

Research and Development

Our research and development expenses for the years ended December 31, 2021 and 2020 totaled $[●] and $[●], respectively, and for the nine-month periods ended September 30, 2022 and 2021 totaled $0 and $0, respectively, and relate to the development of our products. None of these costs was borne directly by our customers.

Employees

As of February 13, 2023, we have approximately two full-time employees. None of our employees are covered by any collective bargaining agreements and we have never experienced a major work stoppage, strike, or dispute. We consider our relationship with our employees to be outstanding.

Taxation

We have elected to be taxed as a subchapter C corporation, and, as such, are required to pay federal income tax at the corporate tax rates on our taxable income.

Going Concern

We are dependent upon the receipt of capital investment and other financing to fund our ongoing operations and to execute our business plan. If continued funding and capital resources are unavailable at reasonable terms, we may not be able to implement our plan of operations. We may be required to obtain alternative or additional financing, from financial institutions or otherwise, in order to maintain and expand our existing operations. The failure by us to obtain such financing would have a material adverse effect upon our business, financial condition and results of operations.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent registered public accounting firm has included an explanatory paragraph in their report in our audited financial statements for the fiscal years ended December 31, 2021 and 2020 to the effect that our losses from operations and our negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that the financial statements are issued. We may be required to cease operations which could result in our stockholders losing all or almost all of their investment.

Company Information

The address of our principal executive offices is 6 St. Johns Lane, New York, New York, Our telephone number is (305) 600-0407. Our website address is www.metrospaces.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

Reports to Security Holders

We are not currently required to file periodic reports with the Commission, nor are we required to deliver an annual report to our stockholders. However, in compliance with OTC Markets Group Inc. (the “OTCM”) Alternative Reporting Standards, we file alternate annual and interim reports, all of which can be found on the disclosure tab of our company profile on the OTCM’s website at https://www.otcmarkets.com/stock/MSPC/disclosure.

Once this Registration Statement is deemed effective, we will be subject to requirements of Section 13(a) under the Exchange Act, which will require us to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers registering securities pursuant to Section 12(g) of the Exchange Act.

You may read and copy this Registration Statement and any future reports we file with the Commission free of charge through the Commission’s website at www.sec.gov. You may obtain further information about us on our website at www.metrospaces.com.

 Item 1A. Risk Factors.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this Registration Statement or in any other documents incorporated by reference into this Registration Statement, in light of your particular investment objectives and financial circumstances. Moreover, the risks so described are not the only risks we face. Additional risks not presently known to us or that we currently perceive as immaterial may ultimately prove more significant than expected and impair our business operations. Any of these risks could adversely affect our business, financial condition, results of operations, or prospects. The quoted price of the Common Stock could decline due to any of these risks and you may lose all or part of your investment.

Risks Related to Our Business and Operations

We have a limited operating history on which to judge our new business prospects and management.

We commenced operations in the commercial and residential real estate industry in early 2017. Accordingly, we have only a limited operating history upon which to have to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that we will achieve or sustain profitability. Our prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapid evolving markets. We cannot assure you that we will successfully address any of these risks.

Our financial status creates doubt about whether we will continue as a going concern.

Our net loss of $4,384,423 for the nine months ended September 30, 2022, resulted from $2236,336 in general and administrative expenses, $906,772 in interest expenses and a $1,081,370 loss in the fair value of our derivatives. Additionally, we had revenues of $223,977 for the nine months ended September 30, 2022. Furthermore, as of September 30, 2022, we had total liabilities of $13,007,025, including $6,302,055 in Notes Payable and $1,487,516 in Convertible Notes Payable. As of September 30, 2022, we had $79 in cash and cash equivalents with which to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to expand our product line and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Common Stock to decline, resulting in a significant or complete loss of your investment.

Our independent registered public accounting firm’s reports for the fiscal years ended December 31, 2021 and 2020 have raised substantial doubt as to our ability to continue as a “going concern.”

Our independent registered public accounting firm indicated in its reports on our audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020 that there is substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that the financial statements have been prepared assuming we will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result if we do not continue as a going concern. Therefore, you should not rely on our consolidated balance sheet as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation. The presence of the going concern note to our financial statements may have an adverse impact on the relationships we are developing and plan to develop with third parties as we continue the commercialization of our products and could make it challenging and difficult for us to raise additional financing, all of which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

We have limited capital resources. To date, we have financed our operations through a mix of equity and debt investments by investors, and we expect to continue to do so in the foreseeable future. Our ability to continue our normal and planned operations, to grow our business, and to compete in our industry will depend on the availability of adequate capital.

We cannot assure you that we will be able to obtain additional funding from those or other sources when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then-existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of additional indebtedness, we would likely become subject to further covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our then-existing stockholders. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce, or eliminate development of new products or future marketing efforts, or reduce or discontinue our operations. Any of these events could significantly harm our business, financial condition, and prospects.

We are employing a business model with a limited track record, which may make our business difficult to evaluate.

Until recently, the market for leasing of single-family residences on a per room basis for a term longer than a vacation term was very small. Our business strategy involves assisting owners of single-family rental properties in leasing, managing and buying and selling these properties. This market is relatively new, and we are unaware of any other companies with a track record in this business which might assist us in predicting whether our business model and investment strategy can be implemented and sustained over an extended period of time. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. We may encounter unanticipated problems as we continue to refine our business model, which may adversely affect our results of operations and cause our stock price to decline significantly.

The Company’s failure to identify and complete accretive acquisitions may adversely affect the profitability of the Company.

The Company’s business strategy includes identifying and completing accretive rental properties acquisitions. The Company will compete with other investors who are engaged in the acquisition of rental properties, and these competitors may affect the supply/demand dynamics and may increase the price the Company must pay for the properties it seeks to acquire, and these competitors may succeed in acquiring those properties. Any delay or failure on the Company’s part to identify, negotiate, finance on favorable terms, consummate and integrate such acquisitions could materially impede the Company’s growth. The Company may also incur costs that it cannot recover if it abandons a potential acquisition. If the Company does not reinvest proceeds received from rental property dispositions timely, it could result in lower income. The Company’s profitability may also suffer because future acquisitions of rental properties may not yield the returns the Company expects, and the integration of such acquisitions may cause disruptions in the Company’s business and to management or may take longer than projected.

Renovations and capital improvements may reduce the Company’s profitability.

If the Company is able to acquire rental properties, the Company will likely have ongoing needs for renovations and capital improvements to maintain them. In addition, from time to time, the Company will need to make renovations and capital improvements to comply with applicable laws and regulations, to remain competitive with other rental properties and to maintain their economic value. The costs of capital improvements the Company may need or choose to make could reduce the funds available for other purposes and may reduce the Company’s profitability.

If we do not innovate and provide products and services that are attractive to our users and to our advertisers, our business could be harmed.

Our success depends on our continued innovation to provide products and services that make our website and mobile applications useful for consumers and real estate and mortgage professionals and attractive to our advertisers. As a result, we must continually invest significant resources in research and development in order to improve the attractiveness and comprehensiveness of our products and services and effectively incorporate new Internet and mobile technologies into them. If we are unable to provide products and services that users, including real estate professionals, want to use, then users may become dissatisfied and use competitors’ websites and mobile applications. If we are unable to continue offering innovative products and services, we may be unable to attract additional users and advertisers or retain our current users and advertisers, which could harm our business, results of operations and financial condition.

Real estate impairment losses may adversely affect the Company’s financial condition and results of operations.

As a result of changes in an individual rental property’s operating results or to the Company’s planned hold period for a particular property, the Company may be required to record an impairment loss for a given property it acquires. The Company plans to analyze any rental property it acquires individually for indicators of impairment throughout the year. The Company plans to record impairment losses on a property if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective property over its estimated remaining useful life, based on historical and industry data, is less than the property’s carrying amount. Indicators of impairment include, but are not limited to, a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable.

The Company’s inability to obtain financing on favorable terms or pay amounts due on its financing may adversely affect the Company’s operating results.

The Company anticipates using financing to acquire properties and perform renovations to its properties. The credit markets have historically been volatile and subject to increased regulation in recent years, and as a result, the Company may not be able to obtain debt financing to meet its cash requirements, including refinancing any scheduled debt maturities, which may adversely affect its ability to execute its business strategy. If the Company refinances debt, such refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced. If the Company is unable to refinance its debt, it may be forced to dispose of rental properties or issue equity at inopportune times or on disadvantageous terms, which could result in higher costs of capital.

Technology will likely be used in any future rental property operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

The Company plans to rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Some of the information technology will likely be purchased from third party vendors, on whom the systems depend. The Company plans to rely on commercially available and internally developed systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information, such as individually identifiable information, including information relating to financial accounts. It is possible that the safety and security measures taken will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt operations, damage reputation, subject the Company to liability claims or regulatory penalties and could have a material adverse effect on the business, financial condition and results of operations of the Company.

The occurrence of a disaster, such as a cyber-attack against us or against a third-party that has access to our data or networks, a natural catastrophe, an industrial accident, failure of our disaster recovery systems, or consequential employee or vendor error, could have an adverse effect on our ability to communicate or conduct business, negatively impacting our operations and financial condition.

Despite our implementation of a variety of security measures, our computer systems, networks, and data, like those of other companies, could be subject to cyber-attacks and unauthorized access, use, alteration, or destruction, such as from physical and electronic break-ins or unauthorized tampering, malware and computer virus attacks, or system failures and disruptions. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary, and other information processed, stored in, and transmitted through our computer systems and networks. Such an attack could cause, among other adverse effects, interruptions or malfunctions in our operations, misstated or unreliable financial data, misappropriation of assets, liability for stolen information, any of which could result in financial losses, litigation, regulatory penalties, client dissatisfaction or loss, reputational damage, and increased costs associated with mitigation of damages and remediation.

Third parties with which we do business (including vendors that provide us with services) may also be sources of cybersecurity or other technological risks. We outsource certain functions and these relationships allow for the storage and processing of our information, as well as client, counterparty, employee and borrower information. Cybersecurity failures or breaches by service providers also have the ability to cause disruptions and impact business operations, potentially resulting in financial losses, violations of applicable privacy and other laws, regulatory fines, penalties, reputation damages, reimbursement of other compensation costs, or additional compliance costs. While we engage in actions to reduce our exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure or destruction of data, or other cybersecurity incidents that affects our data, resulting in increased costs and other consequences, as described above. The Company has implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions but these measures, as well as the Company’s increased awareness of the nature and extent of a risk of a cyber-incident, may be ineffective and do not guarantee that a cyber-incident will not occur or that the Company’s financial results, operations or confidential information will not be negatively impacted by a cybersecurity or cyber intrusion incident. Substantial costs may be incurred in order to prevent any cyber incidents in the future.

Privacy and information security laws and regulation changes (including any regulations to report material cybersecurity incidents adopted by the SEC), and compliance with those changes, may result in cost increases due to system changes and the development of new administrative processes. In addition, we may be required to expend significant additional resources to modify our protective measures and to investigate and remediate vulnerabilities or other exposures arising from operational and security risks.

Our service providers could be impacted by restrictions enacted by governments in response to COVID-19, which are obstructing the regular functioning of business workforces (including requiring employees to work from external locations and their homes). Accordingly, the risks described above are heightened under current conditions.

Potential losses not covered by insurance may adversely affect the Company’s financial condition.

The Company plans to maintain comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to any rental property it acquires. These policies would offer coverage features and insured limits that the Company believes are customary for similar types of properties. There are no assurances that any such coverage will be available or at reasonable rates in the future. Also, various types of catastrophic losses, like earthquakes, hurricanes, or certain types of terrorism, may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. Additionally, although the Company may be insured for a particular loss, the Company is not insured against the impact a catastrophic event may have on the industry as a whole. There also can be risks such as certain environmental hazards that may be deemed to fall outside of the coverage. In the event of a substantial loss, the Company’s insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose all or a portion of the capital it has invested in a rental property, as well as the anticipated future revenue from each property. In that event, the Company might nevertheless remain obligated for any mortgage debt or other financial obligations related to the rental property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also prevent the Company from using insurance proceeds to replace or renovate a property after it has been damaged or destroyed. The Company also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that the Company believes to be covered under its policy. Under those circumstances, the insurance proceeds the Company would receive might be inadequate to restore its economic position in the damaged or destroyed rental property, which would have a material adverse effect on the Company’s financial condition and results of operations.

The Company may incur significant costs complying with various regulatory requirements, which could materially and adversely affect the Company.

The Company and any rental properties it acquires will be subject to various national and local regulatory requirements. These requirements are likely to be wide-ranging and include among others, state and local fire and life safety requirements, federal laws such as the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder and the Sarbanes-Oxley Act of 2002. Liability and costs associated with complying with these requirements are and could be material. If the Company fails to comply with these various requirements, it could incur governmental fines or private damage awards. In addition, existing requirements could change and future requirements might require the Company to make significant unanticipated expenditures, which could materially and adversely affect the Company.

If we experience significant growth in the future, such growth may be difficult to sustain and may place significant demands on our administrative, operational and financial resources.

If we experience significant growth in the future, such growth could place additional demands on our resources and increase our expenses, as we will have to commit additional management, operational and financial resources to maintain appropriate operational and financial systems to adequately support expansion. There can be no assurance we will be able to manage our expanding operations effectively or we will be able to maintain or accelerate our growth, and any failure to do so could adversely affect our ability to generate revenue and control our expenses, which could adversely affect our business, financial condition and results of operations.

Moreover, we may have to delay, alter or eliminate the implementation of certain aspects of our growth strategy due to events beyond our control, including, but not limited to, changes in general economic conditions and commercial real estate market conditions. Such delays or changes to our growth strategy may adversely affect our business.

Any future regulatory changes could result in the imposition of significant restrictions on our ability to do business.

Changes to the laws and regulations, and interpretations and enforcement of such laws and regulations, that govern the conduct of our business could adversely affect our operations and profitability. In addition, legislation and other regulatory initiatives taken or which may be taken in response to conditions in the financial markets, global supervision and other factors may lead to additional regulation of the insurance industry in the coming years. Such changes could increase our regulatory and compliance burden, resulting in increased costs, or limit the type, amount or structure of compensation arrangements into which we may enter with certain of our associates, which could negatively impact our ability to compete with other companies in recruiting and retaining key personnel. Changes in regulatory approval processes, rules and other dynamics in the regulatory process could adversely impact our ability to react to such changing conditions. We cannot predict what proposals may be made, what legislation or regulations may be introduced or enacted, or what impact any future legislation or regulations may have on our business, results of operations and financial condition.

The COVID-19 pandemic could have a material adverse impact on our business, results of operations, and financial condition. In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. In January 2020, the WHO declared the COVID-19 outbreak a “Public Health Emergency of International Concern.” This worldwide outbreak has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses and facilities. These restrictions, and future prevention and mitigation measures, have had an adverse impact on global economic conditions and are likely to have an adverse impact on consumer confidence and spending, which could materially adversely affect the supply of, as well as the demand for, our products and services. Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil, which could also negatively impact our business, financial condition, and cash flow.

There is significant uncertainty in lessor retention, their ability to pay rent, and new actions enacted by federal and state governments preventing tenant evictions. Changing consumer preferences, and housing and work needs pose a significant risk to real estate developers and property owners. A significant percentage of people living in large urban areas, including those where we develop, own and operate properties, relocated to suburban and rural areas, which pose a significant risk to our ability to find lessors. Furthermore, high unemployment caused by the COVID-19 pandemic may affect our ability to collect rent or willing buyers for our properties. Lastly, various federal, state and local acts aimed at protecting renters, including moratorium on evictions, may have an adverse effect on our business.

The extent of the effect of COVID-19 on our operational and financial performance will depend on future developments, including the duration, spread, and intensity of the outbreak, all of which remain uncertain and difficult to predict, considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business. However, as the pandemic has continued for a prolonged period, it has had a material adverse effect on our business, results of operations, financial condition, and cash flow and could adversely impact the quoted price of our Common Stock on the OTC.

There may be unknown risks inherent in our acquisitions of properties which could result in a material adverse effect on our business.

We will conduct due diligence with respect to any acquisition we undertake, but we may not be aware of all of the risks associated with any of the acquisitions. Any discovery of adverse information concerning any of these acquisitions could have a material adverse effect on our business, financial condition and results of operations. While we may be entitled to seek indemnification in certain circumstances, successfully asserting indemnification or enforcing such indemnification could be costly and time consuming or may not be successful at all.

Investors may lose their entire investment if we fail to implement our business plan.

We have a minimal demonstrable operations record on which you can evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. These risks include, without limitation, competition, the absence of ongoing revenue streams, a competitive market environment, and lack of brand recognition. If we fail to implement and create a base of operations for our proposed business, we may be forced to cease operations, in which case investors may lose their entire investment.

Economic recessions or downturns could impair our real estate investments and harm our operating results.

In an economic downturn, we may have non-performing assets or non-performing assets may increase, and the value of our portfolio is likely to decrease during these periods. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us on terms we deem acceptable. These events could prevent us from increasing investments and harm our operating results.

Terrorist attacks, acts of war, natural disasters, epidemics, pandemics (such as the COVID-19 pandemic), conflicts, social unrest and other social, political and economic conditions may disrupt our operations.

Such acts have created, and continue to create, economic and political uncertainties and have contributed to recent global economic instability. Future terrorist activities, military or security operations, natural disasters, pandemics (including other variants of COVID-19) could further weaken the domestic/global economies and create additional uncertainties, which may negatively impact our business, operating results and financial condition. Losses from terrorist attacks and natural disasters are generally uninsurable.

In late February 2022, Russia launched a large scale military attack on Ukraine. The invasion significantly amplified already existing geopolitical tensions among Russia, Ukraine, Europe, NATO and the West, including the United States. In response to the military action by Russia, various countries, including the United States, the United Kingdom, and European Union, issued broad-ranging economic sanctions against Russia. Such sanctions included, among other things, a prohibition on doing business with certain Russian companies, large financial institutions, officials and oligarchs; a commitment by certain countries and the European Union to remove selected Russian banks from the Society for Worldwide Interbank Financial Telecommunications (“SWIFT”), the electronic banking network that connects banks globally; and restrictive measures to prevent the Russian Central Bank from undermining the impact of the sanctions. Additional sanctions may be imposed in the future. Such sanctions (and any future sanctions) and other actions against Russia may adversely impact, among other things, the Russian economy and various sectors of the economy, including but not limited to, financials, energy, metals and mining, engineering and defense and defense-related materials sectors; result in a decline in the value and liquidity of Russian securities; result in boycotts, tariffs, and purchasing and financing restrictions on Russia’s government, companies and certain individuals; weaken the value of the ruble; downgrade the country’s credit rating; freeze Russian securities and/or funds invested in prohibited assets and impair the ability to trade in Russian securities and/or other assets; and have other adverse consequences on the Russian government, economy, companies and region. Further, several large corporations and U.S. states have announced plans to divest interests or otherwise curtail business dealings with certain Russian businesses.

The ramifications of the hostilities and sanctions, however, may not be limited to Russia and Russian companies but may spill over to and negatively impact other regional and global economic markets (including Europe and the United States), companies in other countries (particularly those that have done business with Russia) and on various sectors, industries and markets for securities and commodities globally, such as oil and natural gas. Accordingly, the actions discussed above and the potential for a wider conflict could increase financial market volatility, cause severe negative effects on regional and global economic markets, industries, and companies and have a negative effect on the Company’s investments and performance. In addition, Russia may take retaliatory actions and other countermeasures, including cyberattacks and espionage against other countries and companies around the world, which may negatively impact such countries and the Company. The extent and duration of the military action or future escalation of such hostilities, the extent and impact of existing and future sanctions, market disruptions and volatility, and the result of any diplomatic negotiations cannot be predicted. These and any related events could have a significant impact on the Company’s performance and the value of an investment in the Company.

Risks Related to the Real Estate Industry

Our success depends on general economic conditions, the health of the U.S. real estate industry generally, and risks generally incident to the ownership and leasing of single-family residential real estate, and our business may be negatively impacted by economic and industry downturns, including seasonal and cyclical trends, and volatility in the single-family residential real estate lease market.

Our success is impacted, directly and indirectly, by general economic conditions, the health of the U.S. real estate industry, and risks generally incident to the ownership and leasing of residential real estate, many of which are beyond our control. Our business could be harmed by a number of factors that could impact the conditions of the U.S. real estate industry, including:

●	a period of slow economic growth or recessionary conditions;

●	volatility in the residential real estate industry;

●	insufficient or excessive single-family home inventory levels by market or price points;

●	increasing mortgage rates and down payment requirements or constraints on the availability of mortgage financing;

●	a low level of consumer confidence in the economy or the single-family residential real estate market due to macroeconomic events domestically or internationally;

●	weak credit markets;

●	instability of financial institutions;

●	legislative or regulatory changes (including changes in regulatory interpretations or regulatory practices) that would adversely impact the single-family residential real estate market as well as federal and/or state income tax changes and other tax reform affecting real estate and/or real estate transactions;

●	insufficient or excessive regional single-family home inventory levels;

●	high levels of foreclosure activity, including but not limited to the release of homes already held for sale by financial institutions;

●	adverse changes in local, regional, or national economic conditions;

●	the inability or unwillingness of consumers to enter into single-family residential lease transactions;

●	a decrease in the affordability of homes including the impact of rising mortgage rates, home price appreciation and wage stagnation or wage increases that do not keep pace with inflation;

●	increasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership; and

●	natural disasters, such as hurricanes, earthquakes and other events (including pandemics and epidemics) that disrupt local or regional real estate markets.

Our investments are and will continue to be concentrated in our existing and target markets and in the single-family residential leasing sector of the real estate industry. A downturn or slowdown in the rental demand for single-family housing caused by adverse economic, regulatory, or environmental conditions, or other events, in our markets may have a greater impact on our operating results than if we had more fully diversified portfolio of customers and properties.

In addition to general, regional, national, and international economic conditions, our operating performance will be impacted by the economic conditions in our markets. We base a substantial part of our business plan on our belief that desirability of owning and leasing single-family properties in our markets will continue to improve over the near to intermediate term. However, certain of these markets have experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. We can provide no assurance as to the extent property values leasing rates and operating fundamentals in these markets will improve, if at all. If an economic downturn in these markets occurs or if we fail to accurately predict the timing of economic improvement in these markets, the value of our properties could decline and our ability to execute our business plan may be adversely affected to a greater extent than if we provided services to a different real estate portfolio, which could adversely affect our financial condition, operating results and cause the value of our common stock to decline.

Leasing fraud could adversely affect our business, financial condition, and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as leasing fraud. As we make more of our services available over the internet, we subject ourselves to new types of leasing fraud risk. We use a variety of tools to protect against fraud; however, these tools may not always be successful. Allegations of fraud may result in fines, settlements, litigation expenses, and reputational damage.

Our business will depend on tenants meeting their lease obligations and renewing their leases. Poor tenant selection, defaults, and non-renewals by tenants may adversely affect our reputation and financial performance.

A substantial portion of our income will be derived from rental income from residents. As a result, our success depends in large part upon our ability to attract and retain qualified tenants. Our reputation and financial performance would be adversely affected if a significant number of tenants fail to meet their lease obligations or fail to renew their leases. For example, residents may default on rent payments, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, use properties for illegal purposes, damage or make unauthorized structural changes to properties that are not covered by security deposits, refuse to leave the property upon termination of the lease, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors, or eyesores, fail to comply with Home Owner Association (“HOA”) regulations, sublet to less desirable individuals in violation of our lease, or permit unauthorized persons to live with them. Additionally, the COVID-19 outbreak, as well as continuing measures taken by governmental authorities and private actors to limit the spread of this virus or mitigate its impact, interfere with the ability of some of residents to meet their lease obligations and make their rent payments on time or at all. Furthermore, entities directed by, or notionally affiliated with, the federal government as well as some state and local jurisdictions across the United States have from time to time imposed temporary eviction moratoriums if certain criteria are met by residents, which allows residents to defer missed rent payments without incurring late fees, and in certain cases prohibit rent increases. Jurisdictions and other local and national authorities may expand or extend measures imposing restrictions on our ability to enforce residents’ contractual rental obligations and limiting our ability to increase rents.

Tenant and customer feedback in online sources (e.g., Yelp, Google, etc.) in this industry is often negative and, as we continue to grow our presence in the market, could adversely impact customer and tenant acquisition as well as our stock price.

We may be the subject of negative social media posts, blogs, and other forums, thereby creating negative publicity. As a result, some customers may refrained from using our services, and some tenants may refrain from using our platform, which could materially and adversely affect our business, results of operations, and financial condition.

We will rely on our tenants to provide trustworthy reviews and ratings that our tenants may rely upon to help decide whether or not to use our services. If our tenants do not leave reliable reviews and ratings, other potential tenants may disregard those reviews and ratings, and our systems that use reviews and ratings to enforce quality standards would be less effective, which could reduce trust within our community and damage our brand and reputation, and could materially and adversely affect our business, results of operations, and financial condition.

We may not be able to compete successfully against existing or future competitors, which could harm our business, results of operations and financial condition.

We will compete to attract tenants and customers who use our platform. Our competitors may have greater brand recognition or more direct sales personnel than we have and may generate more web traffic than we do, which may provide them with competitive advantages. To compete successfully, we must continue to invest resources in developing our platform and proving the effectiveness and relevance of our services. Pressure from competitors seeking to acquire a greater share of our tenant and customer market share could adversely affect our pricing and margins, lower our revenue and increase our research and development and marketing expenses. If we are unable to compete successfully against our existing or future competitors, our business, results of operations or financial condition could be adversely affected.

The US residential and commercial real estate industry is seasonal and cyclical, and we are adversely affected by industry downturns.

Our success depends largely on the health of the US residential and commercial real estate industry, which is seasonal, cyclical and affected by changes in general economic conditions beyond our control. Any of the following macroeconomic factors could adversely affect demand for residential and commercial real estate, resulting in falling property prices and will ultimately harm our business:

●	increased interest rates;

●	increased unemployment rates or stagnant or declining wages;

●	slow economic growth or recessionary conditions;

●	weak credit markets;

●	low consumer confidence in the economy or the U.S. residential real estate industry;

●	adverse changes in local or regional economic conditions in the markets that we serve;

●	fluctuations in local and regional home inventory levels;

●	constraints on the availability of mortgage financing, enhanced mortgage underwriting standards, or increased down payment requirements;

●	federal and state legislative, tax or regulatory changes that would adversely affect the U.S. residential real estate industry, including potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the mortgage market, and limitations on the deductions of certain mortgage interest expenses;

●	increases in the exchange rate for the U.S. dollar compared to foreign currencies, causing U.S. real estate to be more expensive for foreign purchasers;

●	foreign regulatory changes or capital controls that would make it more difficult for foreign purchasers to withdraw capital from their home countries or purchase and hold U.S. real estate;

●	strength of financial institutions;

●	high levels of foreclosure activity in particular markets;

●	a decrease in home ownership rates;

●	political uncertainty relating to the new presidential administration; or

●	acts of nature, such as hurricanes, earthquakes, and other natural disasters, as well as adverse environmental and climate changes that disrupt the local or regional real estate markets we serve.

Competition in the markets where the Company may own rental properties may adversely affect the Company’s results of operations.

The rental property industry is highly competitive. Any rental properties we are able to acquire will compete for tenants in its immediate vicinity. The rental properties will also compete with alternative lodging services, such as HomeAway and Airbnb, which operate websites that market available furnished, privately-owned residential properties. An increase in the number of competitive hotels, vacation ownership resorts and alternative lodging arrangements in a particular area could have a material adverse effect on the occupancy and ADR (Average Daily Rate) of the Company’s rental properties in that area.

Risks Related to Environmental, Social, and Governance Issues

Climate change, related legislative and regulatory responses to climate change, and the transition to a lower carbon economy may adversely affect our business.

There is increasing concern that a gradual rise in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe, an increase in the frequency, severity, and duration of extreme weather conditions and natural disasters, and water scarcity and poor water quality. These events could also compound adverse economic conditions. To the extent that significant changes in the climate occur in areas where our properties are located, we may experience extreme weather and/or changes in precipitation and temperature, all of which may result in physical damage to, or a decrease in demand for, properties located in these areas or affected by these conditions and our financial condition or results of operations could be adversely affected. In addition, changes in federal, state, and local legislation and regulation based on concerns about climate change, including regulations aimed at limiting greenhouse gas emissions and the implementation of “green” building codes, could result in increased capital expenditures on our properties (for example, to improve their energy efficiency and/or resistance to inclement weather) without a corresponding increase in revenue, resulting in a decreased desirability of owning investment properties. Any assessment of the potential impact of future climate change legislation, regulations, or industry standards, as well as any international treaties and accords, is uncertain given the wide scope of potential regulatory change.

We are subject to risks from natural disasters such as earthquakes and severe weather (the frequency and severity of which may be impacted by climate change), which may include more frequent or severe storms, extreme temperatures and ambient temperature increases, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

Natural disasters, severe weather such as earthquakes, tornadoes, wind, or floods, and wildfires may result in significant damage to our customers’ properties. The extent of casualty losses and loss of income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. Additional consequences of severe weather could include increased insurance premiums and deductibles or a decrease in the availability of coverage.

Environmentally hazardous conditions could potentially adversely affect us.

Under various federal, state, and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources, or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with our ownership of properties, we could be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements, or of remediating any contaminated property could materially and adversely affect us.

We are subject to increasing scrutiny from investors and others regarding our environmental, social, governance, or sustainability, responsibilities, which could result in additional costs or risks and adversely impact our reputation, associate retention, and ability to raise capital from such investors.

Investor advocacy groups, certain institutional investors, investment funds, other market participants, and stakeholders have focused increasingly on the Environmental, Social and Governance (“ESG” or “sustainability”) practices of companies, including those associated with climate change. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet investor or other industry stakeholder expectations and standards, which continue to evolve, our reputation and associate retention may be negatively impacted based on an assessment of our ESG practices. Any sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, associate health and safety practices, human capital management, product quality, supply chain management, and workforce inclusion and diversity. It is possible that stakeholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. In addition, investors may decide to refrain from investing in us as a result of their assessment of our approach to and consideration of the ESG factors.

Risks Relating to Our Common Stock

The market price of our Common Stock may fluctuate significantly, which could negatively affect us and the holders of our Common Stock.

The trading price of our Common Stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our Common Stock could decrease, perhaps significantly. Other factors that may affect the market price of our Common Stock include:

●	volatility in the trading markets generally and in our particular market segment;

●	limited trading of our Common Stock;

●	actual or anticipated fluctuations in our results of operations;

●	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

●	announcements regarding our business or the business of our customers or competitors;

●	changes in accounting standards, policies, guidelines, interpretations, or principles;

●	actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

●	developments or disputes concerning our intellectual property or our offerings, or third-party proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	any major change in our board of directors (“Board”) or management;

●	sales of shares of our Common Stock by us or by our stockholders;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

Statements of, or changes in, opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our Common Stock. In addition, the stock market as a whole, as well as our particular market segment, has from time to time experienced extreme price and volume fluctuations, which may affect the market price for the securities of many companies, and which often have appeared unrelated to the operating performance of such companies. Any of these factors could negatively affect our stockholders’ ability to sell their shares of Common Stock at the time and price they desire.

We may issue additional shares of Common Stock or preferred stock in the future, which could cause significant dilution to all stockholders.

We are authorized to issue up to 36,200,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.000001 per share, of which 28,612,513,511 shares of Common Stock and 1,150,000 shares of Series B Preferred Stock, 0 shares of Series C Preferred Stock, 590 shares of Series D Preferred Stock, 0 shares of Series E Preferred Stock, 5,556 shares of Series F Preferred Stock, and 0 shares of Series Z Preferred Stock are currently issued and outstanding as of February 13, 2023. The number of shares of Common Stock issued and outstanding excludes the shares of Common Stock underlying the shares of Series B Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series Z Preferred Stock and shares underlying Common Stock purchase warrants. We expect to seek additional financing in order to provide working capital to our business or may issue additional shares of Common Stock as compensation. Our Board has the power to issue any or all of such authorized but unissued shares of our Common Stock at any price and, in respect of the preferred stock, at any price and with any attributes, our Board considers sufficient, without stockholder approval. The issuance of additional shares of Common Stock in the future will reduce the proportionate ownership and voting power of current stockholders and may negatively impact the market price of our Common Stock.

We may issue additional securities with rights superior to those of our Common Stock, which could materially limit the ownership rights of our stockholders.

We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital or to refinance our debt. Our Board has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of our stockholders. It is possible that any debt securities or preferred stock that we sell would have terms and rights superior to those of our Common Stock and may be convertible into shares of our Common Stock. Any sale of securities could adversely affect the interests or voting rights of the holders of our Common Stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our Common Stock.

Quotation on the OTCM’s Pink® Open Market may be volatile and sporadic.

Currently, our Common Stock is quoted on the OTCM’s Pink Open Market. Trading in stock quoted on over-the-counter markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress or inflate the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTCM is not a stock exchange, and trading of securities on this market is often more sporadic than the trading of securities listed on a national securities exchange, like The Nasdaq Stock Market, the New York Stock Exchange, or the NYSE American.

We are not subject to the rules of a national securities exchange requiring the adoption of certain corporate governance measures and, as a result, our stockholders do not have the same protections.

We are not subject to the rules of a national securities exchange, such as the New York Stock Exchange, the NYSE-American, or The Nasdaq Stock Market. National securities exchanges generally require more rigorous measures relating to corporate governance that are designed to enhance the integrity of corporate management. The requirements of the OTCM’s Pink Open Market afford our stockholders fewer corporate governance protections than those of a national securities exchange. Until we comply with such greater corporate governance measures, even though such compliance is not required by the OTCM for quotations of shares of our Common Stock on the OTCM’s Pink Open Market, our stockholders will have fewer protections, such as those related to director independence, stockholder approval rights, and governance measures that are designed to provide oversight of a corporation’s management by its board of directors.

A decline in the price of our Common Stock could affect our ability to raise working capital, which could adversely impact our ability to continue our operations.

A prolonged decline in the price of our Common Stock could result in a reduction in the liquidity of our Common Stock and a reduction in our ability to raise capital. We may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities; thus, a decline in the price of our Common Stock could be detrimental to our liquidity and our operations because the decline may adversely affect investors’ desire to invest in our securities. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products or services and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our Common Stock and we may be forced to reduce or discontinue operations.

Because we do not intend to pay any cash dividends on our shares of Common Stock in the near future, our stockholders will not be able to receive a return on their shares unless and until they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the near future. The declaration, payment, and amount of any future dividends will be made at the discretion of our Board, and will depend upon, among other things, the results of operations, cash flows, and financial condition, operating and capital requirements, and other factors as our Board considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless our Board determines to pay dividends, our stockholders will be required to look to appreciation of our Common Stock to realize a gain on their investment. There can be no assurance that this appreciation will occur.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information, and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively to prevent fraud. We maintain a system of internal controls over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (“GAAP”).

Once this Registration Statement becomes effective, and we become a reporting company pursuant to the Exchange Act, we have significant requirements for enhanced financial reporting and internal controls. We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments, and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue to grow. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information, and have a negative effect on the market price for shares of our Common Stock.

We lack sufficient internal controls over financial reporting and implementing acceptable internal controls will be difficult with a limited number of management personnel, which will make it difficult to ensure that information required to be disclosed in our future reports filed and submitted under the Exchange Act is recorded, processed, summarized, and reported as and when required.

As of the date of this Registration Statement, we currently lack certain internal controls over our financial reporting. We have a limited number of management personnel, which may make it difficult to implement such controls at this time. The lack of such controls makes it difficult to ensure that information required to be disclosed in our reports to be filed and submitted under the Exchange Act once this Registration Statement is effective is recorded, processed, summarized, and reported as and when required.

The reasons we believe that our disclosure controls and procedures are not fully effective are because:

●	there is a lack of segregation of duties necessary for a good system of internal control due, to insufficient accounting staff due to our size;

●	the staffing of our accounting department is weak due to the lack of qualifications and training, and the lack of formal review process;

●	our control environment is weak due to the lack of an effective risk assessment process, the lack of internal audit function, and insufficient documentation and communication of the accounting policies; and

●	failure in the operating effectiveness over controls related to recording revenue.

We cannot assure you that we will be able to develop and implement the necessary internal controls over financial reporting. The absence of such internal controls may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing.

Our Chief Executive Officer controls more than half of our voting securities, he can exert significant control over our business and affairs and have actual or potential interests that may depart from those of investors.

Our Chief Executive Officer, Oscar Brito, owns a significant percentage of our outstanding voting stock. Although he beneficially owns approximately 95% of our outstanding voting stock as of February 14 2023, through his beneficial ownership of the issued and outstanding shares of Series B Preferred, and Series E Preferred Stock, he controls in excess of 90% of our total voting power. Mr. Brito’s holdings may increase further in the future upon vesting or other maturation of exercise rights under any of the options or warrants he may be granted in the future, or if he otherwise acquires additional shares of our capital stock. His interests may differ from the interests of our other stockholders. As a result, in addition to his board seat and offices, Mr. Brito will have significant influence and control over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

●	to elect or defeat the election of our directors;

●	to amend or prevent an amendment to our Certificate of Incorporation or Bylaws;

●	to effect or prevent a merger, sale of assets, or other corporate transaction; and

●	to control the outcome of any other matter submitted to our stockholders for a vote.

This concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover, or other business consolidation, or discouraging a potential acquirer from making a tender offer for our Common Stock, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Common Stock is categorized as “penny stock,” which may make it more difficult for investors to sell their shares of Common Stock due to suitability requirements.

Our Common Stock is categorized as “penny stock.” The Commission adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The price of our Common Stock is significantly less than $5.00 per share and we did not qualify for any of the other exceptions; therefore, our Common Stock is considered “penny stock.” This designation imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with his or her spouse. The penny stock rules require a broker-dealer buying our securities, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability and/or willingness of broker-dealers to trade our securities, either directly or on behalf of their clients, may discourage potential investor’s from purchasing our securities, or may adversely affect the ability of our stockholders to sell their shares.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted sales practice requirements that may limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which could limit your ability to buy and sell our Common Stock, have an adverse effect on the market for our shares, and thereby depress our price per share of Common Stock.

The elimination of monetary liability against our directors, officers, and employees under Delaware law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Certificate of Incorporation contains a provision limiting the personal liability of our directors and officers to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer except with respect to (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Delaware law. We also previously entered into employment agreements with each of our officers pursuant to which we have contractual indemnification obligations. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Investors may never receive cash distributions, which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

Our shares may be thinly traded with wide share price fluctuations, low share prices, and minimal liquidity.

The per share price of our common stock may be volatile with wide fluctuations in response to several factors, including: potential investors’ anticipated feeling regarding our results of operations; increased competition; our ability or inability to generate future revenues; and market perception regarding the rental property industry in general and our rental properties specifically.

In addition, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. Stocks traded on the over-the-counter market, like our common stock, are usually thinly traded, highly volatile and not followed by analysts. These factors may have a material effect on our share price.

We could potentially need to sell additional authorized shares in the future. This will result in a dilution to our existing shareholders and a corresponding reduction in their percentage ownership in the Company.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required. The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders. The price of each share outstanding common share may decrease in the event we sell additional shares.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Certificate of Incorporation authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Registration Statement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions, such as our plans, objectives, expectations, and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic, and competitive uncertainties, and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclose any obligation to update forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those discussed under “Forward-Looking Statements,” “Item 1. Business,” and “Item 1A. Risk Factors” sections in this Registration Statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Company Information

Metrospaces, Inc. (the “Company”) was incorporated as Strata Capital Corporation on December 10, 2007, under the laws of the State of Delaware. The Company has historically been a luxury hotel and residential property developer. Led by an experienced team of real estate developers, the Company has made significant investments in new and existing real estate projects across the United States. Guided by an investment thesis of targeting high-yielding projects in economic development zones and high growth real estate markets. It has also supplemented its real estate development operations with information technology, blockchain and other technology ventures, while building its intellectual property portfolio.

On June 2017, the Company acquired Fifty One Percent (51%) of the ownership units of Etelix, a Miami-based telecommunications provider, in exchange for a $2 million promissory note. In June 2018, Etelix merged with other small data providers and formed IQSTELl, Inc. IQSTEL was later spun off in 2018 and 2019, and the Company divested its majority investments in IQSTEL, but still retains options to acquire 2.5 million shares.

The Company is now looking to merge its real estate investment strategy with its technology portfolio, developing the Company into a Property-Technology firm. The Company believes that new blockchain, IoT and AI solutions can be applied to the real estate industry in a fundamentally transformative way. It is now developing two new technology platforms facilitating rental transactions and the tokenization of real estate transactions.

Operating Divisions

MetroHouse

The Company is currently working on developing, enhancing and expanding a new proprietary co-living platform that will connect property owners and renters. The platform, called MetroHouse, will allow for third-party property owners to list rental units on a per-room basis, while also offering complete turn-key experiences for renters. Each unit will offer a standardized experience with standardized common areas and bedrooms, charged through a monthly membership fee between $1,000 and $1,800. Each unit will be fully furnished, and will also feature different entertainment and social experiences, such as rooftops and patios. Additionally, MetroHouse offers property owners the option to use curated designs and furnishing layouts for their units, access to vetted and verified prospective renters, and offer additional services to renters.

The platform will offer different types of homes and apartment units, ranging from single family homes to apartment units. The platform will enable property owners to efficiently rent unused rooms, while concurrently allowing renters to find living quarters without entering into long term leases. The MetroHouse platform will be free for renters, while property owners will be charged a service fee to use the platform. Based on comparable market services, property owners can expect to generate 15% to 25% higher income from their properties, while increasing the utilization of unsecured rooms.

The platform will focus on secondary cities, such as Philadelphia, Jacksonville, Houston and other cities with a growing millennial population and high vacancies for homes and bedrooms. Additionally, we expect to expand the platform to international tourist destinations, such as the Dominican Republic. A beta version of MetroHouse was launched in the fourth quarter of 2021, and we are partnering with our IT provider, Shokworks, to further refine and enhance the user experience.

MetroCrowd

In addition to MetroHouse, we are developing MetroCrowd, a platform that tokenizes real estate transactions, and allows for real estate developers to “crowdfund” new projects. The platform will use blockchain technology to create the first dedicated real estate cryptocurrency platform, which can be used to pay rent, and buy and sell real estate properties. This will open real estate markets to new retail and international investors, who can make real estate transactions without taking on currency risks. The payment platform will be backed by Cryptobucks, a leading payment service and gateway platform for cryptocurrency, which accepts most major cryptocurrencies, and is used by major organizations, such as the NFL.

MetroCrowd is still under development, and the Company has partnered with Cryptobucks and Shokworks to build out its key features. The Company does recognize significant regulatory and compliance hurdles it may face prior to MetroCrowd’s launch, including establishing guidelines for new offerings. The Company is confident that MetroCrowd will be fully compliant, but does recognize that certain features may be modified or altogether abandoned. The Company is actively working with legal teams, broker dealers, and Know Your Customer (KYC) and Anti-Money Laundering (AML) agencies. A beta version of MetroCrowd is expected to be launched in the fourth quarter of 2022.

Owned Real Estate Portfolio

Infinity View Villas

On March 23, 2021 the Company entered an agreement to acquire 3-bedroom villas in Infinity View Villas in Loma Linda, the Dominican Republic, which will be marketed to travelers as the tourism industry recovers from the COVID-19 pandemic. These villas will be wholly owned by the Company. Part of this agreement gives the Company the option to increase its investment and become a co-developer partner. The villas will be both rented through the MetroHouse platform, or sold to buyers on a fractional One-Twelfth (1/12) ownership plan to prospective buyers. This will allow fractional owners the right to rent out or live in for their own use during their exclusive period, and give them access to the vacation property market without the significant commitment of traditional properties.

Furthermore, the Company has additional rights to co-develop three additional villas, where the Company can make investments of up to One Hundred Twenty Thousand Dollars ($120,000) in the development of the properties, in exchange for Sixty Percent (60%) of profits from the sale of the properties. Construction of these three villas commenced in the second quarter of 2022, and are projected to be completed by the end of the fourth quarter of 2022.

Fishtown, Pennsylvania

MetroHouse owns a 50,000 sqft, fully entitled residential site in Fishtown, Pennsylvania. The site will eventually be developed into a 3-story townhouses, intended for co-living. The townhouses will be managed and operated by MetroHouse. The Company expects to begin development and construction of the townhouses in the third quarter of 2023.

Houston

On August 9, 2021, the Company acquired a non controlling 51% interest in a 60,295 square foot office building located in Houston for $419,000. The Company will make additional capital investments into the building, and offer both traditional office leases and co-working spaces. Historically, the building has generated Net Operating Income of approximately $250,000 per year.

Indianapolis

On November 21, 2021, the Company acquired six multi-family homes in Indianapolis. Each home consists of two fully furnished units, each having 2 – 3 bedrooms and 1 – 3 bathrooms, with high end finishes and appliances. As of February 14th, 2023, Company owned properties in Indianapolis include:

List of Owned Properties in Indianapolis

Unit	Bedrooms	Bathrooms	Square Footage
1221 Union Street	3	2	1,281
1223 Union Street	3	2	1,281
1322 Union Street	2	1.5	1,181
1324 Union Street	2	1.5	1,181
1326 Union Street	3	3	1,583
1328 Union Street	3	3	1,583
1406 Union Street	3	3	1,347
1408 Union Street	3	3	1,347
1709 Union Street	3	2	1,188
1711 Union Street	2	2	1,188
1730 Union Street	3	1.5	1,332
1732 Union Street	3	1	1,228

These units are in varying stages of renovation, with 6 units currently being used for short and long term rentals. All houses will eventually be fully incorporated in the MetroHouse platform for co-living arrangements.

Offices

The Company rents office spaces located at 6 St. Johns Lane, New York, New York, a 650 square foot facility hosting the Company’s senior executive team and administrative staff. The Company pays approximately $750.00 per month in rent for its offices.

Results of Operations for the Three Months Ended September 30, 2022

Revenues

We had revenues of $51,432 and $47,372 for the three months ended September 30, 2022 and 2021, respectively. This $4,060 (8.5%) increase in revenues is partially attributed to improved marketing efforts by the Company, and recovering demand in the real estate rental market.

We expect an increase in revenue over the next 12 months as our business model is implemented and expanded and we begin generating revenues through our rental properties. Furthermore, we intend to further expand our real estate portfolio and launch our MetroHouse platform, which we expect will contribute to our future income growth.

Gross Profit (Loss)

We do not typically incur any cost of revenues, and thus we reported a gross profit of $51,432 and $47,372 for the three months ended September 30, 2022 and 2021, respectively.

Operating Expenses

Operating expenses for the three months ended September 30, 2022, were $1,332,204, as compared to $740,392 for the three months ended September 30, 2021, an increase of $591,812. The increase in operating expenses over the prior period can be attributed to significant increases in professional fees, consulting fees, advertising expenses, general and administration expenses, and payroll and benefits costs.

We expect that operating expenses will increase over the next 12 months as our long-term growth strategy will require significant increases in personnel and facilities along with increased research and development expenses to ensure that products nearing commercialization are brought to market as quickly and as effectively. We cannot provide any assurances that our strategy will be effective.

Operating Income/(Loss)

During the three months ended September 30, 2022 and 2021, our operating loss was $1,280,772 and $693,020, respectively. The increase in our operating loss of $587,752 was due to marginal revenue increases offset by significant increases in operating expenses and interest expenses.

We expect that operating expenses will continue to increase over the next twelve months, as our long-term growth strategy will require significant increases in personnel, professional services and research and development expenses to ensure that our planned growth strategy can be realized and brought to market. We cannot provide any assurances that our strategy will be effective.

Interest Expenses

During the three months ended September 30, 2022 and 2021, interest expense was $567,726 and $696,338, respectively. The $128,612 decrease in interest expense was due to the conversion of certain promissory notes by the noteholders into the Company’s common and preferred stock.

Furthermore, during the three months ended September 30, 2022 and 2021, interest income was $0 and $15,201, respectively.

Change in Fair Value of Derivative Liabilities

During the three months ended September 30, 2022 and 2021, the change in the fair value of derivative liabilities was a loss of $1,061,238 and a gain of $467,035, respectively, resulting from conversion of debt into common stock, subsequent sale and write down of the derivative expense.

Gain on Sale of Marketable Securities

During the three months ended September 30, 2022 and 2021, the loss on the sale of marketable securities was $364,419 and $164,183, respectively.

Change in Value of Marketable Securities

During the three months ended September 30, 2022 and 2021, the change in value of marketable securities was $0 and $0, respectively.

Other Expenses

Total other expenses for the three months ended September 30, 2022 was $1,993,383, as compared to $378,285 for the three months ended September 30, 2021, a $1,615,098 increase. This increase in other expenses is attributed to a $1,061,268 loss from the change in the fair value of the Company’s derivatives, and $567,726 in interest expenses.

Total Net Profit (Loss)

Total net loss for the three months ended September 30, 2022 was $3,274,155, as compared to a total net loss of $1,071,305 for the three months ended September 30, 2021, a $2,202,850 increase in total net loss. The increase in total net loss for the period ended September 30, 2022 was as a result of increased operating expenses and losses on the change in the fair value of the Companies derivatives. Derivative liabilities are associated with loans that are convertible and have variable pricing on the equivalent shares of Common Stock. At the end of each period, these derivative liabilities are valued, and the net change is recorded as a gain or loss in other expense and income, further contributing to our net loss.

We do not expect to realize net profit in the near term as anticipated operational expenses are expected to increase as a result of increased research and development expenses, consulting fees, payroll expenses, and administrative costs as staffing increases. Despite management’s focus on ensuring operating efficiencies, we expect to continue to operate at a loss through fiscal 2022 and 2023.

Results of Operations for the Nine Months Ended September 30, 2022

Revenues

We had revenues of $223,977 and $47,372 for the three months ended September 30, 2022 and 2021, respectively. This $176,605 (373%) increase in revenues is attributed to the addition of new rental properties to the Company’s product offerings, further augmented by the improved marketing efforts by the Company and recovering demand in the real estate rental market.

We expect an increase in revenue over the next 12 months as our business model is implemented and expanded and we begin generating revenues through our rental properties. Furthermore, we intend to further expand our real estate portfolio and launch our MetroHouse platform, which we expect will contribute to our future income growth.

Gross Profit (Loss)

We do not typically incur any cost of revenues, and thus we reported a gross profit of $223,977 and $47,372 for the nine months ended September 30, 2022 and 2021, respectively.

Operating Expenses

Operating expenses for the nine months ended September 30, 2022, was $2,236,336, as compared to $928,148 for the nine months ended September 30, 2021, an increase of $1,308,188. The increase in operating expenses over the prior period can be attributed to significant increases in professional fees, consulting fees, advertising expenses, general and administration expenses, and payroll and benefits costs.

We expect that operating expenses will increase over the next 12 months as our long-term growth strategy will require significant increases in personnel and facilities along with increased research and development expenses to ensure that products nearing commercialization are brought to market as quickly and as effectively. We cannot provide any assurances that our strategy will be effective.

Operating Income/(Loss)

During the nine months ended September 30, 2022 and 2021, our operating loss was $2,012,359 and $880,776, respectively. The increase in our operating loss of $1,131,583 was due to marginal revenue increases offset by significant increases in operating expenses and interest expenses.

We expect that operating expenses will continue to increase over the next twelve months, as our long-term growth strategy will require significant increases in personnel, professional services and research and development expenses to ensure that our planned growth strategy can be realized and brought to market. We cannot provide any assurances that our strategy will be effective.

Interest Expenses

During the nine months ended September 30, 2022 and 2021, interest expense was $906,772 and $891,233, respectively. The $15,539 increase in interest expense was due additional debt incurred to purchase our real estate portfolio.

Furthermore, during the nine months ended September 30, 2022 and 2021, interest income was $0 and $34,055, respectively.

Change in Fair Value of Derivative Liabilities

During the nine months ended September 30, 2022 and 2021, the change in the fair value of derivative liabilities was a loss of $1,081,370 and a gain of $10,187,049, respectively, a change of $11,268,419, resulting from conversion of debt into common stock, subsequent sale and write down of the derivative expense.

Gain on Sale of Marketable Securities

During the nine months ended September 30, 2022 and 2021, the gain on the sale of marketable securities was $196,932 and $0, respectively.

Change in Value of Marketable Securities

During the nine months ended September 30, 2022 and 2021, the change in value of marketable securities was a loss of $186,990 and a gain of $589,302, respectively. The decrease of $776,292 was due to a drop in the market price of the marketable securities held by the Company.

Other Expenses

Total other expenses for the nine months ended September 30, 2022 was $2,372,064, as compared to an income of $9,919,173 for the nine months ended September 30, 2021, a $12,291,237 increase in other expenses. This increase in other expenses is attributed to a $11,268,419 loss from the change in fair value of the Company’s derivatives and the $776,292 change in the Change in value of marketable securities.

Total Net Profit (Loss)

Total net loss for the nine months ended September 30, 2022 was $4,384,423, as compared to a total net profit of $9,038,397 for the nine months ended September 30, 2021, a $13,422,820 decrease in net profit. The decrease in total net profit for the period ended September 30, 2022 was as a result of increased operating expenses and losses on the change in the fair value of the Companies derivatives, including one-time gains to the Company’s derivatives recorded in fiscal year 2021. Derivative liabilities are associated with loans that are convertible and have variable pricing on the equivalent shares of Common Stock. At the end of each period, these derivative liabilities are valued, and the net change is recorded as a gain or loss in other expense and income, further contributing to our net loss.

We do not expect to realize net profit in the near term as anticipated operational expenses are expected to increase as a result of increased research and development expenses, consulting fees, payroll expenses, and administrative costs as staffing increases. Despite management’s focus on ensuring operating efficiencies, we expect to continue to operate at a loss through fiscal 2022 and 2023.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception and have negative cash flow from operations. As of September 30, 2022, we had a stockholders’ deficit of $7,028,884, a working capital deficit of $13,006,946, an accumulated deficit of $24,012,437 and incurred a net loss of $4,384,423 for the nine months ended September 30, 2022. Additionally, we utilized $4,942,113 in cash during the nine months ended September 30, 2022, while we received $5,467,055 in cash from financing activities. As a result, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient cash flow from operations to meet our obligations. We intend to continue to seek additional debt or equity financing to continue our operations, but there can be no assurance that such financing will be available on terms acceptable to us, if at all.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

As of September 30, 2022, we had a cash position of $79. We estimate our operating expenses for the near- and mid-term may continue to exceed the revenues that we may generate, and we may need to raise capital through either debt or equity offerings to continue operations. We are in the early stages of our business. We are required to fund growth from financing activities, and we intend to rely on a combination of equity and debt financings. Due to market conditions and the early stage of our operations, there is considerable risk that we will not be able to raise such financings at all, or on terms that are not overly dilutive to our existing stockholders. We can offer no assurance that we will be able to raise such funds. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Cash Flow – Operating Activities

For the nine months ended September 30, 2022, our cash used in operating activities amounted to an outflow of $567,696, compared to an inflow of $284,138 for the nine months ended September 30, 2021. The increase in cash used in our operating activities is due to changes in our prepaid expenses, accounts receivable, notes receivable, and accrued interest on notes payable.

Cash Flow – Financing Activities

For the nine months ended September 30, 2022, our cash provided by financing activities amounted to $5,467,055, which includes $4,934,969 in proceeds received from the issuances of notes payable, $504,619 in proceeds received from related party loans and $27,467 in proceeds received from the sale of convertible notes payables.

For the nine months ended September 30, 2021, our cash provided by financing activities amounted to $4,109,682, which includes $3,832,965 in proceeds received from the issuances of notes payable, $198,965 in proceeds received from related party loans and $158,752 in proceeds received from the sale of convertible notes payables.

Cash Flow – Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2022 was $4,942,113, compared to $3,986,914 in net cash used in investing activities for the nine months ended March 31, 2021. This increase in cash used in investing activities is due to new property acquisitions and capital improvement on existing properties in our real estate portfolio.

Accounts Receivable and Allowance for Doubtful Account Receivable

Accounts receivable are recorded at net realizable value. We determine provisions for uncollectible accounts, sales returns, and claims based upon factors including the credit risk and activity of specific distributors and resellers, historical trends, and other information. If we become aware of a specific distributor’s or reseller’s inability to meet its financial obligations, bad debt charges are recorded based on an overall assessment of past due accounts receivable outstanding. In the opinion of management, a provision was deemed necessary for uncollectible accounts.

Property, Plant and Equipment

Our property, plant and equipment consists almost entirely of fully finished or partially finished single family homes, duplexes and garden apartment buildings in cities including, but not limited to, Indianapolis, Philadelphia and Houston. We periodically evaluate and adjust the fair value of these properties. As of September 30, 2022, the book value of our owned properties was $5,512,931, compared to approximately $638,302 at September 30, 2021. We expect the balance of our property, plant and equipment to increase as we implement our future growth strategies.

Stock-Based Compensation

FASB’s ASC Topic 718, Stock Compensation (formerly, FASB Statement 123R), prescribes accounting and reporting standards for all stock-based payment transactions in which employee and non-employee services are acquired. We measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Fair value for restricted stock awards is valued using the closing price of our Common Stock on the date of grant. For the nine months ended September 30, 2022and 2021, we recognized stock-based compensation expense of approximately $1,277,297 and $210,000, respectively.

Off Balance Sheet Arrangements

As of March 31, 2022 and on March 31, 2021, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experiences and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions and conditions. We continue to monitor significant estimates made during the preparation of our financial statements. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

Results of Operations for the Year ended December 31, 2021 Compared to the Year Ended December 31, 2020.

Revenues

We had revenues of $0 and $0for the twelve months ended December 31, 2021 and 2020, respectively.

We expect an increase in revenue over the next 12 months as our business model is implemented and expanded and we begin generating revenues through our rental properties. Furthermore, we intend to further expand our real estate portfolio and launch our MetroHouse platform, which we expect will contribute to our future income growth.

Gross Profit

Gross loss for the twelve months ended December 31, 2021 and 2020 was $0.

Operating Expenses

Operating expenses for the twelve months ended December 31, 2021, were $1,912,351, as compared to $283,415 for the twelve months ended December 31, 2020, an increase of $1,628,936. The increase in operating expenses over the prior period can be attributed to significant increases in professional fees, consulting fees, advertising expenses, general and administration expenses, and payroll and benefits costs.

We expect that operating expenses will increase over the next 12 months as our long-term growth strategy will require significant increases in personnel and facilities along with increased research and development expenses to ensure that products nearing commercialization are brought to market as quickly and as effectively. We cannot provide any assurances that our strategy will be effective.

Operating Loss

Operating loss for the twelve months ended December 31, 2021 was $1,912,351, as compared to a loss of $283,415 for the twelve months ended December 31, 2020. The increase in our operating loss was attributable to increased operating and interest expenses, and the cost of acquisitions of certain related assets.

Operating Loss

During the twelve months ended December 31, 2021 and 2020, operating loss was $1,912,351 and $283,415, respectively. The increase in income was due to marginal revenue increases offset by significant increases in operating expenses and interest expenses.

We expect that operating expenses will continue to increase over the next twelve months, as our long-term growth strategy will require significant increases in personnel, professional services and research and development expenses to ensure that our planned growth strategy can be realized and brought to market. We cannot provide any assurances that our strategy will be effective.

Interest Expenses

During the twelve months ended December 31, 2020 and 2021, interest expense was $515,758 and $540,111, respectively. The $24,353s decrease in interest expense was due to the conversion of convertible promissory notes during 2021.

Furthermore, during the twelve months ended December 31, 2021 and 2020, interest income was $53,400 and $0, respectively. The $53,400 increase in interest income was the result of interest accrued on notes receivable outstanding during the year ended December 31, 2021.

Other Income / (Expense)

Other income for the twelve months ended December 31, 2021 was $8,929,232, as compared to $2,127,756 for the twelve months ended December 31, 2020, a $6,801,476 increase. This increase is attributable to the gain on the change in fair value of our derivative of $9,151,648.

Change in Fair Value of Derivative Liabilities

During the twelve months ended December 31, 2021 and 2021, the change in the fair value of derivative liabilities was $9,151,648 and $0, respectively, resulting from conversion of debt into common stock, subsequent sale and write down of the derivative expense.

Gain on Extinguishment of Debt

During the twelve months ended December 31, 2021 and 2020, the gain on extinguishment of debt was $0 and $2,145,043 respectively.

Change in Value of Marketable Securities

During the twelve months ended December 31, 2021 and 2020, the change in value of marketable securities was $287,236 and $0, respectively.

Total Net Profit

Total net profit for the twelve months ended December 31, 2021 was $7,016,881, as compared to a total net income of $1,844,341 for the twelve months ended December 31, 2020, a $5,172,540 increase in total net income. The increase in total net loss for the fiscal year ended December 31, 2021 was as a result of the gain recognized on the change in the fair value of derivative. Derivative liabilities are associated with loans that are convertible and have variable pricing on the equivalent shares of Common Stock. At the end of each period, these derivative liabilities are valued, and the net change in 2021 and 2020 resulted in a gain in other expense and income, thus contributing to our net gain.

We do not expect to realize net profit in the near term as anticipated operational expenses are expected to increase as a result of increased research and development expenses, consulting fees, payroll expenses, and administrative costs as staffing increases. Despite management’s focus on ensuring operating efficiencies, we expect to continue to operate at a loss through fiscal 2022.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception and have negative cash flow from operations. As of December 31, 2021, we had a stockholders’ deficit of $4,586,589, a working capital deficit of $6,359,249, an accumulated deficit of $19,628,014 and recognized a net profit of $7,016,881 for the twelve months ended December 31, 2021. Additionally, we utilized $1,815,251 in cash during the twelve months ended December 31, 2021, while we received $2,968,124 in cash from financing activities. As a result, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient cash flow from operations to meet our obligations. We intend to continue to seek additional debt or equity financing to continue our operations, but there can be no assurance that such financing will be available on terms acceptable to us, if at all.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

As of December 31, 2021, we had a cash position of $42,833. We estimate our operating expenses for the near- and mid-term may continue to exceed the revenues that we may generate, and we may need to raise capital through either debt or equity offerings to continue operations. We are in the early stages of our business. We are required to fund growth from financing activities, and we intend to rely on a combination of equity and debt financings. Due to market conditions and the early stage of our operations, there is considerable risk that we will not be able to raise such financings at all, or on terms that are not overly dilutive to our existing stockholders. We can offer no assurance that we will be able to raise such funds. If we are unable to raise the funds we require for all of our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and we may be forced to reduce or discontinue operations.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Cash Flow – Operating Activities

For the twelve months ended December 31, 2021, our cash used in operating activities amounted to an outflow of $1,815,251, compared to $36,061 in cash in operating activities for the twelve months ended December 31, 2020. The increase in cash used in our operating activities is due to changes in our accrued interest expenseon notes payable.

Cash Flow – Financing Activities

For the twelve months ended December 31, 2021, our cash provided by financing activities amounted to $2,968,124, which includes $94,011 in proceeds received from the issuances of our Preferred Stock, a $350,000 premium paid upon the conversion of certain convertible notes payable, and $1,132,629 in proceeds from the issuance of convertible notes, and $1,367,086 in proceeds from the issuance of notes payable and $24,398 from the issuance of notes to a related party.

For the twelve months ended December 31, 2020, our cash provided by financing activities amounted to $36,561, which includes $36,561 in proceeds received from the issuances of Notes issued to related parties.

Cash Flow – Investing Activities

Net cash used in investing activities in the twelve months ended December 31, 2021 was $1,110,540, compared to $0 in net cash used in investing activities for the twelve months ended December 31, 2020. This increase in cash used in investing activities is due to new property acquisitions and capital improvement on existing properties in our real estate portfolio.

Accounts Receivable and Allowance for Doubtful Account Receivable

Accounts receivable are recorded at net realizable value. We determine provisions for uncollectible accounts, sales returns, and claims based upon factors including the credit risk and activity of specific distributors and resellers, historical trends, and other information. If we become aware of a specific distributor’s or reseller’s inability to meet its financial obligations, bad debt charges are recorded based on an overall assessment of past due accounts receivable outstanding. In the opinion of management, a provision was deemed necessary for uncollectible accounts.

Property, Plant and Equipment

Our property, plant and equipment consists almost entirely of fully finished or partially finished single family homes, duplexes and garden apartment buildings in cities including, but not limited to, Indianapolis, Philadelphia-metro region and Houston. We periodically evaluate and adjust the fair value of these properties. As of December 31, 2021, the book value of our owned properties was $638,302, compared to approximately $0 at December 31, 2020. We expect the balance of our property, plant and equipment to increase as we implement our future growth strategies.

Goodwill and Intangible Assets

Goodwill arises from business combinations and is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exists that indicate that a goodwill impairment test should be performed. We have selected December 31 as the date to perform the annual impairment test.

Intangible assets represent both indefinite lived and definite lived assets. Trademarks are deemed to have definite useful lives of ten years, are amortized, and are tested annually for impairment. Intangible assets are reported on the balance sheet at cost less accumulated amortization. We have selected December 31 as the date to perform the annual impairment test.

Stock-Based Compensation

FASB’s ASC Topic 718, Stock Compensation (formerly, FASB Statement 123R), prescribes accounting and reporting standards for all stock-based payment transactions in which employee and non-employee services are acquired. We measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Fair value for restricted stock awards is valued using the closing price of our Common Stock on the date of grant. For the twelve months ended December 31, 2021 and 2020, we recognized stock-based compensation expense of approximately $128,755, and $0, respectively.

Off Balance Sheet Arrangements

As of December 31, 2021 and on December 31, 2020, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experiences and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions and conditions. We continue to monitor significant estimates made during the preparation of our financial statements. On an ongoing basis, we evaluate estimates and assumptions based upon historical experience and various other factors and circumstances. We believe our estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

Item 3. Properties.

The Company rents office spaces located at 6 St. Johns Lane, New York, New York, a 650 square foot facility hosting the Company’s senior executive team and administrative staff. The Company pays approximately $750.00 per month in rent for its offices.

In addition to our principal offices, we also own and operate the following properties:

Infinity View Villas (“IVV”)

On March 23, 2021 the Company entered an agreement to acquire 3-bedroom villas in Infinity View Villas in Loma Linda, the Dominican Republic, which will be marketed to travelers as the tourism industry recovers from the COVID-19 pandemic. Infinity View Villa is comprised of a total of 12 2 and 3BR vacation villas. This villa acquired is part of Phase I which is comprised of 3 villas. This Phase I is finalized and now the company is looking to list the project on its Abode platform to finance the development of Phases II and III..

The Company has additional rights to co-develop three additional villas, where the Company can make investments of up to One Hundred Twenty Thousand Dollars ($120,000) in the development of the properties, in exchange for Sixty Percent (60%) of profits from the sale of the properties. As of the date of this Registration Statement, Phase I (one villa) has been completed, and construction of the remaining two villas is projected to be completed by the end of the third quarter of 2023.

Fishtown, Pennsylvania

MetroHouse owns a 50,000 sqft, fully entitled residential site in Fishtown, Pennsylvania. The site will eventually be developed into a 3-story townhouses, intended for co-living. The townhouses will be managed and operated by MetroHouse. The Company expects to begin development and construction of the townhouses in the third quarter of 2023.

Houston

On August 9, 2021, the Company acquired a 51% stake in a 60,295 square foot office building located in Houston for $3,850,000. The Company will make additional capital investments into the building, and offer both traditional office leases and co-working spaces. Historically, the building has generated Net Operating Income of approximately $469,000 per year.

Indianapolis

On November 21, 2021, the Company acquired six multi-family homes in Indianapolis. Each home consists of two fully furnished units, each having 2 – 3 bedrooms and 1 – 3 bathrooms, with high end finishes and appliances. As of February 14th, 2023, Company owned properties in Indianapolis include:

Unit	Bedrooms	Bathrooms	Square Footage
1221 Union Street	3	2	1,281
1223 Union Street	3	2	1,281
1322 Union Street	2	1.5	1,181
1324 Union Street	2	1.5	1,181
1326 Union Street	3	3	1,583
1328 Union Street	3	3	1,583
1406 Union Street	3	3	1,347
1408 Union Street	3	3	1,347
1709 Union Street	3	2	1,188
1711 Union Street	2	2	1,188
1730 Union Street	3	1.5	1,332
1732 Union Street	3	1	1,228

These units are in varying stages of renovation, with 6 units currently being used for short and long term rentals. All houses will eventually be fully incorporated in the MetroHouse platform for co-living arrangements.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners, Management and Directors

To our knowledge, based on information furnished to us, each person named in the tables below has sole voting and investment power with respect to such shares, shown as beneficially owned by such person, except as otherwise indicated. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the Commission. The Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant, or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account, or similar arrangement, or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

The following table sets forth, as of February 14th, 2023, certain information with respect to the beneficial ownership of our Common Stock by (i) each stockholder, or group of affiliated stockholder, known by us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group.

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	Percent Owned (%) (1)
Oscar Brito, Chief Executive Officer, Chairman of the Board (2) 6 St. John’s Lane New York, NY 10012	Common Stock	3,600,000,000(3)	10%
Steven Plumb, Chief Financial Officer, Director 6 St. John’s Lane New York, NY 10012	Common Stock	0	0%
Alejandro Laplana, Chief Technology Officer, Director 6 St. John’s Lane New York, NY 10012	Common Stock	3,600,000,000	10%
Daniel Laplana, Senior Vice President of Business Development 6 St. John’s Lane New York, NY 10012	Common Stock	7,200,000,000	0	20%
Directors and Executive Officers as a Group 4 persons)	Common Stock	0	0%

* Less than 1%

(1)	Applicable percentage of ownership is based on 28,612,513,511 shares of common stock outstanding as of February 14th , 2023, plus, for each stockholder, all shares that such stockholder could be issued within 60 days upon the conversion or exercise of any convertible or exercisable securities.

(2)	Includes 3,600,000,000,000 shares of our Common Stock held by GBS Capital Partners (“GBS”), an entity over which Mr. Brito has dispositive and voting authority. Notwithstanding the percentage noted on the table, GBS and Mr. Brito have voting power, through Common Stock and the Series B Stock, in excess of 50% of our total voting power.

(3)	Mr. Brito is deemed to be the beneficial owner of GBS Capital since he shares voting and dispositive power with respect to shares held in the name of GBS Capital.

The following table sets forth, as of February [] 2022 329, certain information with respect to the beneficial ownership of our Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series Z Preferred Stock by (i) each stockholder, or group of affiliated stockholder, known by us to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group.

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class Owned (%) (1)
Oscar Brito, CEO, Chairman of the Board (2) 6 St. John’s Lane	Series B Preferred Stock	1,643,255	100%
New York, NY 10012	Series C Preferred Stock	0	0%
	Series D Preferred Stock	0	0%
	Series E Preferred Stock	5	100%
	Series F Preferred Stock	0	0%
	Series Z Preferred Stock	0	0%
Steven Plumb, CFO, Director 6 St. John’s Lane New York, NY 10012	Series B Preferred Stock	0	0%
	Series C Preferred Stock	0	0%
	Series D Preferred Stock	0	0%
	Series E Preferred Stock	0	0%
	Series F Preferred Stock	0	0%
	Series Z Preferred Stock	0	0%
Alejandro Laplana, CTO, Director 6 St. John’s Lane New York, NY 10012	Series B Preferred Stock	0	0%
	Series C Preferred Stock	0	0%
	Series D Preferred Stock	0	0%
	Series E Preferred Stock	0	0%
	Series F Preferred Stock	0	0%
	Series Z Preferred Stock	0	0%
Daniel Laplana, SVP Business Development,	Series B Preferred Stock	0	0%
6 St. John’s Ln New York, NY 10012	Series C Preferred Stock	0	0%
	Series D Preferred Stock	0	0%
	Series E Preferred Stock	0	0%
	Series F Preferred Stock	0	0%

	Series Z Preferred Stock	0	0%
Directors and Executive Officers as a Group ([●])	Series B Preferred Stock	1,643,255	100%%
	Series C Preferred Stock	0	0%
	Series D Preferred Stock	5	100%
	Series E Preferred Stock	0	0%
	Series F Preferred Stock	0	0%

	Series Z Preferred Stock	0	0%

(1)	Applicable percentage of ownership is based on 1,643,255 shares of Series B Stock outstanding as of February 13, 2023, plus, for each stockholder, all shares that such stockholder could be issued within 60 days upon the conversion or exercise of any convertible or exercisable securities.

Changes in Control

We do not know of any arrangements that may, at a subsequent date, result in a change in control.

Item 5. Directors and Executive Officers.

Directors and Executive Officers

Our executive officers are appointed by, and serve at the pleasure of, our Board, holding office until their death, resignation, or removal from office. Each of our directors serve a one-year term, with the current director serving until the next annual meeting of stockholders, until his respective successor has been duly elected and qualified, or until his death, resignation, or removal.

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position	Date First Elected or Appointed

Oscar Brito	50	Chief Executive Officer, Director, President,	March 2013
Steven Plumb	62	Chief Financial Officer, Director	May 1, 2021
Alejandro Laplana	30	Chief Technology Officer, Director	May 1, 2021
Daniel Laplana		VP, Business Development	May 1, 2021

Oscar Brito – Chief Executive Officer, Chairman of the Board. Mr. Brito has served as our Chief Executive Officer, and director since June 2021, and previously served as Chief Financial Officer from October 2017 to June 2021. Mr. Brito has more than two decades of experience in real estate development and management in the US and Europe. He previously co-founded The Bulgari Hotel in May 2007, a luxury hotel in London, where he sourced the site location, and developed the property into a leading boutique hotel. Additionally, he co-founded IQSTel, Inc. in June 2017, a Spanish telecommunications firm providing VoIP and telecom services to Tier-1 carriers in Europe, including Deutsche Telecom and Vodafone. He served as Members of the Board of Directors of IQSTel from June 2017 [ to [March, 2020.. Lastly, he is founder and currently managing director of GBS Capital Partners, LLC, a merchant bank specializing I middle-market tech and real estate investments and advisory. Since founding the firm, he has advised on transactions totaling $500 million. Mr. Brito holds a Law Degree from the Universidad Católica Andrés Bello, and a MBA from Duke University’s Fuqua School of Business. We believe that Mr. Brito is qualified to serve on our Board because of he has served in multiple C-level positions in public companies and has the experience and knowledge necessary to lead us.

Steven M. Plumb, CPA – Chief Financial Officer, Director. Mr. Plumb is a seasoned senior executive and financial manager experienced in operations, finance and marketing. He has Big 4 CPA experience, a background in IT, biotech, oil and gas, real estate, medical and utility companies. Mr. Plumb was the chief financial officer of Artella Solutions, Inc., a private medical device company, since December 2018 through May 2021 He has served as the chief financial officer of DirectView Holdings, Inc. (DIRV.PK) since January 2020. From May 2013 through February 2019, Mr. Plumb was the Chief Financial Officer of ProBility Media Corp. (PBYA.PK). From 2011 to 2013, Mr. Plumb was the Chief Financial Officer of Bering Exploration, Inc., (BERX) an oil and gas exploration and production company. In April 2013, Mr. Plumb was appointed to the additional position of President of Bering. From 2012 to 2014, Mr. Plumb served as the chief financial officer of Complexa, Inc., a venture capital backed biotechnology company. From September 2009 to April 2012, Mr. Plumb served as the Chief Financial Officer of ADB International Group, Inc. (ADBI.PK) and from June 2010 to April 2012, he also served on the board of directors of ADBI. From September 2010 to June 2011, Mr. Plumb served as the Chief Financial Officer of Galaxy Media & Marketing Corp (Galaxy) and from January 2011 to June 2011 he also served as a member of the board of directors and chair of the board of directors of Galaxy. Since 2001, he has served as the owner and president of Clear Financial Solutions, Inc., a consulting firm that provides interim CFO services to small public companies. In this capacity he has prepared SEC filings, managed investor relations, raised capital, conducted mergers and acquisition activities, developed successful offering memorandum, registration statements and investor presentations. Mr. Plumb is a former auditor with PriceWaterhouseCoopers and KPMG. Mr. Plumb has a Bachelor of Business Administration degree from the University of Texas at Austin, Austin, Texas.

Alejandro Laplana – Chief Technology Officer, Director. Mr. A. Laplana has served as our Chief Technology Officer since May, 2021. Prior to joining our firm, Mr. A. Laplana had extensive experience in business development and venture capital, and managing startups. He served as Vice President of Urbalink, a market researcher and corporate advisor in the telecommunications industry from December 2012 to January 2014. After this, he served as co-founder and Managing Partner of anyGuest.com from October 2013 to January 2016, and co-founder and Managing Partner of After-Mouse.com from October 2013 to January 2016. In these roles, Mr. A. Laplana oversaw business and product development, and oversaw Series A raises from major venture capital firms. Additionally, Mr. A. Laplana served as Director and COO of Horizon Globex, a VoIP platform provider for the Latin American market, from January 2015 to November 2018, and Managing Principal of Nesting Partners, a Venture Capital Firm, from March 2015 to March 2018. In addition to this, he has been founder and CEO of Shokworks, Inc. since January 2017, and is an active investor in numerous startups. Mr. A. Laplana previously sat on the board of directors of CryptoBucks, Sophisticated, Two Way Stadiums, Inc. and Publishmenu.com. He holds a Bachelor’s of Arts in Economics and International Relations from Syracuse University and a Master’s of Science in Executive Management of Technology from New York University.

Daniel Laplana – Senior Vice President of Business Development. Mr. D. Laplana has served as our Senior Vice President of Business Development since May, 2021. Prior to this, he had extensive experience in real estate and business development. He previously served as a business development executive at Vaster Capital from March 2017 to March 2019. Additionally, he is a sales agent at Douglas Elliman Real Estate, a role he has held since May 2015. Lastly, he currently serves as Chief Operating Officer of Shokworks since March 2018. Mr. D. Laplana holds a Bachelor of Business Administration in Marketing and Management from American University.

Family Relationships

There are no family relationships among any of our executive officers or director, except that Board of Director member, Alejandro Laplana is brother to SVP Mr. Daniel Laplana.

Involvement in Certain Legal Proceedings

None of our executive officers or director has been involved in any of the following events during the past ten years:

(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent, or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association, or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	being the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Commission has not been reversed, suspended, or vacated;

(f)	being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Item 6. Executive Compensation.

The following table sets forth certain compensation awarded to, earned by, or paid to the following “named executive officers,” which term is defined as follows:

(a)	all individuals serving as our principal executive officer and principal financial officer during the years ended December 31, 2021, 2020, and 2019; and

(b)	each of our three other most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2021, 2020, and 2019.

Except as set forth in the following table, we did not have any individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer as of the end of fiscal 2021.

Name and Position	Fiscal Year	Salary ($)		Stock Awards ($) (1)	Total ($)

Oscar Brito (2)	2021		$140,000	$0	$0
Chief Executive Officer,	2020		140,000	0	0
Chairman of the Board	2019		284,000(6)	0	0
Steven Plumb (3)	2021		$0	$0	$0
Chief Financial Officer, Director	2020		0	0	0
	2019		0	0	0
Alejandro Laplana (4)	2021		$0	$360,000	$360,000
Chief Technology Officer, Director	2020	0
	2019		0	$0	0
Daniel Laplana (5)	2021		$0	$0	$0
Senior Vice President of Business	2020		0		]
Development, Director	2019		0

(1)	For valuation purposes, the dollar amount shown is calculated based on the market price of our Common Stock on the grant dates. The number of shares granted, the grant date, and the market price of such shares for each named executive officer is set forth below.
(2)	Mr. Brito was appointed as our Chief Executive Officer in June, 2021, and previously served as Chief Financial Officer from October 2017 to June 2021.
(3)	Mr. Plumb was appointed as our Chief Financial Officer in May, 2021
(4)	Mr. A. Laplana was appointed as our Chief Technology Officer in May, 2021.
(5)	Mr. D. Laplana was elected as Senior Vice President of Business Development in May, 2021.
(6)	Mr. Brito’s compensation in 2018 includes a base annual salary of $140,000 and a one time signing bonus of $144,000.

Narrative Disclosure to Summary Compensation Table

The following is a discussion of the material information that we believe is necessary to understand the information disclosed in the foregoing Summary Compensation Table.

Oscar Brito

On May 2018, we entered into an employment agreement with Mr. Brito. Pursuant to the employment agreement, Mr. Brito is entitled to a base salary of $140,000 per year. Mr. Brito is also eligible to receive an annual bonus as provided for under an annual incentive plan sponsored and maintained by us and/or as the Board determines in its discretion, as well as options to purchase shares of Common Stock as the Board determines in its discretion. In addition to certain payments due to Mr. Brito upon termination of employment, the employment agreement contains customary non-competition, non-solicitation, and confidentiality provisions. Finally, Mr. Brito is eligible for certain other welfare, pension, and incentive benefits available to all of our senior executives.

Mr. Brito earned total cash compensation for his services to us in the amount of $0 for each of fiscal 2021, 2020, and 2019.

No common shares have been issued to Mr. Oscar Brito since 2015..

Outstanding Equity Awards at Fiscal Year-End

We did not have any option awards or unvested stock awards outstanding as of December 31, 2021.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our director or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than as disclosed below, we have no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payments to our director or executive officers at, following, or in connection with the resignation, retirement, or other termination of our director or executive officers, or a change in control of our Company or a change in our director’s or executive officers’ responsibilities following a change in control.

Mr. Brito and our other senior executives are entitled to payments upon termination pursuant to the terms of their respective employment agreements. If the officer’s employment is terminated by us “without cause” or by the officer for “good reason” (each term as defined in the employment agreement), we are obligated to pay to the officer (i) his base salary and any bonus earned and/or accrued, but unpaid through the date of termination, (ii) a pro rata portion of the officer’s annual bonus for the fiscal year in which the officer’s termination occurs in an amount at least equal to (1) the officer’s target bonus amount, multiplied by (2) a fraction, the number of which is the number of days in the fiscal year in which the termination occurs through the date of termination and the denominator of which is 365 (the “Pro-Rated Bonus”), (iii) any accrued vacation pay, and (iv) a lump-sum cash payment equal to 50% of the officer’s then-current base salary. We are also obligated to continue for a period of six months following the termination, medical, hospitalization, dental, and life insurance programs the officer and his dependents were participating immediately prior to the date of termination (the “Continued Benefits”).

If the officer’s employment is terminated by us for “cause” or by the officer “without good cause” (each term as defined in the employment agreement), we are obligated to pay the officer his base salary and accrued vacation pay through the date of termination. If the officer’s employment is terminated for “disability” (as that term is defined in the employment agreement), we are obligated to pay the officer his base salary, bonus, and accrued vacation pay through the date of termination as soon as practicable following the date of termination, the Pro-Rated Bonus, and the Continued Benefits for a period of one year.

If the officer’s employment is terminated by reason of death, we are obligated to pay to his beneficiaries, legal representatives, or estate, as the case may be, the officer’s base salary and accrued vacation pay through the date of termination, his Pro-Rated Bonus, and the Continued Benefits, for the benefit of the officer’s spouse and dependence, for a period of two years.

Director Summary Compensation Table

As of February 13th, 2023, we do not have any non-employee directors. We did not compensate them for their service as directors during any of the years in which they served.

Risk Assessment in Compensation Programs

During our 2020, 2019, and 2018 fiscal years, we paid compensation to our employees, including executive and non-executive officers. Due to the size and scope of our business, and the amount of compensation, we did not have any employee compensation policies and programs to determine whether our policies and programs create risks that are reasonably likely to have a material adverse effect on us.

Item 7. Certain Relationships and Related Party Transactions, and Director Independence.

Related Party Transactions

When we are contemplating entering into any transaction in which any executive officer, director, director nominee, or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the Chairman of the Board for his consideration. The Board has not adopted a written policy for related party transactions.

Except for the transactions described below, we have had no related party transactions during the fiscal years ended December 31, 2021, 2021, and 2019.

Transactions with Oscar Brito and GBS Capital Partners, LLC

Oscar Brito, our Chief Executive Officer, and President, is the owner of GBS. Commencing in March 2013, Mr. Brito, through GBS, entered into a series of financial arrangements, consulting agreements, and an employment agreement with us. During our fiscal years prior to our 2020 fiscal year, GBS assisted us with certain business transactions and earned fees in respect thereof, which fees were accrued and portions of which were repaid by our issuing to GBS shares of our Common Stock. Mr. Brito, directly, entered into an employment agreement with us in May 2018, pursuant to which he is to receive $140,000 in annual compensation. During our fiscal years prior to our 2020 fiscal year, as well as our 2020 fiscal year, much of Mr. Brito’s compensation has been accrued. Effective August 9, 2022 we issued

643,255 shares of our Series B Stock to GBS in consideration of the retirement of our accrued obligations (approximately $643,255) to GBS and Mr. Brito.

Director Independence

Our Board is currently composed of three members: Mr. Brito, Mr. A. Laplana, and Mr. Plumb. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards.

Board Compensation

Our board of directors currently consists of three members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Committees

Our Board has three board committees – Audit Committee, Compensation Committee and Nomination Committee. The membership of the committees are as follows:

Committees	Audit Committee	Compensation Committee	Nomination Committee
Members:	Steven Plumb, Committee Head Oscar Brito Alejandro Laplana	Oscar Brito, Committee Head Steven Plumb Alejandro Laplana	Oscar Brito, Committee Head Steven Plumb Alejandro Laplana

Audit Committee

On January 1, 2021, our Board adopted an audit committee charter (the “Audit Committee Charter”) to govern the Audit Committee. Currently, Messrs. Brito, Plumb, and A. Laplana serve on the Audit Committee. As of the date of this Registration Statement, none of the members qualifies as an “audit committee financial expert.”

The Audit Committee Charter requires that each member of the Audit Committee meet the independence requirements of The Nasdaq Stock Market LLC and the Commission and requires that the Audit Committee have at least one member that qualifies as an “audit committee financial expert.” We believe that Mr. Plumb satisfies these requirements. In addition to the enumerated responsibilities of the Audit Committee in the Audit Committee Charter, the primary function of the Audit Committee is to assist our Board in its general oversight of our accounting and financial reporting processes, audits of our financial statements, and internal control and audit functions.

Compensation Committee

On January 1, 2021, our Board approved and adopted a charter (the “Compensation Committee Charter”) to govern the Compensation Committee. Currently, Messrs. Brito, Plumb, and A. Laplana (Chairman) serve as members of the Compensation Committee. In addition to the enumerated responsibilities of the Compensation Committee in the Compensation Committee Charter, the primary function of the Compensation Committee is to oversee the compensation of our executives, produce an annual report on executive compensation for inclusion in our proxy statement, if and when required by applicable laws or regulations, and advise our Board on the adoption of policies that govern our compensation programs.

Governance and Nominating Committee

On January 1, 2021, our Board approved and adopted a charter (the “Nominating Committee Charter”) to govern the Governance and Nominating Committee (the “Nominating Committee”). Currently, Messrs. Brito, Plumb, and A. Laplana (Chairman) serve as members of the Nominating Committee.

Item 8. Legal Proceedings.

Legal Proceedings

From time to time we are involved in various legal actions arising in the normal course of business. We currently have no legal proceeding to which we are a party to or to which our property is subject and, to the best of our knowledge, no adverse legal activity is anticipated or threatened.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our Common Stock is quoted on the OTCM’s Pink Open Market, under the symbol “MSPC.” The following table shows the high and low closing bid prices of our Common Stock for periods indicated as reported by the OTCM. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	High Closing Bid Price Per Share	Low Closing Bid Price Per Share
Fiscal Year 2023
First Quarter (through February 13, 2023)	$.0002	$0.00001

Fiscal Year 2022
Fourth Quarter	$0.0002	$0.00005
Third Quarter	$0.0002	$0.0001
Second Quarter	$0.0003	$0.0001
First Quarter	$0.0004	$0.0002

Fiscal Year 2022
Fourth Quarter	$0.0004	$0.0002
Third Quarter	$0.00245	$0.0006
Second Quarter	$0.0025	$0.0006
First Quarter	$0.0033	$0.0003

Fiscal Year 201
Fourth Quarter	$0.0006	$0.00005
Third Quarter	$0.0001	$0.00005
Second Quarter	$0.0001	$0.00005
First Quarter	$0.0001	$0.00005

Fiscal Year 2019
Fourth Quarter	$0.0002	$0.00005
Third Quarter	$0.0002	$0.00005
Second Quarter	$0.0002	$0.0001
First Quarter	$0.0004	$0.0001

On February 13th 2023, the closing bid price of our Common Stock as reported by OTCM was $0.0001per share.

Holders

As of February 14th 2023, we had approximately 590 record holders of shares our Common Stock. As of February 14th , 2023 we had 28,612,513,511shares of our Common Stock issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Securities Not Registered under the Securities Act; Rule 144 Eligibility

Our Common Stock and preferred stock have not been registered under the Securities Act. Accordingly, the shares of Common Stock and preferred stock issued and outstanding may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

Shares of our Common Stock that are restricted securities may be eligible for resale in compliance with Rule 144 of the Securities Act, subject to the requirements described below. “Restricted securities,” as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144. Below is a summary of the requirements for sales of our Common Stock pursuant to Rule 144, after the effectiveness of this Registration Statement.

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of Common Stock held longer than six months, but less than one year, will be subject only to the current public information requirement. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

A person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three-month period a number of shares that does not exceed one percent of the number of shares of our Common Stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Persons who may be deemed to be affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

We expect that substantially all of the 449,688,215 issued and outstanding shares of our Common Stock will be eligible for sale under Rule 144 90 days after the effective date of this Registration Statement. We cannot estimate the number of shares of our Common Stock that our existing stockholders will elect to sell under Rule 144.

Item 10. Recent Sales of Unregistered Securities.

Recent Sales of Unregistered Securities

We issued the following shares of our Common Stock in Fiscal Year 2019:

On January 3, 2019, we issued a 8% Convertible Note to an institutional investor for a principal amount of $33,333 with a six month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $50,125. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 10, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $38,889 with a six month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $49,311. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 15, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $33,600 with a twelve month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $43,223. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On January 17, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $50,000 with a six month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $74,630. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On March 7, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $11,111 with a six month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $16,211. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 8, 2019, we issued a 12% Convertible Note to an institutional investor for a principal amount of $22,222 with a six month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $31,927. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 21, 2019, we issued a [●]% Convertible Note to an institutional investor for a principal amount of $13,333 with a four month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $18,410. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On October 4, 2019, we issued a [●]% Convertible Note to an institutional investor for a principal amount of $14,000 with a twelve month term that is convertible into shares of our Common Stock. As of February 13, 2023, the outstanding balance was $17,216. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

We also issued the following warrants that are convertible into shares of our Common Stock in Fiscal Year 2019:

Each of the warrants was issued to one institutional investor in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

Date of Issuance	Initial Exercise Date	Expiration Date	Underlying Number of Shares	Exercise Price Per Share
$
$
$
$
$
$
$
$

We did not issue any shares of our Common Stock or convertible notes in Fiscal Year 2020.

We issued the following shares of our Common Stock in Fiscal Year 2021:

On March 24, 2021, we issued 718,258,667 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00006, for an aggregate value of $43,096. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 3, 2021, we issued 554,961,250 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00004, for an aggregate value of $22,198. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 20, 2021, we issued 497,812,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00004, for an aggregate value of $19,912. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 24, 2021, we issued 100,000,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00024, for an aggregate value of $24,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 26, 2021, we issued 526,693,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00004, for an aggregate value of $21,056. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 26, 2021, we issued 140,000,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00025, for an aggregate value of $35,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 15, 2021, we issued 528,753,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00004, for an aggregate value of $21,150. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 15, 2021, we issued 100,000,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00018, for an aggregate value of $18,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 21, 2021, we issued 118,699,500 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00004, for an aggregate value of $4,747. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On June 23, 2021, we issued 72,536,000 shares of our Common Stock to an institutional investor in connection with the partial conversion of a convertible note payable. The shares were issued at a per-share price of $0.00004, for an aggregate value of $2,901. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

We issued the following notes that are convertible into shares of our Common Stock in Fiscal Year 2021:

On March 5, 2021, we issued a Convertible Note to an institutional investor for a principal amount of $22,173 with a twelve month term that is convertible into shares of our Common Stock. As of February 14, 2023, the outstanding balance was $22,363. We issued the Convertible Note and, as applicable, the underlying shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

We issued the following shares of our Common Stock in Fiscal Year 2022:

On January 18, 2022, we issued 83,333,333 shares of our Common Stock to Anna Fuenmayor as compensation for services rendered to the Company. The shares were issued for an aggregate value of $43,488. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On April 12, 2022, we issued 200,000,000 shares of our Common Stock to Pardes Irrevocable Trust as compensation for services rendered to the Company. The shares were issued for an aggregate value of $60,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On May 10, 2022, we issued 178,855,837 shares of our Common Stock to Isaias Medina on the conversion of Preferred Series D shares. The shares were issued for an aggregate value of $10. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On July 5, 2022, we issued 720,166,667 shares of our Common Stock to Yohan Naraine in connection with the conversion of a convertible note payable. The shares were issued for an aggregate value of $21,605. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On July 22, 2022, we issued 3,600,000,000 shares of our Common Stock to GBS Capital Partners, LLC on the conversion of Preferred Series D accrued dividends. The shares were issued for an aggregate value of $486,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 8, 2022, we issued 3,600,000,000 shares of our Common Stock to Alejandro Laplana as compensation for services rendered to the Company. The shares were issued for an aggregate value of $720,000. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

On August 12, 2022, we issued 643,255 shares of our Series B Preferred Stock to GBS Capital Partners, LLC as compensation for services rendered to the Company. The shares were issued for an aggregate value of $643,225. We issued the shares in reliance on the exemption from registration pursuant to Rule 506 of Regulation D promulgated by the Commission under the Securities Act.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation and our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, and to the provisions of the Delaware General Corporation Law (“DGCL”). We encourage you to review complete copies of our Certificate of Incorporation, Certificate of Designation of our Series Z Stock, and our Bylaws. Copies of these documents are filed as exhibits to this Registration Statement.

General

We are currently authorized to issue up to 36,210,000,000 shares of our Common Stock and 10,000,000 shares of our preferred stock, par value $0.000001 per share.

Common Stock

Of the 36,210,000,000 shares of Common Stock authorized by our Certificate of Incorporation, 28,612,513,511 shares of our Common Stock are issued and outstanding as of February 14, 2023. Each holder of our Common Stock is entitled to one vote per share held of record on all matters submitted to a vote of the stockholders and not entitled to cumulative voting for the election of directors. Holders of our Common Stock do not have any preemptive, conversion, or other subscription rights. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor, subject to the rights of preferred stockholders. We have not paid any dividends and do not intend to pay any cash dividends to the holders of our Common Stock in the foreseeable future. We anticipate reinvesting our earnings, if any, for use in the development of our business. In the event of liquidation, dissolution, or winding up of the Company, the holders of our Common Stock are entitled, unless otherwise provided by law or our Certificate of Incorporation, including any certificate of designations for series of preferred stock, to share ratably in all assets remaining after payment of liabilities and the preferences of preferred stockholders. There are no redemption or sinking fund provisions applicable to our Common Stock.

We are not registering any other class or series of our equity securities. We are providing a description of our class of preferred stock and our Series Z Stock below to put into context the above description of the class of our Common Stock.

Preferred Stock

We currently have 10,000,000 shares of preferred stock, par value $0.000001 per share, authorized in our Certificate of Incorporation. Of this, 2,000,000 shares have been designated as Series B Preferred Stock, of which 1,643,255 are issued and outstanding as of February 13th, 2023. The per-share Stated Value of the Series B Stock is $0.00001 100,000 shares have been designated as Series C Preferred Stock, of which 0 are issued and outstanding as of February 13, 2023. 400,000 shares have been designated Series D Preferred Stock, of which 2,000 shares have been issued, as of August 13th, 2023. 5 shares have been designated Series E Preferred Stock, of which 5 shares have been issued, as of February 13th, 2023. 10,000,000 shares have been designated Series Z Preferred Stock, of which zero shares have been issued, as of February 13th, 2023 2023.

The Board is authorized, without further approval from our stockholders, to create one or more series of preferred stock, and to designate the rights, privileges, preferences, restrictions, and limitations of any given series of preferred stock. Accordingly, the Board may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Series B Preferred Stock

As of February 13th, 2023, 2023, 1,643,255 shares of Series B Preferred Stock are issued and outstanding. The shares of Series B Preferred Stock, as a series, have voting rights, on a variable basis, to an aggregate vote equivalent to one share in excess of the maximum potential vote of the aggregate of the other classes or series of the then-issued and outstanding equity voting shares at any occasion when the vote of the holders of voting equity of the Company is held (whether at an annual meeting or special meeting of such holders or by the written consent of such holders). The shares of Series B Preferred Stock do not have any redemption rights. The shares of Series B Preferred Stock do not have any preemptive or equivalent rights.

Conversion Rights of Series B Preferred Stock

At the option of the holder of Series B Preferred Stock, each share of Series B Preferred Stock shall be initially convertible at a price of $0.000135.

Dividend Rights of Series B Preferred Stock

We may not declare, pay, or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required in the Certificate of Incorporation), from and including February 2015, the holders of the Series B Preferred Stock then outstanding shall receive a dividend at a non-compounded, but cumulative rate of 8.75% of the Stated Value, payable, with or without the declaration thereof by the Board of Directors, solely in connection with and upon conversion of shares of the Series B Preferred Stock and only upon those shares of Series B Preferred Stock that are then being converted. Such dividends shall be only payable in shares of Common Stock and be made in accordance with applicable corporate law.

Liquidation Preference of Series B Preferred Stock

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to the Stated Value for each share of Series B Preferred Stock out of the proceeds of such liquidation, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon. The entitlement to liquidation proceeds is junior to any other series of Preferred Stock, that, in accordance with its respective liquidation rights, is superior to the liquidation rights of the Series B Preferred Stock. The holders of the Series B Preferred Stock shall not participate in our remaining proceeds from a Liquidation. A fundamental transaction or change of control transaction shall not be deemed a Liquidation.

Series C Preferred Stock

As of February 13th, 2023, 0 shares of Series C Preferred Stock are issued and outstanding. The shares of Series C Preferred Stock, as a series, have voting rights, on a variable basis, to an aggregate vote equivalent to one share in excess of the maximum potential vote of the aggregate of the other classes or series of the then-issued and outstanding equity voting shares at any occasion when the vote of the holders of voting equity of the Company is held (whether at an annual meeting or special meeting of such holders or by the written consent of such holders). The shares of Series C Preferred Stock do not have any redemption rights. The shares of Series C Preferred Stock do not have any preemptive or equivalent rights.

Conversion Rights of Series C Preferred Stock

At the option of the holder of Series C Preferred Stock, each share of Series C Preferred Stock shall be initially convertible into Common Stock at a 90% of the price of the previous 10 days bid price.

Dividend Rights of Series C Preferred Stock

We may not declare, pay, or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required in the Certificate of Incorporation. The Series C Preferred Stock then outstanding shall receive a dividend at a non-compounded, but cumulative rate of 8.75% of the Stated Value, payable, with or without the declaration thereof by the Board of Directors, solely in connection with and upon conversion of shares of the Series C Preferred Stock and only upon those shares of Series C Preferred Stock that are then being converted. Such dividends shall be only payable in shares of Common Stock and be made in accordance with applicable corporate law.

Liquidation Preference of Series C Preferred Stock

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to the Stated Value for each share of Series C Preferred Stock out of the proceeds of such liquidation, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon. The entitlement to liquidation proceeds is junior to any other series of Preferred Stock, that, in accordance with its respective liquidation rights, is superior to the liquidation rights of the Series C Preferred Stock. The holders of the Series C Preferred Stock shall not participate in our remaining proceeds from a Liquidation. A fundamental transaction or change of control transaction shall not be deemed a Liquidation.

Series D Preferred Stock

As of February 13th, 2023, 2,000 shares of Series D Preferred Stock have been issued. The shares of Series D Preferred Stock, as a series, have voting rights, on a variable basis, to an aggregate vote equivalent to one share in excess of the maximum potential vote of the aggregate of the other classes or series of the then-issued and outstanding equity voting shares at any occasion when the vote of the holders of voting equity of the Company is held (whether at an annual meeting or special meeting of such holders or by the written consent of such holders). The shares of Series D Preferred Stock do not have any redemption rights. The shares of Series D Preferred Stock do not have any preemptive or equivalent rights.

Conversion Rights of Series D Preferred Stock

At the option of the holder of Series D Preferred Stock, each share of Series D Preferred Stock shall be initially convertible into into Common Stock at a 90% of the price of the previous 10 days bid price

Dividend Rights of Series D Preferred Stock

We may not declare, pay, or set aside any dividends on shares of Common Stock unless (in addition to the obtaining of any consents required in the Certificate of Incorporation), . The Series D Preferred Stock then outstanding shall receive a dividend at a non-compounded, but cumulative rate of 8.75% of the Stated Value, payable, with or without the declaration thereof by the Board of Directors, solely in connection with and upon conversion of shares of the Series D Preferred Stock and only upon those shares of Series D Preferred Stock that are then being converted. Such dividends shall be only payable in shares of Common Stock and be made in accordance with applicable corporate law.

Liquidation Preference of Series D Preferred Stock

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to the Stated Value for each share of Series D Preferred Stock out of the proceeds of such liquidation, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon. The entitlement to liquidation proceeds is junior to any other series of Preferred Stock, that, in accordance with its respective liquidation rights, is superior to the liquidation rights of the Series D Preferred Stock. The holders of the Series D Preferred Stock shall not participate in our remaining proceeds from a Liquidation. A fundamental transaction or change of control transaction shall not be deemed a Liquidation.

Series E Preferred Stock

The Series E Preferred Stock is not convertible into the common stock of the Company and does not accrue dividends. The outstanding shares of Series E Preferred Stock haves the right to take action by written consent of vote based on the number of votes equal to four times the number of votes of all outstanding shares of capital stock of the Company such that the holders of the outstanding shares of Series E Preferred Stock shall always constitute 80% of the voting rights of the Company. Currently, Mr. Oscar Brito owns 5 Preferred shares which constitute 100% of the issued and outstanding.

Series Z Preferred Stock

The Series Z Preferred Stock is not convertible into the common stock of the Company and does not accrue dividends. The outstanding shares of Series Z Preferred Stock haves the right to take action by written consent of vote based on the number of votes equal to four times the number of votes of all outstanding shares of capital stock of the Company such that the holders of the outstanding shares of Series Z Preferred Stock shall always constitute 0% of the voting rights of the Company. As of February 14, 2023, no Series Z shares have been issued.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Provisions

The Company is subject to Section 203 of the DGCL, an anti-takeover statute. Section 203 of the DGCL protects publicly traded Delaware corporations, such as the Company following the distribution, from hostile takeovers, and from actions following a hostile takeover, by prohibiting some transactions once a potential acquirer has gained a significant holding in the corporation. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

(i)	prior to such date, the board of directors approved of such corporation either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(ii)	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

(iii)	on or after such date the business combination is approved by the board of directors of such corporation and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns (or who is an affiliate or associate of the corporation and did own within three years prior to the date of determination whether the person is an “interested stockholder”) 15% or more of the corporation’s voting stock.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither the Company’s Certificate of Incorporation nor the Company’s Bylaws contain the election not to be governed by Section 203 of the DGCL. Therefore, the Company will be governed by Section 203 of the DGCL.

Governing Documents

Certain provisions of the Company’s Certificate of Incorporation and Bylaws (collectively, the “Governing Documents”) could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company’s Board and in the policies formulated by the Company’s Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company’s Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the Company’s management or delaying or preventing a transaction that might benefit minority shareholder of the Company. These provisions include, among others:

●	Authority of the Board to issue capital stock;

●	Members of the Board may be removed at any time only, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares then entitled to vote at an election of directors, voting together as a single class;

●	No cumulative voting; and

●	All stockholder actions must be effected at a duly called meeting of stockholders and not by written consent.

The Bylaws of the Company also impose some procedural requirements on the Company’s stockholders who wish to make nominations in the election of directors; or, propose any other business to be brought before an annual meeting of stockholders. Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to the Company’s secretary containing, among other things, the following:

●	a description of the business or nomination to be brought before the meeting, the text of the proposal and the reasons for conducting such business at the meeting;

●	the name and record address of each stockholder proposing business, as they appear in the Company’s books and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

●	the class or series and number of shares of stock of the Company, directly or indirectly, held of record and beneficially by and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made;

●	the class or series and number of shares of stock of the Company that are owned beneficially in concert;

●	a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

●	any material interest of such stockholder and beneficial owner, if any, on whose behalf the proposal is made in such business.

The Company’s Bylaws also set out the timeliness requirements for delivery of such notice. In order to submit a nomination for the Company’s Board, a stockholder must also submit any information with respect to the nominee that the Company would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by the Company’s stockholders.

Size of Board and Vacancies

The Company’s Governing Documents provide that the Board will consist of one or more members, with the exact number of directors to be fixed by resolution of the Board. Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board or any committee thereof resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting the Board or such committee or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board, shall hold office until their successors are duly appointed by the Board or until their earlier death, resignation or removal.

Special Stockholder Meetings

A special meeting of stockholders may only be Board of Directors, the Chairman of the Board, or the Chief Executive Officer of the Company, and stockholders may not act by written consent unless expressly provided to the contrary for a particular class.

Certain Effects of Authorized but Unissued Stock

The Company’s authorized but unissued shares of Common Stock will available for the Board to issue without stockholder approval. The Company will be able to use the additional authorized shares of Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of the Company’s authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or other transaction.

The Board will also be able to, without approval of stockholders, issue one or more series of Preferred Stock. In some cases, the issuance of Preferred Stock could delay, defer or prevent a change in control of the Company and make it harder to remove present management, without further action by the Company stockholders. Under some circumstances, Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of the Common Stock if the Company liquidates or dissolves and could also restrict or limit dividend payments to holders of the Common Stock.

Transfer Agent and Register

Our transfer agent and registrar for our Common Stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa, Drive, Henderson, Nevada, 89014. Its telephone number is (702) 818-5898.

We will pay all fees charged by the transfer agent for transfers of our Common Stock except for special charges for services requested by a stockholder. We will also indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Certificate of Incorporation provides that no director will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty acting in his/her capacity as a director, except for liability (i) for any breach of the duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or, (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of a director to the Company shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time-to-time.

The Company’s Certificate of Incorporation and Bylaws provide that the Company will indemnify any director, officer, employee, fiduciary, or agent of the Company (each a “Covered Person”) who was or is made or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than a Proceeding by or in the right of the Company, by reason of the fact that such person is or was a Covered Person, or, while a Covered Person, or is or was serving at the request of the Company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Company shall also have the power to indemnify its Covered Persons as set forth in the DGCL or other applicable law.

The Company’s Certificate of Incorporation and Bylaws also provide that the Company will indemnify any person who was or is made a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a Covered Person of the Company or is or was serving at the request of the Company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding the foregoing, the Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the Board.

The Company’s Bylaws further provide that, to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to above, or in defense of any claim, issue or matter therein, the Company shall indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses actually and reasonably incurred by a Covered Person in defending a civil or criminal Proceeding may be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

The Company may purchase and maintain insurance on behalf of any person who is or was a Covered Person, or is or was serving at the request of the Company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company’s Bylaws.

Item 13. Financial Statements and Supplementary Data.

Metrospaces, Inc.

Financial Statements & Notes

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Metrospaces, Inc.

Quarterly Financial Statements

Three and Nine Months Ending September 30, 2022 and 2021

METROSPACES, INC.

Consolidated Balance Sheets

	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$79	$42,833

Non-current Assets
Investment in marketable securities	50,000	781,722
Prepayments for furniture and fixtures	2,428	30,928
Property, net	5,512,931	638,302
Investment in partnership	330,203	321,709
Note receivable – related party	82,500	—
TOTAL ASSETS	$5,978,141	$1,815,494

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$807,216	$620,786
Notes payable, net	6,302,055	1,367,086
Notes payable - accrued interest	1,288,441	989,499
Notes payable - related parties	620,070	115,451
Convertible notes, net	1,487,516	1,481,654
Operating lease, current	—	—
Accrued dividends – preferred stock	427,893	835,143
Derivative liabilities	2,073,834	992,463
Total Current Liabilities	13,007,025	6,402,082

TOTAL LIABILITIES	$13,007,025	$6,402,082

Commitments and contingencies	—	—

MEZZANINE EQUITY
Series B preferred stock, $0.000001 par value, 2,000,000 shares authorized, 1,150,000 and 1,200,000 shares issued and outstanding at December 31, 2021 and 2020, respectively.	1	1
	$1	$1

Stockholders’ Deficit

Series F Preferred Stock, $0.000001 par value, 400,000 shares authorized, 5,556 and 0 shares issued and outstanding at December 31, 2021 and 2020, respectively.	6	6
Common Stock, $0.000001 par value, 36,200,000,000 shares authorized 28,612,513,511 and 20,230,157,674 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively.	28,612	20,230
Additional paid in capital	16,954,870	15,021,189
Accumulated deficit	(24,012,437)	(19,628,014)
Total Stockholders’ Deficit	(7,028,884)	(4,586,589)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$5,978,141	$1,815,494

See accompanying notes to financial statements.

METROSPACES, INC.

Consolidated Statements of Income

Three and Nine Months Ending September 30, 2022 and 2021

	Three Months Ended,		Nine Months Ended,
	September 30,	September 30,	September 30,	September 30,
	2022	2021	2022	2021
Revenue, net of discounts	$51,432	$47,372	$223,977	$47,372
Operating Expenses
General and administrative expenses	1,332,204	740,392	2,236,336	928,148
Total operating expenses	1,332,204	740,392	2,236,336	928,148

Operating Loss	(1,280,772)	(693,020)	(2,012,359)	(880,776)

Other Income (expense)
Interest expense	(567,726)	(696,338)	(906,772)	(891,233)
Gain (loss) on change in fair value of derivative	(1,061,238)	467,035	(1,081,370)	10,187,049
Gain on sale of marketable securities	(364,419)	(164,183)	(196,932)	—
Change in value of marketable securities	—	—	(186,990)	589,302
Interest income	—	15,201	—	34,055
Other income (Loss)	—	—	—	—
Total other income (expense)	(1,993,383)	(378,285)	(2,372,064)	9,919,173

Net Income (loss) before taxes	(3,274,155)	(1,071,305)	(4,384,423)	9,038,397
Income tax benefit	—	—	—	—

Net Income (Loss)	(3,274,155)	(1,071,305)	(4,384,423)	9,038,397

Net loss per common share - basic and diluted	$(0.00)	$0.00	$(0.00)	$0.00

Weighted average of common shares - basic and diluted	29,607,561,659	10,526,204,993	25,652,518,480	10,328,856,176

See accompanying notes to financial statements.

METROSPACES, INC.

Consolidated Statements of Cash Flows

Nine Months Ending September 30, 2022 and 2021

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(4,384,423)	$9,038,397

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	1,277,297	210,000
Depreciation	67,484	12,395
Income from partnership	(8,494)	—
Change in value of marketable securities	—	(129,257)
(Gain) loss on change in fair value of derivative	1,081,371	(10,187,049)
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	(10,922)	(34,056)
Inventory	—	(79,905)
Prepaid expenses	28,500	—
Notes receivable	649,222	—
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	721,347	885,337
Net Cash Used in Operating Activities	(567,696)	(284,138)

CASH FLOWS FROM INVESTING ACTIVITIES:
Tenant deposits	—	74,499
Purchase of property	(4,942,113)	(4,061,413)
Net Cash provided by Investing Activities	(4,942,113)	(3,986,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of note payable	4,934,969	3,832,965
Proceeds from related party loans	504,619	198,965
Proceeds from convertible notes payable	27,467	158,752
Net Cash Provided By Financing Activities	5,467,055	4,190,682

Net increase (decrease) in cash and cash equivalents	(42,754)	(80,370)
Cash and cash equivalents, beginning of period	42,833	—
Cash and cash equivalents, end of period	$79	$(80,370)

Supplemental cash flow information
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Non-cash transactions:
Conversion of convertible debt into common stock	$21,605	$168,976
Conversion of preferred stock series B to common stock	$179	$—

See accompanying notes to financial statements.

METROSPACES, INC.

Consolidated Statements of Stockholders’ Deficit

	Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F Preferred Stock		Common Stock		Additional Paid in	Accumulated		Mezzanine Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total	Shares	Amount

Balance, December 31, 2021	—	$—	600	$—	$—	$—	5,556	$6	20,230,157,674	$20,230	$15,021,189	$(19,628,014)	$(4,586,589)	1,150,000	$1

Stock compensation	—	—	—	—	—	—	—	—	3,683,333,333	3,683	727,614	—	731,297	—	—
Conversion of accrued compensation into Preferred Series B stock	—	—	—	—	—	—	—	—	—	—	643,161	—	643,161	643,255	64
Conversion of dividend payable into common stock	—	—	—	—	—	—	—	—	3,600,000,000	3,600	482,400	—	486,000	—	—
Conversion of convertible note payable	—	—	—	—	—	—	—	—	720,166,667	720	20,885	21,605		—
Issuance of common stock to an employee	—	—	—	—	—	—	—	—	200,000,000	200	59,800	—	60,000	—	—
Conversation of Preferred Series D stock into common stock	—	—	(10)	—	—	—	—	—	178,855,837	179	(179)	—	—	—	—
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	(4,384,423)	(4,384,423)	—	—

Balance, September 30, 2022	—	$—	590	$—	—	$—	5,556	$6	28,612,513,511	$28,612	$16,954,870	$(24,012,437)	$(7,028,949)	1,793,255	$65

	Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F Preferred Stock		Common Stock		Additional Paid in	Accumulated		Mezzanine Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total	Shares	Amount

Balance, December 31, 2020	—	$—	2,000	$—	$—	$—	—	$—	9,347,210,713	$9,493	$7,252,229	$(21,859,233)	$(14,597,511)	1,200,000	$1

Stock compensation	—	—	—	—	—	—	—	—	408,333,333	409	209,591	—	210,000	—	—
Conversion of accrued compensation into Preferred Series B stock	—	—	—	—	—	—	—	—	—	—	643,161	—	643,161	—	—
Conversion of convertible note payable	—	—	—	—	—	—	—	—	7,608,671,729	7,608	1,626,919	—	1,634,527	—	—
Issuance of Preferred Stock Series E	—	—	—	—	5	—	—	—	—	—	25,000	—	25,000	—	—
Conversation of Preferred Series D stock into common stock	—	—	(2,000)	—	—	—	—	—	64,814,815	65	(65)	—	—	—	—
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	9,038,397	9,038,397	—	—

Balance, September 30, 2021	—	$—	—	$—	5	$—	—	$—	17,429,030,590	$17,575	$9,756,835	$(12,820,836)	$(3,046,426)	1,200,000	$1

See accompanying notes to financial statements.

METROSPACES, INC.

 Notes to Consolidated Financial Statements

Three and Nine Months Ended September 30, 2022 and 2021

1. Organization and Basis of Presentation

Organization

MetroSpaces, Inc. (“the Company”) was incorporated in the State of Delaware on December 11, 2007. On May 18, 2021, the Company formed MetroHouse, Inc., a wholly owned subsidiary, for the purpose of investing in real estate. On February 15, 2022, the Company formed Metrohouse LLC, a wholly owned subsidiary, for the purpose of investing in real estate. On July 26, 2022 the Company formed Abode Stays, Inc., a wholly owned subsidiary, for the purpose of creating a property rental company.

On August 9, 2021, the Company formed Metrospaces Partners, LLC, a wholly owned subsidiary, for the purpose of investing in Metro Houston Partners I, LLC. Metrospaces Partners, LLC owns 51% of the membership units of Metro Houston Partners I, LLC, but lacks control over the affairs of Metro Houston Partners I, LLC, and, accordingly, this entity is an unconsolidated subsidiary that is accounted for using the equity method of accounting for investments.

The Company maintains its principal executive offices in New York, New York, United States.

The Company’s activities are subject to significant risks and uncertainties, including the need for additional capital, as described below. The Company does not have positive cash flows from operations, and is dependent on periodic infusions of debt and equity capital to fund its operating requirements.

Business Operations

The Company is a Prop-tech company focusing on increasing efficiencies in the real estate and real estate market by applying cutting-edge IT solutions.

June 2017, the Company acquired 51% of the membership units of Etelix.com USA, LLC (Etelix) in exchange for a $2 million promissory note. Etelix is a Miami-based carrier-grade telco provider that ran a small data center. In June 2018, Etelix was merged into what is today, IQSTel, Inc. and as a consequence, the Company’s ownership dropped below 51% and therefore Etelix was deconsolidated. In June 2020, the Company exchanged the promissory note for shares in IQSTel, Inc, at which point the assets were held as an investment in marketable securities.

Going Concern

The Company's financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company has experienced recurring net losses from operations and negative operating cash flows since inception. During the nine months ended September 30, 2022, the Company recognized net loss of $4,384,423, utilized cash in operating activities of $567,696, and had shareholders’ deficiency of $7,028,884 as of September 30, 2022. The Company has financed its working capital requirements since inception through the sale of marketable securities and from borrowings.

At September 30, 2022, the Company had cash of $79.  The Company estimates that it has cash and marketable securities to sustain operations through March 2023, and after that a significant amount of capital will be necessary over a sustained period of time to advance the development of the Company's business to the point at which it can become commercially viable and self-sustaining. However, there can be no assurances that the Company will be successful in this regard.

As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the accompanying consolidated financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The development and expansion of the Company’s business in 2022 and thereafter will be dependent on many factors, including the capital resources available to the Company. No assurances can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company or adequate to fund the development and expansion of the Company’s business to a level that is commercially viable and self-sustaining. There is also significant uncertainty as to the affect that the coronavirus pandemic may have on the availability, amount and type of financing in the future.

If cash resources are insufficient to satisfy the Company’s ongoing cash requirements, the Company would be required to scale back or discontinue its operations, obtain funds, if available, although there can be no certainty, through strategic alliances that may require the Company to relinquish rights to its technology, or to discontinue its operations entirely.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for financing and services, and the realization of deferred tax assets.

Cash

The Company maintains its cash balances with financial institutions with high credit ratings. The Company has not experienced any losses to date resulting from this practice. The Company did not have deposits in excess of the federal deposit insurance threshold.

Equity Method Investment

Metro Houston Partners I, LLC has $862,285 of paid in capital of which $419,000 was invested by the Company through its subsidiary Metrospaces Partners, LLC. Metrospaces Partners, LLC owns a commercial building in the Houston metropolitan area that generates rental income.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company can access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is representative of their respective fair values due to the short-term nature of those instruments.

The following table presents information about the Company’s assets and liabilities measured at fair value as of September 30, 2022:

Description	Level 1	Level 2	Level 3	Total
Assets
Investment in equity securities	$—	$—	$—	$—
Investment in convertible notes	—	50,000	—	50,000
	$—	$50,000	$—	$50,000

Liabilities
Notes payable – net	—	—	6,302,055	6,302,055
Notes payable – related party	—	—	620,070	620,070
Convertible notes	—	—	1,487,516	1,487,516
Derivative liability	$—	$—	$8,409,641	$8,409,641

The following table presents information about the Company’s assets and liabilities measured at fair value as of December 31, 2021:

Description	Level 1	Level 2	Level 3	Total
Assets
Investment in equity securities	$678,322	$—	$—	$678,322
Investment in convertible notes	—	103,400	—	103,400
	$678,322	$103,400	$—	$781,722

Liabilities
Notes payable – net	—	—	1,367,086	1,367,086
Notes payable – related party	—	—	115,451	115,451
Convertible notes	—	—	1,481,654	1,481,654
Derivative liability	$—	$—	$992,463	$992,463
Description	Level 1	Level 2	Level 3	Total
Assets
Investment in equity securities	$210,145	$—	$—	$210,145
Investment in convertible notes	—	—	—	—
	$210,145	$—	$—	$210,145

Liabilities
Notes payable – net	—	—	—	—
Notes payable – related party	—	—	91,053	91,053
Convertible notes	—	—	1,834,769	1,834,769
Derivative liability	$—	$—	$2,374,228	$2,374,228

Property and Equipment

Property and equipment are recorded at cost. Major improvements are capitalized, while maintenance and repairs that do not improve or extend the useful life of the respective assets are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation of property and equipment is provided using the straight-line method over an estimated useful life of three years.

The Company recognizes depreciation of property and equipment in general and administrative costs in the Company’s consolidated statement of operations.

Leases

The Company accounts for leases in accordance with Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments. ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term, generally on a straight-line basis. ASU 2016-02 excludes short-term operating leases with a lease term of 12 months or less at the commencement date, and that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

Long-Lived Assets

The Company reviews long-lived assets, consisting of property and equipment and intellectual property, for impairment at each fiscal year end or when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The Company has not historically recorded any impairment to its long-lived assets. In the future, if events or market conditions affect the estimated fair value to the extent that a long-lived asset is impaired, the Company will adjust the carrying value of these long-lived assets in the period in which the impairment occurs. As of December 31, 2021 and 2020, the Company had not deemed any long-lived assets as impaired and was not aware of the existence of any indicators of impairment at such dates.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue From Contracts With Customers. ASC Topic 606 requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Revenue is recognized based on the following five step model:

●	Identification of the contract with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company currently has no revenues.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants, which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company’s common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies. The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company’s common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company’s consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

Comprehensive Income (Loss)

Comprehensive income or loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income or loss, including net income or loss, unrealized gains or losses on available-for-sale securities, unrealized gains or losses on other financial investments, unrealized gains or losses on pension and retirement benefit plans, and foreign currency translation adjustments, are reported in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss) are reported net of any related tax effect to arrive at comprehensive income (loss).

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

As the Company’s net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of December 31, 2021 and 2020 and does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. As of September 30, 2022 and December 31, 2021, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

Earnings (Loss) Per Share

The Company’s computation of earnings (loss) per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods.

Derivatives and Hedging Activities.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities.

Concentration of Risk

The Company may periodically contract with consultants and vendors to provide services related to the Company’s business development activities. Agreements for these services may be for a specific time period or for a specific project or task. The Company did not have any agreements at September 30, 2022 and December 31, 2021.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. Management is currently in the process of assessing the impact of adopting ASU-2016-13 on the Company’s financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt proceeds, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. ASU 2020-06 will be effective January 1, 2024, and a cumulative-effect adjustment to the opening balance of retained earnings is required upon adoption. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have any impact on the Company’s previously issued consolidated financial statement presentation or disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements and related disclosures.

3. Investment in Convertible Notes

In May 2021, the Company entered into a securities purchase agreement with a publicly traded company to purchase a convertible note in the amount of $50,000 issued by the Issuer. The note bears interest at 5% and is convertible into the issuer’s common stock at a 65% discount from the market price of the Issuer’s common stock. The note was due May 4, 2022.

In May 2022, the Company converted $8,370 of principal and $2,630 of interest of the note receivable into 1,364,764 shares of the Issuer’s common stock. The Company recognized a gain of $7,430 upon the sale of the shares.

In August 2022, the Company converted $12,000 in interest of the note receivable into 1,758,242 shares of the Issuer’s common stock. The Company recognized a loss of $570 upon the sale of the common stock.

In October 2022, the Company converted $,9680 in principal and $320 in interest of the note receivable into 6,750,599 shares of the Issuer’s common stock. The Company recognized a loss of $1,162 on the sale of the shares.

The balance in the investment in convertible notes was $50,000 and $103,500 at September 30, 2022 and December 31, 2021, respectively.

4. Property and equipment

Property and equipment consists of the following at September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Land	$495,000	$150,000
Rental property	4,842,052	244,939
Furniture and fixtures	295,618	295,618
Total	5,632,670	690,557
Less: accumulated depreciation	(119,739)	(52,255)
Property and equipment, net	$5,512,931	$638,302

 5. Investment in Partnership

On August 9, 2021, the Company invested $419,000 in MetroHouston Partners I, LLC (MetroHouston Partners) via its wholly owned subsidiary, Metrospaces Partners, LLC. On August 9, 2021, MetroHouston acquired a commercial building in Houston, Texas for $3,850,000 in exchange for cash of $962,500 and a note payable with a commercial bank in the amount of $2,887,500. The note bears interest at 3.1% and is due on August 10, 2024 with monthly payments of $13,912 starting with the fifth month after closing. The note is secured by the office building.

The Company owns 51% of the equity in MetroHouston Partners, however since a vote of 2/3 of the members equity is required to make changes in the management of the partnership, the Company does not consolidate MetroHouston Partners. The Company’s investment in MetroHouston Partners is accounted for using the equity method.

Metro Houston Partners I, LLC has $862,285 of paid in capital of which $419,000 was invested by the Company through its subsidiary Metrospaces Partners, LLC.

There are no intercompany transactions between Metrospaces Partners, LLC and the Company. The Company’s investment in partnership is summarized below:

Initial investment	$419,000
Distributions	(49,997)
Company’s share of net loss through December 31, 2021	(47,294)
Carrying value at December 31, 2021	321,709
Company’s share of net income through September 30, 2022	8,494
Carrying value at September 30, 2022	$330,203

6. Investment in marketable securities

June 2017, the Company acquired 51% of the membership units of Etelix.com USA, LLC (Etelix) in exchange for a $2 million promissory note. Etelix is a Miami-based carrier-grade telco provider that ran a small data center. In June 2018, Etelix was merged into what is today, IQSTel, Inc. and as a consequence, the Company’s ownership dropped below 51% and therefore Etelix was deconsolidated. In June 2020, the Company exchanged the promissory note for 1,050,725 shares in IQSTel, Inc, with a fair maket value of $42,696. In February 2021, the Company sold 321,374 shares for net proceeds of $461,453, leaving a balance of 729,378 shares. The Company recognized a gain on the sale of the shares of $460,044. The remaining shares were sold in June 2022. The Company recognized a gain of $167,487 upon the sale of the securities.

As of September 30, 2022 and December 31, 2021, the fair market value of the shares was $0 and $678,322, respectively.

7. Note Payable – Related Party

The officers of the Company have advanced funds to the Company from time to time. These advances bear interest at 18%, are unsecured, and payable upon demand. The balance of the note payable – related party was $620,070 and $115,451 at September 30, 2022 and December 31, 2021, respectively. The Company recorded original issue discounts of $73,200 on the notes and amortized $58,933 during the nine months ended September 30, 2022.

8. Notes payable

Notes payable consist of the following at September 30, 2022 and December 31, 2021:

Issuance Date	Maturity Date	Interest Rate	September 30, 2022	December 31, 2021
3/31/2021	3/31/2022	18%	$150,000	$150,000
4/8/2021	4/8/2022	18%	10,000	10,000
5/4/2021	5/4/2022	18%	20,000	20,000
5/6/2021	5/6/2022	18%	50,000	50,000
8/31/2021	8/30/2022	18%	570,000	500,000
9/10/2021	3/10/2022	18%	68,421	68,421
9/24/2021	3/24/2022	18%	52,632	52,632
11/4/2021	5/3/2022	18%	168,421	168,421
10/22/2021	4/21/2022	18%	52,632	52,632
11/10/2021	05/09/2022	18%	307,000	307,000
2/10/2022	8/10/2022	18%	63,000	—
1/10/2022	7/12/2022	18%	68,250	—
2/25/2022	3/25/2022	18%	838,953	—
3/15/2022	3/15/2023	3.1%	3,677,246	—
4/14/2022	10/14/2022	18%	65,000	—
5/11/2022	11/12/2022	18%	65,000	—
6/16/2022	12/16/2022	18%	65,000	—
8/22/2022	11/12/2022	18%	10,500
			6,302,055	1,379,105
Less: Original issue discount			—	(12,019)
			$6,302,055	$1,367,086

7. Convertibles Note Payable

Convertible notes payable consists of the following at September 30, 2022 and December 31, 2021:

Issuance Date	Maturity Date	Conversion Terms	September 30, 2022	December 31, 2021
2/15/2015	2/16/2016	58% of the lowest closing bid price during the 15 trading days including the day of conversion	$4,949	$4,949
2/26/2015	2/27/2016	58% of the lowest closing bid price during the 15 trading days including the day of conversion	58	58
2/6/2015	2/6/2016	30% of lowest trading price in 30 trading days ending with last day prior to conversion.	65,000	65,105
7/28/2015	7/28/2016	30% of lowest trading price in 30 trading days ending with last day prior to conversion. Reset within 15 days after conversion if price drops below conversion price at which point conversion price is reset to lowest traded price during that period.	16,000	16,000
10/23/2015	10/23/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	12,000	12,000
7/28/2015	1/28/2017	50% of the lowest trading price during the 30 trading days ending with the day prior to conversion.	25,000	25,000
2/2/2016	2/2/2017	60% of the lowest sale price during the 30 trading days prior to conversion	42,193	42,193
4/28/2017	10/28/2017	60% of the lowest sale price during the 30 trading days prior to conversion	60,000	60,000
6/16/2017	6/16/2018	40% of lowest trading price in 30 trading days ending with last day prior to conversion.	9,084	9,084
12/1/2017	6/1/2018	60% of the lowest sale price during the 30 trading days prior to conversion	68,200	68,200
2/26/2018	8/26/2018	60% of the lowest sale price during the 30 trading days prior to conversion	280,167	280,167
4/4/2018	10/4/2018	60% of the lowest sale price during the 30 trading days prior to conversion	163,333	163,333
3/6/2018	3/6/2019	60% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	35,000	35,000
3/20/2018	10/31/2018	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	30,000	30,000
7/13/2018	12/12/2018	60% of the lowest sale price during the 30 trading days prior to conversion	72,222	72,222
9/6/2018	3/6/2019	60% of the lowest sale price during the 30 trading days prior to conversion	11,000	11,000
10/4/2018	10/4/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	40,000	40,000
6/3/2016	6/3/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	15,000	15,000
5/11/2016	5/11/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	8,500	8,500
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	69,000	69,000
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	2,000	2,000
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	4,000	4,000

8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	4,000	4,000
5/11/2016	5/11/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	6,500	6,500
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	1,000	1,000
10/4/2019	10/4/2020	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	14,000	14,000
1/15/2019	1/15/2020	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	33,600	33,600
8/21/2019	12/21/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	13,333	13,333
4/8/2019	10/8/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	22,222	22,222
1/3/2019	7/3/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	33,333	33,333
1/10/2019	7/10/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	3,889	3,889
1/17/2019	7/17/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	50,000	50,000
3/5/2021	3/5/2022	The lower of $0.000675 or 55% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	22,173	22,173
6/11/2021	6/11/2022	The lower of $0.000675 or 55% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	55,000	55,000
6/24/2021	6/24/2022	The lower of $0.000675 or 55% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	55,000	55,000
10/27/2021	10/27/2022	The lower of $0.000675 or 55% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	55,000	55,000
Total			$1,487,886	$1,487,928
Less, unamortized debt discount			370	6,274
Net			$1,487,516	$1,481,654

7. Leases

Short-Term Operating Lease

The Company leases office facilities in New York, New York on a month-to-month basis at a cost of $750 per month.

Aggregate payments under this operating lease charged to general and administrative expenses in the statement of operations were $6,750 and $6,750 for the nine months ended September 30, 2022 and 2021, respectively.

Long-Term Operating Lease

The Company’s leases a vehicle for the use of the Company’s chief executive officer.

Operating lease right-of-use assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term, and right-of-use lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest, equivalent to a discount rate, in lease arrangements is not readily determinable and the prevailing commercial property mortgage rate is utilized in determining the present value of lease payments.

The monthly cash payment for this operating lease was approximately $2,300 per month. The implied borrowing rate on the lease was 4.82% and the term of the lease was three years, beginning on August 14, 2018 and ending on August 12, 2021. As of December 31, 2021 the right of use asset and the remaining lease obligation was $0.

8. Derivative Liabilities

The Company has issued convertible note agreements with a variable conversion feature that gives rise to an embedded derivative instrument (see Note 7). The derivative feature has been valued using a binomial lattice-based option valuation model using holding period assumptions developed from the Company’s business plan and management assumptions and expected volatility from the Company’s stock. Increases or decreases in the Company’s share price, the volatility of the share price, changes in interest rates in general, and the passage of time will all impact the value of the derivative instrument. The Company re-values the derivative instrument at the end of each reporting period and any changes are reflected as changes in derivative liabilities in the consolidated statements of operations. The assumptions used during the three months ending September 30, 2022 are as follows:

September 30, 2022
Market value of common stock on measurement date (1)	$0.0002
Adjusted conversion price (2)	$0.0000025 – $0.000005
Risk free interest rate (3)	0.06%
Life of the note in months	0 months
Expected volatility (4)	52%
Expected dividend yield (5)	—

(1)	The market value of common stock is based on closing market price as of initial valuation date and the period end re-measurement.
(2)	The adjusted conversion price is calculated based on conversion terms described in the note agreement.
(3)	The risk-free interest rate was determined by management using the 2-year Treasury Bill as of the respective Offering or measurement date.
(4)	The volatility factor was estimated by management using the historical volatilities of the Company’s stock.
(5)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

During the three months ending September 30, 2022 and 2021 a $(1,061,238) and $467,035 (loss) gain on the change in value of the derivative liability was recorded resulting in a net change in derivative liability of $(1,061,238) and $467,035, respectively. During the nine months ending September 30, 2022 and 2021 a $(1,081,370) and $10,187,049 (loss) gain on the change in value of the derivative liability was recorded, resulting in a net change in derivative liability of $(1,081,370) and $10,187,049, respectively. The valuation of the derivative liability was $2,073,834 and $992,463 on September 30, 2022 and December 31, 2021, respectively.

9. Related Party Transactions

Salary and Fees to Directors, Consultants and Professionals

During the nine months ended September 30, 2022 and 2021, the Company incurred salary and fees to officers, directors, consultants and professionals as follows:

	September 30,3
	2022	2021

Oscar Brito	$108,000	$11,250
Total	$108,000	$11,250

As of September 30, 2022 and December 31, 2021, $620,070 and $115,451was due to officers. The advances were unsecured, non-interest bearing with no formal terms of repayment.

10. Mezzanine Equity

Mezzanine equity consists of 1,793,255 shares of series B preferred stock with redeemable features that allow the investors to request repayment of their investment. Series B preferred stock is senior to the Company’s common stock and all other classes of preferred stock. 1,200,000 shares were issued on February 10, 2015. The liquidation value of the Series B preferred stock is $1.00 per share. Shares are redeemable at the option of the Company from time to time after the closing price of the Company’s common stock during any period of twenty consecutive trading days equals or exceeds $0.0014 per share. The shares became redeemable on March 12, 2015. Dividends accrue at the rate of $0.021875 per share on a quarterly basis. The Company recorded interest expense related to the dividends of $78,750 during the nine months ending September 30, 2022 and 2021, respectively. Accrued dividends were$427,893 and $835,143 at September 30, 2022 and December 31, 2021, respectively.

On December 2, 2021, 50,000 shares of series B preferred stock was converted into 370,370,370 shares of common stock.

On August 12, 2022, the Company issued 643,255 shares of Series B preferred stock to the chief executive officer as settlement of $643,255 in accrued salary due to the chief executive officer of the Company.

11. Stockholders’ Equity

Preferred Stock

The Company has authorized a total of 10,000,000 shares of preferred stock as of June 30, 2022. The following preferred shares have been designated by the Company as of September 30, 2022:

Series A

Series A preferred was designated on December 11, 2007. 7,499,995 shares are designated with a par value of $0.001 per share. None have been issued.

Series C

Series C preferred was designated on May 29, 2015. 100,000 shares are designated with a par value of $0.000001. None have been issued. Holders of the Series C preferred stock are entitled to dividends at the quarterly rate of $2.1875 per share. Dividends are fully cumulative, accruing, without interest, from the date of original issuance through the date of redemption or conversion. The liquidation value of the Series C preferred stock is $100.00. Each share of Series C preferred stock is entitled to a number of votes equal to the number of shares held, divided by the current market price on the record date of the Company’s common stock. 45,354 shares were issued and outstanding at September 30, 2022 and December 31, 2021.

Series D

Series D preferred stock was designated on July 13, 2015. 400,000 shares were designated with a par value of $0.000001. Holders of the Series D preferred stock are entitled to dividends at the quarterly rate of $2.1875 per share. Dividends are fully cumulative, accruing, without interest, from the date of original issuance through the date of redemption or conversion. The liquidation value of the Series D preferred stock is $100.00. Each share of Series D preferred stock is entitled to a number of votes equal to the number of shares held, divided by the current market price on the record date of the Company’s common stock.

On September 21, 2021, 700 shares of series D preferred stock was converted into 158,422,222 shares of common stock.

On May 10, 2022, a holder of Series D preferred stock converted 10 shares of Series D preferred stock into 178,855,837 shares of Common stock.

590 and 600 shares of series D preferred stock were issued and outstanding at September 30, 2022 and December 31, 2021, respectively.

Series E

Series E preferred stock was designated on July 13, 2021. 5 shares were designated without a par value. The shares of Series E preferred stock shall have the right to take action by written consent or vote based on the number of votes equal to four times the number of votes of all outstanding shares of capital stock such that the holders of outstanding shares of Series E preferred stock shall always constitute eighty percent (80%) of the voting rights of the Company. Five shares were issued and are outstanding as of September 30, 2022 and December 31, 2021, respectively.

Series F

Series F preferred stock was designated on October 3, 2021. 30,000 shares were designated. Holders of the Series F preferred are entitled to a 9% dividend per annum. The Series F preferred stock is non-voting and is convertible at the option of the holder in the common stock of the Company at the conversion price of $0.0005 per share. 5,556 shares were issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.

Common Stock

The Company has authorized 36,200,000,000 shares of common stock at September 30, 2022. 28,612,513,511 and 20,230,157,674 shares were issued and outstanding at September 30, 2022 and December 31, 2021, respectively.

On April 5, 2022, the Company issued 200,000,000 shares of its common stock to Steven Plumb, chief financial officer of the Company, for services rendered. The fair market value of the stock on the date of issuance was $60,000.

On July 5, 2022, the Company issued 720,166,667 shares of its common stock to a note holder upon the conversion of principal of $105, accrued interest of $20,000 and fees of $1,500.

On July 22, 2022, the Company issued 3,600,000,000 shares of its common stock to the chief executive officer of the Company upon the conversion of Series B Preferred Stock accrued dividends in the amount of $486,000.

On August 8, 2022, the Company issued 3,600,000,000 shares of its common stock to a director of the Company as settlement of a payable in the amount of $720,000.

12. Commitments and Contingencies

Contingencies

The Company may be subject to legal proceedings from time to time as part of its business activities. As of September 30, 2022 and December 31, 2021, the Company was not subject to any threatened or pending legal actions or claims.

Impact of COVID-19 on the Company

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. Although the Company has not experienced any significant disruption to its business to date, these conditions could significantly negatively impact the Company’s business in the future.

The extent to which the COVID-19 outbreak ultimately impacts the Company’s business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may be at risk of experiencing a significant impact to its business as a result of the global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

Currently, capital markets have been disrupted by the crisis, as a result of which the availability, amount and type of financing available to the Company in the near future is uncertain and cannot be assured and is largely dependent upon evolving market conditions and other factors.

The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

13. Subsequent Events

In October 2022, the Company entered into a convertible note agreement in the amount of $33,333 with an existing investor. The net proceeds to the Company were $30,000. The note is due April 3, 2023 and bear interest at 12%.

In October 2022, the Company converted $,9680 in principal and $320 in interest of the note receivable into 6,750,599 shares of the Issuer’s common stock. The Company recognized a loss of $1,162 on the sale of the shares.

FINANCIAL STATEMENTS

Metrospaces, Inc.

Audited Financial Statements for the Years Months Ended December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of Metrospaces, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Metrospaces, Inc. and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows in each of the years for the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company does not have sufficient cash balance as of December 31, 2021, which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.

Certified Public Accountants

PCAOB ID No. 1171

We have served as the Company’s auditor since 2022.

San Mateo, California

January [   ], 2023

METROSPACES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2021	2020
ASSETS
Current Assets:
Cash	$42,833	$500

Non-current Assets
Investment in marketable securities	781,722	210,145
Prepayments for furniture and fixtures	30,928	—
Property, net	638,302	—
Investment in partnership	321,709	—
Right of use asset, net	—	3,579
TOTAL ASSETS	$1,815,494	$214,224

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	620,786	782,850
Notes payable, net	1,367,086	—
Notes payable - accrued interest	989,499	1,043,903
Notes payable - related parties	115,451	91,053
Convertible notes, net	1,481,654	1,834,769
Operating lease, current	—	3,303
Accrued dividends – preferred stock	835,143	704,861
Derivative liabilities	992,463	10,453,608
Total Current Liabilities	6,402,082	14,915,848

TOTAL LIABILITIES	$6,402,082	$14,915,848

Commitments and contingencies	—	—

MEZZANINE EQUITY
Series B preferred stock, $0.000001 par value, 2,000,000 shares authorized, 1,150,000 and 1,200,000 shares issued and outstanding at December 31, 2021 and 2020, respectively.	1	1
	$1	$1

Stockholders’ Deficit

Series F Preferred Stock, $0.000001 par value, 400,000 shares authorized, 5,556 and 0 shares issued and outstanding at December 31, 2021 and 2020, respectively.	6	—
Common Stock, $0.000001 par value, 23,600,000,000 shares authorized 20,030,157,674 and 9,647,210,713 shares issued and outstanding at December 31, 2021 and 2020 respectively.	20,230	9,346
Additional paid in capital	15,021,189	11,933,924
Accumulated deficit	(19,628,014)	(26,644,895)
Total Stockholders’ Deficit	(4,586,589)	(14,701,625)
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT	$1,815,494	$214,224

See accompanying notes to financial statements.

METROSPACES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2021	2020
Revenue, net of discounts	$—	$—
Cost of revenue	—	—
Gross profit	—	—

Operating Expenses
General and administrative expenses	1,912,351	283,415
Total operating expenses	1,912,351	283,415

Operating Loss	$(1,912,351)	$(283,415)

Other Income (expense)
Interest expense	(515,758)	(540,111)
Gain on change in fair value of derivative	9,151,648	—
Gain on extinguishment of debt	—	2,145,043
Change in value of marketable securities	287,236	—
Loss on partnership	(47,294)	—
Interest income	53,400	—
Gain on salary forgiveness	—	522,824
Total other income (expense)	8,929,232	2,127,756

Income (loss) before taxes	7,016,881	1,844,341

Income tax benefit	—	—

Net income attributable to common stockholder	$7,016,881	$1,844,341

Net loss per common share - basic and diluted	$0.00	$0.00

Weighted average of common shares - basic and diluted	13,323,209,962	9,347,210,713

See accompanying notes to financial statements.

METROSPACES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2021 and 2020

	Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F Preferred Stock		Common Stock		Paid in	Treasury Stock		Accumulated
	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amt	Capital	Shares	Amt	Deficit	Total	Mezzanine Equity

Balance, December 31, 2019	1,200,000	1	—	$0	2,000	$—		$—	$—	$—	9,347,210,713	$9,346	$11,933,924	$—	$—	($28,489,236)	($16,545,965)	$1

Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,844,341	1,844,341	—

Balance, December 31, 2020	1,200,000	1	—	$0	2,000	$—		$—	$—	$—	9,347,210,713	$9,346	$11,933,924	$—	$—	($26,644,895)	($14,701,624)	$1
Conversion of note payable	—	—	—	—	—	—	—	—	—	—	9,881,006,221	9,880	2,514,981	—	—	—	2,524,861	—
Premium paid upon conversion of notes payable	—	—	—	—	—	—	—	—	—	—	—	—	350,000	—	—	—	350,000	—
Conversion of PS Series D	50,000		—	—	(1,400)	—	—	—	—	—	593,607,407	594	(65)	—	—	—	528	—
Issuance of PS Series E	—	—	—	—	—	—	—	—	5,556	6	—	—	94,005	—	—	—	94,011	—
Stock based compensation	—	—	—	—	—	—	—	—	—	—	208,333,333	410	128,344	—	—	—	128,754	—
Net income	—	—	—	—					—	—	—	—	—	—	—	7,016,881	7,016,881	—

Balance, December 31, 2021	1,150,000	1	—	$0	$600		$—	$—	5,556	$6	20,030,157,674	$20,230	$15,021,189	$—	$—	($19,628,014)	($4,586,589)	$1

METROSPACES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$7,016,881	$1,844,341

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	128,755	—
Sales deposits written off	(1,501)	—
Depreciation	25,886	5,946
Loss on partnership	47,294	—
Change in value of marketable securities	(468,177)	—
(Gain) loss on change in fair value of derivative	(9,461,145)	(190,353)
(Gain) loss on extinguishment of debt	—	(1,656,195)
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accrued interest income	(53,400)	—
Accounts payable and accrued expenses	950,156	(39,800)
Net Cash Used in Operating Activities	$(1,815,251)	$(36,061)

CASH FLOWS FROM INVESTING ACTIVITIES:
Prepayments for furniture and fixtures	(30,928)
Investment in convertibles notes	(50,000)	—
Investment in real estate partnership	(369,003)	—
Purchase of property	(660,609)	—
Net Cash provided by Investing Activities	$(1,110,540)	$—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	1,367,086	—
Proceeds from issuance of note to related party	24,398	36,561
Proceeds from issuance of preferred stock series F	94,011	—
Premium paid upon conversion of convertible notes	350,000	—
Proceeds from issuance of convertible notes	1,132,629	—
Net Cash Provided by Financing Activities	$2,968,124	$36,561

Net increase (decrease) in cash and cash equivalents	42,333	500
Cash and cash equivalents, beginning of period	500	—
Cash and cash equivalents, end of period	$42,833	$500

Supplemental cash flow information
Cash paid for interest	—	—
Cash paid for taxes	—	—

Non-cash transactions:
Conversion of convertible debt into common stock	$2,525,389	$—

See accompanying notes to financial statements.

METROSPACES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2021 and 2020

1. Organization and Basis of Presentation

Organization

MetroSpaces, Inc. (“the Company”) was incorporated in the State of Delaware on December 11, 2007. On May 18, 2021, the Company formed MetroHouse, Inc., a wholly owned subsidiary, for the purpose of investing in real estate. On February 15, 2022, the Company formed Metrohouse LLC, a wholly owned subsidiary, for the purpose of investing in real estate. On July 26, 2022 the Company formed Abode Stays, Inc., a wholly owned subsidiary, for the purpose of creating a property rental company.

On August 9, 2021, the Company formed Metrospaces Partners, LLC, a wholly owned subsidiary, for the purpose of investing in Metro Houston Partners I, LLC. Metrospaces Partners, LLC owns 51% of the membership units of Metro Houston Partners I, LLC, but lacks control over the affairs of Metro Houston Partners I, LLC, and, accordingly, this entity is an unconsolidated subsidiary that is accounted for using the equity method of accounting for investments.

The Company maintains its principal executive offices in New York, New York, United States.

The Company’s activities are subject to significant risks and uncertainties, including the need for additional capital, as described below. The Company does not have positive cash flows from operations, and is dependent on periodic infusions of debt and equity capital to fund its operating requirements.

Business Operations

The Company is a Prop-tech company focusing on increasing efficiencies in the real estate and real estate market by applying cutting-edge IT solutions.

June 2017, the Company acquired 51% of the membership units of Etelix.com USA, LLC (Etelix) in exchange for a $2 million promissory note. Etelix is a Miami-based carrier-grade telco provider that ran a small data center. In June 2018, Etelix was merged into what is today, IQSTel, Inc. and as a consequence, the Company’s ownership dropped below 51% and therefore Etelix was deconsolidated. In June 2020, the Company exchanged the promissory note for shares in IQSTel, Inc, at which point the assets were held as an investment in marketable securities.

Going Concern

The Company’s financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company has experienced recurring net losses from operations and negative operating cash flows since inception. During the year ended December 31, 2021, the Company recognized net income of $7,016,881, utilized cash in operating activities of $1,815,251, and had shareholders’ deficiency of $4,586,589 as of December 31, 2021. The Company has financed its working capital requirements since inception through the sale of marketable securities and from borrowings.

At December 31, 2021, the Company had cash of $42,833. The Company estimates that it has cash and marketable securities to sustain operations through March 2023, and after that a significant amount of capital will be necessary over a sustained period of time to advance the development of the Company’s business to the point at which it can become commercially viable and self-sustaining. However, there can be no assurances that the Company will be successful in this regard.

As a result, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the accompanying consolidated financial statements are issued. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to raise additional funds and implement its business plan, and to ultimately achieve sustainable operating revenues and profitability. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The development and expansion of the Company’s business in 2022 and thereafter will be dependent on many factors, including the capital resources available to the Company. No assurances can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company or adequate to fund the development and expansion of the Company’s business to a level that is commercially viable and self-sustaining. There is also significant uncertainty as to the affect that the coronavirus pandemic may have on the availability, amount and type of financing in the future.

If cash resources are insufficient to satisfy the Company’s ongoing cash requirements, the Company would be required to scale back or discontinue its operations, obtain funds, if available, although there can be no certainty, through strategic alliances that may require the Company to relinquish rights to its technology, or to discontinue its operations entirely.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates. Significant estimates are expected to include those related to assumptions used in calculating accruals for potential liabilities, valuing equity instruments issued for financing and services, and the realization of deferred tax assets.

Cash

The Company maintains its cash balances with financial institutions with high credit ratings. The Company has not experienced any losses to date resulting from this practice. The Company did not have deposits in excess of the federal deposit insurance threshold.

Equity Method Investment

Metro Houston Partners I, LLC has $862,285 of paid in capital of which $419,000 was invested by the Company through its subsidiary Metrospaces Partners, LLC. Metrospaces Partners, LLC owns a commercial building in the Houston metropolitan area that generates rental income.

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company can access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchange-based derivatives, mutual funds, and fair-value hedges.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company will determine the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company will perform an analysis of the assets and liabilities at each reporting period end.

The carrying value of financial instruments (consisting of cash and accounts payable and accrued expenses) is representative of their respective fair values due to the short-term nature of those instruments.

The following table presents information about the Company’s assets and liabilities measured at fair value as of December 31, 2021:

Description	Level 1	Level 2	Level 3	Total
Assets
Investment in equity securities	$678,322	$—	$—	$678,322
Investment in convertible notes	—	103,400	—	103,400
	$678,322	$103,400	$—	$781,722

Liabilities
Notes payable – net	—	—	1,367,086	1,367,086
Notes payable – related party	—	—	115,451	115,451
Convertible notes	—	—	1,481,654	1,481,654
Derivative liability	$—	$—	$992,463	$992,463

The following table presents information about the Company’s assets and liabilities measured at fair value as of December 31, 2020:

Description	Level 1	Level 2	Level 3	Total
Assets
Investment in equity securities	$210,145	$—	$—	$210,145
Investment in convertible notes	—	—	—	—
	$210,145	$—	$—	$210,145

Liabilities
Notes payable – net	—	—	—	—
Notes payable – related party	—	—	91,053	91,053
Convertible notes	—	—	1,834,769	1,834,769
Derivative liability	$—	$—	$2,374,228	$2,374,228

Property and Equipment

Property and equipment are recorded at cost. Major improvements are capitalized, while maintenance and repairs that do not improve or extend the useful life of the respective assets are charged to expense as incurred. Gains and losses from disposition of property and equipment are included in income and expense when realized. Depreciation of property and equipment is provided using the straight-line method over an estimated useful life of three years.

The Company recognizes depreciation of property and equipment in general and administrative costs in the Company’s consolidated statement of operations.

Leases

The Company accounts for leases in accordance with Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-02”), which requires a lessee to record a right-of-use asset and a corresponding lease liability at the inception of the lease initially measured at the present value of the lease payments. ASU 2016-02 requires recognition in the statement of operations of a single lease cost that is calculated as a total cost of the lease allocated over the lease term, generally on a straight-line basis. ASU 2016-02 excludes short-term operating leases with a lease term of 12 months or less at the commencement date, and that do not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise.

Long-Lived Assets

The Company reviews long-lived assets, consisting of property and equipment and intellectual property, for impairment at each fiscal year end or when events or changes in circumstances indicate the carrying value of these assets may exceed their current fair values. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The Company has not historically recorded any impairment to its long-lived assets. In the future, if events or market conditions affect the estimated fair value to the extent that a long-lived asset is impaired, the Company will adjust the carrying value of these long-lived assets in the period in which the impairment occurs. As of December 31, 2021 and 2020, the Company had not deemed any long-lived assets as impaired and was not aware of the existence of any indicators of impairment at such dates.

Convertible Instruments

The Company evaluates and account for conversion options embedded in convertible instruments in accordance with ASC 815.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue From Contracts With Customers. ASC Topic 606 requires companies to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Revenue is recognized based on the following five step model:

●	Identification of the contract with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract

●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company currently has no revenues.

Stock-Based Compensation

The Company issues common stock and intends to issue stock options to officers, directors and consultants for services rendered. Options will vest and expire according to terms established at the issuance date of each grant. Stock grants, which are generally time vested, will be measured at the grant date fair value and charged to operations ratably over the vesting period.

The fair value of stock options granted as stock-based compensation will be determined utilizing the Black-Scholes option-pricing model, and can be affected by several variables, the most significant of which are the life of the equity award, the exercise price of the stock option as compared to the fair market value of the common stock on the grant date, and the estimated volatility of the common stock. Estimated volatility will be based on the historical volatility of the Company’s common stock over an appropriate calculation period, or, if not available, by reference to the volatility of a representative sample of comparable public companies. The risk-free interest rate will be based on the U.S. Treasury yield curve in effect at the time of grant. The fair market value of the common stock will be determined by reference to the quoted market price of the Company’s common stock on the grant date, or, if not available, by reference to an appropriate alternative valuation methodology.

The Company will recognize the fair value of stock-based compensation awards in general and administrative costs or in software development costs, as appropriate, in the Company’s consolidated statements of operations. The Company will issue new shares of common stock to satisfy stock option exercises.

Comprehensive Income (Loss)

Comprehensive income or loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income or loss, including net income or loss, unrealized gains or losses on available-for-sale securities, unrealized gains or losses on other financial investments, unrealized gains or losses on pension and retirement benefit plans, and foreign currency translation adjustments, are reported in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss) are reported net of any related tax effect to arrive at comprehensive income (loss).

Income Taxes

The Company accounts for income taxes under an asset and liability approach for financial accounting and reporting for income taxes. Accordingly, the Company recognizes deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities.

The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made. Alternatively, should the Company determine that it would not be able to realize all or part of its deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to operations in the period such determination was made.

As the Company’s net operating losses in the respective jurisdictions in which it operates have yet to be utilized, all previous tax years remain open to examination by the taxing authorities in which the Company currently operates. The Company had no unrecognized tax benefits as of December 31, 2021 and 2020 and does not anticipate any material amount of unrecognized tax benefits within the next 12 months.

The Company accounts for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by GAAP. The tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized. As of December 31, 2021 and 2020, the Company had not recorded any liability for uncertain tax positions. In subsequent periods, any interest and penalties related to uncertain tax positions will be recognized as a component of income tax expense.

Earnings (Loss) Per Share

The Company’s computation of earnings (loss) per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) attributable to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible notes payable, convertible preferred stock, warrants and stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods.

Derivatives and Hedging Activities.

Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when we have determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: We record when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities.

Concentration of Risk

The Company may periodically contract with consultants and vendors to provide services related to the Company’s business development activities. Agreements for these services may be for a specific time period or for a specific project or task. The Company did not have any agreements at December 31, 2021 or 2020.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 significantly changes how entities measure credit losses for most financial assets, including accounts and notes receivables. ASU 2016-13 will replace the current “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Entities will apply the provisions of ASU 2016-13 as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which ASU 2016-13 is effective. As small business filer, ASU 2016-13 will be effective for the Company for interim and annual reporting periods beginning after December 15, 2022. Management is currently in the process of assessing the impact of adopting ASU-2016-13 on the Company’s financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06). ASU 2020-06 simplifies the accounting for convertible debt by eliminating the beneficial conversion and cash conversion accounting models. Upon adoption of ASU 2020-06, convertible debt proceeds, unless issued with a substantial premium or an embedded conversion feature that is not clearly and closely related to the host contract, will no longer be allocated between debt and equity components. This modification will reduce the issue discount and result in less non-cash interest expense in financial statements. ASU 2020-06 also updates the earnings per share calculation and requires entities to assume share settlement when the convertible debt can be settled in cash or shares. ASU 2020-06 will be effective January 1, 2024, and a cumulative-effect adjustment to the opening balance of retained earnings is required upon adoption. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company adopted ASU 2020-06 effective January 1, 2021. The adoption of ASU 2020-06 did not have any impact on the Company’s previously issued consolidated financial statement presentation or disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements and related disclosures.

5. Investment in Convertible Notes

In May 2021, the Company entered into a securities purchase agreement with a publicly traded company to purchase a convertible note in the amount of $50,000 issued by the Issuer. The note bears interest at 5% and is convertible into the issuer’s common stock at a 65% discount from the market price of the Issuer’s common stock. The note was due May 4, 2022.

In May 2022, the Company converted $8,370 of principal and $2,630 of interest of the note receivable into 1,364,764 shares of the Issuer’s common stock. The Company recognized a gain of $7,430 upon the sale of the shares.

In August 2022, the Company converted $12,000 in interest of the note receivable into 1,758,242 shares of the Issuer’s common stock. The Company recognized a loss of $570 upon the sale of the common stock.

In October 2022, the Company converted $,9680 in principal and $320 in interest of the note receivable into 6,750,599 shares of the Issuer’s common stock. The Company recognized a loss of $1,162 on the sale of the shares.

6. Property

In November 2021, the Company purchased two condominium units in Indianapolis, IN for $439,800. The Company made the purchase by procuring a mortgage loan in the amount of $307,000 and paid the balance in cash. The property is being depreciated using the straight-line method assuming a useful life of thirty years. The Company recorded depreciation expense of $1,498 during the year ended December 31, 2021. The net book value of the units was $438,302 at December 31, 2021.

The Company owns three units in a real estate development in the Dominican Republic with a book value of $200,000 at December 31, 2021. The property is held for resale.

7. Investment in Partnership

On August 9, 2021, the Company invested $419,000 in MetroHouston Partners I, LLC (MetroHouston Partners) via its wholly owned subsidiary, Metrospaces Partners, LLC. On August 9, 2021, MetroHouston acquired a commercial building in Houston, Texas for $3,850,000 in exchange for cash of $962,500 and a note payable with a commercial bank in the amount of $2,887,500. The note bears interest at 3.1% and is due on August 10, 2024 with monthly payments of $13,912 starting with the fifth month after closing. The note is secured by the office building.

The Company owns 51% of the equity in MetroHouston Partners, however since a vote of 2/3 of the members equity is required to make changes in the management of the partnership, the Company does not consolidate MetroHouston Partners. The Company’s investment in MetroHouston Partners is accounted for using the equity method.

Metro Houston Partners I, LLC has $862,285 of paid in capital of which $419,000 was invested by the Company through its subsidiary Metrospaces Partners, LLC.

There are no intercompany transactions between Metrospaces Partners, LLC and the Company. The Company’s investment in partnership is summarized below:

Initial investment	$419,000
Distributions	(49,997)
Company’s share of net loss	(47,294)
Carrying value at December 31, 2021	$321,709

8. Investment in marketable securities

June 2017, the Company acquired 51% of the membership units of Etelix.com USA, LLC (Etelix) in exchange for a $2 million promissory note. Etelix is a Miami-based carrier-grade telco provider that ran a small data center. In June 2018, Etelix was merged into what is today, IQSTel, Inc. and as a consequence, the Company’s ownership dropped below 51% and therefore Etelix was deconsolidated. In June 2020, the Company exchanged the promissory note for 1,050,725 shares in IQSTel, Inc, with a fair maket value of $42,696. In February 2021, the Company sold 321,374 shares for net proceeds of $461,453, leaving a balance of 729,378 shares. The Company recognized a gain on the sale of the shares of $460,044. As of December 31, 2021 and 2020, the fair market value of the shares was $678,322 and $210,145, respectively.

The remaining shares were sold in June 2022. The Company recognized a gain of $167,487 upon the sale of the securities.

9. Note Payable – Related Party

The officers of the Company have advanced funds to the Company from time to time. These advances are non-interest bearing, unsecured, and payable upon demand. The balance of the notes payable – related party was $115,451 and $91,053 at December 31, 2021 and 2020, respectively.

In March 2021, the Company entered into a securities purchase agreement with an affiliate of the chief executive officer of the Company to purchase a note in the amount of $390,000 bearing interest at 18% with a maturity date of September 25, 2021. The balance on the note was $0 on December 31, 2021.

10. Convertibles Note Payable

Convertible notes payable consist of the following at December 31, 2021 and 2020:

Issuance Date	Maturity Date	Conversion Terms	2021	2020
2/15/2015	2/16/2016	58% of the lowest closing bid price during the 15 trading days including the day of conversion	$4,949	$4,949
2/26/2015	2/27/2016	58% of the lowest closing bid price during the 15 trading days including the day of conversion	58	58
2/6/2015	2/6/2016	30% of lowest trading price in 30 trading days ending with last day prior to conversion.	65,105	65,105
7/28/2015	7/28/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	16,000	16,000
8/11/2015	8/11/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	8,000
8/25/2015	8/25/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	17,600
9/24/2015	9/24/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	6,000
10/23/2015	10/23/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	12,000	12,000
11/3/2015	11/3/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	4,500
11/19/2015	11/19/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	13,000
11/24/2015	11/24/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	2,000
3/23/2015	3/22/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	29,000
4/8/2015	4/7/2016	2.5% of the average of the daily closing price for 3 consecutive trading days	—	37,000
4/17/2015	4/16/2017	2.5% of the average of the daily closing price for 3 consecutive trading days	—	21,936
4/29/2015	4/28/2017	2.5% of the average of the daily closing price for 3 consecutive trading days	—	9,800
7/28/2015	1/28/2017	50% of the lowest trading price during the 30 trading days ending with the day prior to conversion.	25,000	25,000
2/2/2016	2/2/2017	60% of the lowest sale price during the 30 trading days prior to conversion	42,193	57,193
2/19/2016	8/19/2016	40% of lowest trading price in 30 trading days ending with last day prior to conversion.	—	30,000
3/3/2016	3/3/2017	2.5% of the average of the daily closing price for 3 consecutive trading days	—	16,000
3/3/2016	3/3/2017	2.5% of the average of the daily closing price for 3 consecutive trading days	—	21,000
1/27/2016	1/27/2017	2.5% of the average of the daily closing price for 3 consecutive trading days	—	4,440
3/3/2016	3/3/2017	2.5% of the average of the daily closing price for 3 consecutive trading days	—	4,000
3/15/2016	3/15/2017	2.5% of the average of the daily closing price for 3 consecutive trading days	—	16,735
4/28/2017	10/28/2017	60% of the lowest sale price during the 30 trading days prior to conversion	60,000	31,000
6/16/2017	6/16/2018	40% of lowest trading price in 30 trading days ending with last day prior to conversion.	9,084	9,084
8/4/2017	2/4/2018	60% of the lowest sale price during the 30 trading days prior to conversion	—	66,000

10/12/2017	4/12/2018	60% of the lowest sale price during the 30 trading days prior to conversion	—	20,000
12/1/2017	6/1/2018	60% of the lowest sale price during the 30 trading days prior to conversion	68,200	68,200
2/26/2018	8/26/2018	60% of the lowest sale price during the 30 trading days prior to conversion	280,167	280,167
4/4/2018	10/4/2018	60% of the lowest sale price during the 30 trading days prior to conversion	163,333	163,333
3/6/2018	3/6/2019	60% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	35,000	35,000
3/20/2018	10/31/2018	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	30,000	40,500
2/26/2018	2/26/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	—	38,850
6/4/2018	6/4/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	—	36,750
6/18/2018	2/8/2019	weekly payments of $50,000 starting 6/22/18 or conversion at 90% of lowest trading price for 5 days prior to date of conversion	—	1,710,000
7/13/2018	12/12/2018	60% of the lowest sale price during the 30 trading days prior to conversion	72,222	72,222
8/31/2018	8/31/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	—	33,600
9/6/2018	3/6/2019	60% of the lowest sale price during the 30 trading days prior to conversion	11,000	11,000
12/18/2018	6/18/2019	60% of the lowest sale price during the 30 trading days prior to conversion	—	33,333
11/30/2018	11/30/2019	60% of the lowest sale price during the 30 trading days prior to conversion	—	33,333
12/12/2018	6/12/2019	60% of the lowest sale price during the 30 trading days prior to conversion	—	33,333
12/27/2018	6/27/2019	60% of the lowest sale price during the 30 trading days prior to conversion	—	38,889
10/4/2018	10/4/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	40,000	40,000
1/29/2015	7/31/2015	50% of the lowest trading price during the 30 trading days ending with the day prior to conversion.	15,500	15,500
6/3/2016	6/3/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	15,000	15,000
5/11/2016	5/11/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	8,500	8,500
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	69,000	69,000
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	2,000	2,000
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	4,000	4,000
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	4,000	4,000
5/11/2016	5/11/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	6,500	6,500
1/6/2016	1/6/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	—	9,000
5/11/2016	5/11/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	—	9,440
8/1/2016	8/1/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	1,000	1,000

10/4/2019	10/4/2020	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	14,000	14,000
1/15/2019	1/15/2020	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	33,600	33,600
3/7/2019	9/4/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	—	11,111
8/21/2019	12/21/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	13,333	13,333
4/8/2019	10/8/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	22,222	22,222
1/3/2019	7/3/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	33,333	33,333
1/10/2019	7/10/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	3,889	3,889
1/17/2019	7/17/2019	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	50,000	50,000
3/5/2021	3/5/2022	55% of the lowest Trading Price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.	22,173	—
6/11/2021	6/11/2022	55% of the lowest Trading Price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.	55,000	—
6/24/2021	6/24/2022	55% of the lowest Trading Price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.	55,000	—
10/27/2021	10/27/2022	55% of the lowest Trading Price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.	55,000	—
9/4/2019	9/4/2020	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	14,000	—
5/27/2015	11/26/2015	58% of the lowest closing bid price during the 15 trading days including the day of conversion	35,000	—
5/9/2016	5/9/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	27,396	—
5/9/2016	5/9/2017	50% of the lowest trading price during the 20 trading days ending with the day prior to conversion.	9,671	—

		Total	1,487,928	1,942,087
		Less unamortized discount	6,274	107,318
		Net	$1,481,654	$1,834,769

11. Notes payable

Notes payable at December 31, 2021 and 2020 consists of the following:

Date	Due Date	Terms	2021	2020
3/31/2021	3/31/2022	Bears interest at 18% per annum with a default interest rate of 24%	$150,000	$—
4/8/2021	4/8/2022	Bears interest at 18% per annum with a default interest rate of 24%	10,000	—
5/4/2021	5/4/2022	Bears interest at 18% per annum with a default interest rate of 24%	20,000	—
5/6/2021	5/6/2022	Bears interest at 18% per annum with a default interest rate of 24%	50,000	—
8/31/2021	8/30/2022	Bears interest at 18% per annum with a default interest rate of 24%	500,000	—
9/10/2021	3/10/2022	Bears interest at 18% per annum	68,421	—
9/24/2021	3/24/2022	Bears interest at 18% per annum	52,632	—
11/4/2021	5/3/2022	Bears interest at 18% per annum	168,421	—
11/10/21	5/09/22	Bears interest at 18% per annum	307,000
10/22/2021	4/21/2022	Bears interest at 18% per annum	52,632	—
	Total		1,379,105	—
	Less discount		12,019	—
	Notes payable, net		$1,367,086	$—

12. Leases

Short-Term Operating Lease

The Company leases office facilities in New York, New York on a month-to-month basis at a cost of $750 per month.

Aggregate payments under this operating lease charged to general and administrative expenses in the statement of operations were $9,000 and $9,000 for the years ended December 31, 2021 and 2020, respectively.

Long-Term Operating Lease

The Company’s leases a vehicle for the use of the Company’s chief executive officer.

Operating lease right-of-use assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term, and right-of-use lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Generally, the implicit rate of interest, equivalent to a discount rate, in lease arrangements is not readily determinable and the prevailing commercial property mortgage rate is utilized in determining the present value of lease payments.

The monthly cash payment for this operating lease was approximately $2,300 per month. The implied borrowing rate on the lease was 4.82% and the term of the lease was three years, beginning on August 14, 2018 and ending on August 12, 2021. As of December 31, 2021 the right of use asset and the remaining lease obligation was $0. As of December 31, 2020, the right of use asset balance was $3,579 and the lease obligation balance was $3,303.

13. Derivative Liabilities

The Company has issued convertible note agreements with a variable conversion feature that gives rise to an embedded derivative instrument (see Note 10). The derivative feature has been valued using a binomial lattice-based option valuation model using holding period assumptions developed from the Company’s business plan and management assumptions and expected volatility from the Company’s stock. Increases or decreases in the Company’s share price, the volatility of the share price, changes in interest rates in general, and the passage of time will all impact the value of the derivative instrument. The Company re-values the derivative instrument at the end of each reporting period and any changes are reflected as changes in derivative liabilities in the consolidated statements of operations. The assumptions used during the year ending December 31, 2021 are as follows:

December 31, 2021
Market value of common stock on measurement date (1)	$0.0001
Adjusted conversion price (2)	$0.00018 – $0.00018
Risk free interest rate (3)	3.25%
Life of the note in months	0 months
Expected volatility (4)	0.052%
Expected dividend yield (5)	—

(1)	The market value of common stock is based on closing market price as of initial valuation date and the period end re-measurement.
(2)	The adjusted conversion price is calculated based on conversion terms described in the note agreement.
(3)	The risk-free interest rate was determined by management using the 2-year Treasury Bill as of the respective Offering or measurement date.
(4)	The volatility factor was estimated by management using the historical volatilities of the Company’s stock.
(5)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

During the year ending December 31, 2021 a $9,151,648 gain on the change in value of the derivative liability was recorded, resulting in a net change in derivative liability of $9,151,648. The valuation of the derivative liability was $992,463 and $10,453,608 on December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, the Company recognized derivative gain or (loss) of $9,151,648 and $0, respectively, related to the change in fair value.

14. Related Party Transactions

Salary and Fees to Directors, Consultants and Professionals

During the years ended December 31, 2021 and 2020, the Company incurred salary and fees to officers, directors, consultants and professionals in the amount of $51,927 and $148,549, respectively, as follows:

	December 31,
	2021	2020

Daniel Silva	$—	$—
Oscar Brito	51,927	148,549
Total	$51,927	$148,549

As of December 31, 2021 and 2020, $115,451 and $91,053 was due to officers. The advances were unsecured, non-interest bearing with no formal terms of repayment.

In May 2020, the Company entered into a separation agreement with Mr. Silva whereby he agreed to forego accrued salary in the amount of $522,824. This gain was recognized as other income during the year ended December 31, 2020.

15. Mezzanine Equity

Mezzanine equity consists of 1,200,000 shares of series B preferred stock with redeemable features that allow the investors to request repayment of their investment. Series B preferred stock is senior to the Company’s common stock and all other classes of preferred stock. The shares were issued on February 10, 2015. The liquidation value of the Series B preferred stock is $1.00 per share. Shares are redeemable at the option of the Company from time to time after the closing price of the Company’s common stock during any period of twenty consecutive trading days equals or exceeds $0.0014 per share. The shares became redeemable on March 12, 2015. Dividends accrue at the rate of $0.021875 per share on a quarterly basis. The Company recorded interest expense related to the dividends of $105,000 during the years ending December 31, 2021 and 2020, respectively. Accrued dividends were $615,417 and $510,417 at December 31, 2020 and 2019, respectively.

On December 2, 2021, 50,000 shares of series B preferred stock was converted into 370,370,370 shares of common stock.

16. Stockholders’ Equity

Preferred Stock

The Company has authorized a total of 10,000,000 shares of preferred stock as of December 31, 2020. The following preferred shares have been designated by the Company as of December 31, 2021 and 2020:

Series A

Series A preferred was designated on December 11, 2007. 7,499,995 shares are designated with a par value of $0.001 per share. None have been issued.

Series C

Series C preferred was designated on May 29, 2015. 100,000 shares are designated with a par value of $0.000001. None have been issued. Holders of the Series C preferred stock are entitled to dividends at the quarterly rate of $2.1875 per share. Dividends are fully cumulative, accruing, without interest, from the date of original issuance through the date of redemption or conversion. The liquidation value of the Series C preferred stock is $100.00. Each share of Series C preferred stock is entitled to a number of votes equal to the number of shares held, divided by the current market price on the record date of the Company’s common stock. 45,354 shares were issued and outstanding at December 31, 2021 and 2020.

Series D

Series D preferred stock was designated on July 13, 2015. 400,000 shares were designated with a par value of $0.000001. Holders of the Series D preferred stock are entitled to dividends at the quarterly rate of $2.1875 per share. Dividends are fully cumulative, accruing, without interest, from the date of original issuance through the date of redemption or conversion. The liquidation value of the Series D preferred stock is $100.00. Each share of Series D preferred stock is entitled to a number of votes equal to the number of shares held, divided by the current market price on the record date of the Company’s common stock.

On September 21, 2021, 700 shares of series D preferred stock was converted into 158,422,222 shares of common stock.

2,000 and 1,300 shares of series D preferred stock were issued and outstanding at December 31, 2021 and 2020, respectively.

Series E

Series E preferred stock was designated on July 16, 2021. Five shares were authorized. Series E preferred stock has the right to take action by written consent or vote based on the number of votes equal to four times the number of votes of all outstanding shares of capital stock of the Company such that the holders of the outstanding shares of Series E preferred stock shall always constitute 80% of the voting rights of the Company. The shares have no conversion, liquidation or dividend preferences.

On July 16, 2021, five shares of Series E preferred were issued to the chief executive officer of the Company in exchange for $25,000 of accrued compensation.

Five shares of Series E preferred were issued and outstanding as of December 31, 2021. None were outstanding as of December 31, 2020.

Series F

Series F preferred stock was designated in November 2021. Each share of Series F preferred stock is entitled to 9% cumulative dividends, payable quarterly, payable in cash or preferred shares. The Series F preferred shares are non voting. Series F preferred stock is convertible into the common stock of the Company by dividing the stated value of $100 of each share of Series F preferred stock by the conversion price of $0.0005.

In November 2021, 5,556 shares were issued for gross proceeds to $100,008.

5,556 shares of Series F preferred stock are issued and outstanding as of December 31, 2021. None were outstanding as of December 31, 2020.

Common Stock

The Company has authorized 23,600,000,000 shares of common stock at December 31. 2021. 20,230,157,674 and 9,347,210,713 shares were issued and outstanding at December 31, 2021 and 2020, respectively.

In September 2021, a consultant and director was issued 200,000,000 shares of common stock as compensation, valued at $159,800 on the date of grant.

In August 2021, a consultant was issued 208,833,333 shares of common stock in exchange for $50,000 in services.

In December 2021, the Company issued 200,000,000 shares of common stock to a consultant, having a market value of $60,000.

During the year ended December 31, 2021, the Company issued 4,250,958,312 shares of common stock upon the conversion of $616,423 in principal and $806,033 in accrued interest on convertible notes payable.

17. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2021 and 2020 are summarized below.

	December 31,
	2021	2020
Net operating loss carryforwards	$7,354,000	$5,800,000
Valuation allowance	(7,354,000)	(5,800,000)
Net deferred tax assets	$—	$—

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2021 and 2020, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No U.S. federal tax provision has been provided for the Company for the years ended December 31, 2021 and 2020 due to the losses and loss carryforwards incurred during such periods.

The reconciliation below presents the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rate for the years ended December 31, 2021 and 2020.

	Years Ended December 31,
	2020	2019

U. S. federal statutory tax rate	(21.0)%	(21.0)%
Change in valuation allowance	21.0%	21.0%
Effective tax rate	0.0%	0.0%

At December 31, 2021, the Company has available net operating loss carryforwards for U.S. federal corporate income tax purposes of approximately $7,354,000 and $5,834,000, respectively. U.S. federal net operating losses, if not utilized earlier, expire through 2040.

18. Commitments and Contingencies

Contingencies

The Company may be subject to legal proceedings from time to time as part of its business activities. As of December 31, 2021 and 2020, the Company was not subject to any threatened or pending legal actions or claims.

Impact of COVID-19 on the Company

The global outbreak of COVID-19 has led to severe disruptions in general economic activities, as businesses and governments have taken broad actions to mitigate this public health crisis. Although the Company has not experienced any significant disruption to its business to date, these conditions could significantly negatively impact the Company’s business in the future.

The extent to which the COVID-19 outbreak ultimately impacts the Company’s business, future revenues, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity and longevity, the actions to curtail the virus and treat its impact (including an effective vaccine), and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may be at risk of experiencing a significant impact to its business as a result of the global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

Currently, capital markets have been disrupted by the crisis, as a result of which the availability, amount and type of financing available to the Company in the near future is uncertain and cannot be assured and is largely dependent upon evolving market conditions and other factors.

The Company intends to continue to monitor the situation and may adjust its current business plans as more information and guidance become available.

19. Subsequent Events

On February 8, 2022, the Company purchased 10 condominium units in Indianapolis, IN for $3,249,000. The acquisition was financed with mortgages totaling $2,214,500, bearing interest at 10% and due in one year, and cash.

On March 4, 2022, the Company purchased 6 condominium units in Indianapolis, IN for $835,000. The acquisition was financed with mortgages totaling $626,250, bearing interest at 10% and due in one year, and cash.

On March 15, 2022, the Company purchased 4 condominium units in Indianapolis, IN for $560,000. The acquisition was financed with mortgages totaling $416,869, and cash.

In February 2022, the Company borrowed $63,000 from an existing investor. The net proceeds to the Company were $60,000. The note is due in August 2022 and bears interest at 18%. The Company is in default on this note.

In March 2022, the Company borrowed $68,250 from an existing investor. The net proceeds to the Company were $65,000. The note is due in September 2022 and bears interest at 18%.

In April 2022, the Company borrowed $65,000 from an existing investor. The net proceeds to the Company were $61,579. The note is due in October 2022 and bears interest at 18%. The Company is in default on this note.

In February and March 2022, the Company borrowed $838,953 from an existing investor to finance the February and March condominium purchases. The net proceeds to the Company were $762,685. The note bears interest at 18% and is due upon demand.

In May 2022, the Company borrowed $65,000 from an existing investor. The net proceeds to the Company were $61,579. The note is due in November 2022 and bears interest at 18%. The Company is in default on this note.

In June 2022, the Company borrowed $65,000 from an existing investor. The net proceeds to the Company were $61,579. The note is due in December 2022 and bears interest at 18%. The Company is in default on this note.

In August 2022, the Company borrowed $10,500 from an existing investor. The net proceeds to the Company were $10,000. The note is due in November 2022 and bears interest at 18%. The Company is in default on this note.

In May 2022, the Company converted $8,370 of principal and $2,630 of interest of the note receivable into 1,364,764 shares of the Issuer’s common stock. The Company recognized a gain of $7,430 upon the sale of the shares.

In August 2022, the Company converted $12,000 in interest of the note receivable into 1,758,242 shares of the Issuer’s common stock. The Company recognized a loss of $570 upon the sale of the common stock.

In October 2022, the Company entered into a convertible note agreement in the amount of $33,333 with an existing investor. The net proceeds to the Company were $30,000. The note is due April 3, 2023 and bear interest at 12%.

In October 2022, the Company converted $,9680 in principal and $320 in interest of the note receivable into 6,750,599 shares of the Issuer’s common stock. The Company recognized a loss of $1,162 on the sale of the shares.

In August 2022, the Company modified a software development contract such that the Company agreed to pay the software developer $100,000 per month and to issued 3,600,000,000 shares of the Company’s common stock to the software developer.

During the nine months ended September 30, 2022, the Company borrowed $572,520 from an affiliate of the chief executive officer of the Company by entering into a series of note agreements. The notes are due six months from the date of each note and bear interest at 18%. The Company recorded original issue discounts totaling $73,200 related to the notes and made payments of $50,500 on the notes.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in our independent registered public accounting firm and there are no disagreements with our independent registered public accounting on accounting and financial disclosures.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.

(b)	Exhibits.

Old File Title	New Exhibit No.	New Title
STRP--Certificate of Incorporation -- Strata Capital	3.1	Certificate of Incorporation of the Registrant, as filed with the Secretary of State of Delaware on December 10, 2007
STRP--Certificate of Amendment Changing Name--Filed	3.2a	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of Delaware on October 31st, 2012
Name Change Certificate	3.2b	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of Delaware
36.2 Billion Authorized Increase Jan 2022	3.2c	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of Delaware filed on December 15, 2021
Preferred Series A	3.4a	Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series A Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on October 1, 2014
Series B Delaware Certificate of Designation	3.4b	Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series B Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on February 12, 2015
CERTIFICATE OF_AMENDMENT_to Metrospaces_COD for_B(267772744.3) vExecuted.docx	3.4c	First Amendment to Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series B Convertible Preferred Stock of the Registrant
MSPC--Cert of Designations--Series C--All Executed	3.4d	Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series C Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware
CERTIFICATE OF AMENDMENT to Metrospaces COD for C(267772757.3) vExecuted.docx	3.4e	First Amendment to Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series C Convertible Preferred Stock of the Registrant
State of Delaware Certificate of Designation	3.4f	Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series D Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware
MSPC--Cert of Designations--Series D--Revised—090715	3.4g	First Amendment to Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series D Convertible Preferred Stock of the Registrant
CERTIFICATE OF_AMENDMENT to_Metrospaces COD_for D(267772733.3) vExecuted.docx	3.4h	Second Amendment to Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series D Convertible Preferred Stock of the Registrant
Series E Certification of Designation – filed	3.4i	Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series E Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware
Metrospaces - Series F Certificate of Designation filed	3.4j	Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series F Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware
NEW	3.4k	Certificate of Designation of Rights, Preferences, Privileges, and Restrictions of the Series Z Convertible Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware
STRP-MSPC-Bylaws	3.5	Bylaws of the Registrant
Metrospaces, Inc. Amended Corporate Bylaws 12-12-21	3.5b	Amended Bylaws of the Registrant
4.1a
ShokWorks Service Agreement Metrospaces vExecuted	10.1	Service Agreement between the Registrant and ShokWorks

*- Filed Herewith

** - To be filed by amendment

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

METROSPACES, INC.

Date:	[●], 2023	By:	/s/
Oscar Brito
Chief Executive Officer and Chairman of the Board

		By:	/s/
Steven Plumb
Chief Financial Officer, Director

		By:	/s/
Alejandro Laplana
Chief Technology Officer, Director